Filed Pursuant to Rule 424(b)(3)
Registration No. 333-213745 and 333-213745-01

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer and sale is not permitted.

Subject to completion, dated January 12, 2017

PROSPECTUS    SUPPLEMENT

(To Prospectus dated October 5, 2016)

$200,000,000

Navistar International Corporation

8.25% Senior Notes due 2021

We are offering $200,000,000 aggregate principal amount of our 8.25% Senior Notes due 2021 (the “notes”). The notes will be issued as additional notes under the indenture (the “indenture”) governing the outstanding $1,200,000,000 in aggregate principal amount of our existing 8.25% Senior Notes due 2021 that we issued on October 28, 2009 and April 2, 2013 (the “Existing Senior Notes”). The notes will be treated under the indenture as a single series with the Existing Senior Notes and will have the same terms as the Existing Senior Notes. The notes will have the same CUSIP number and will be fungible with the Existing Senior Notes. Upon the issuance of the notes, the outstanding aggregate principal amount of our 8.25% Senior Notes due 2021 will be $1,400,000,000. The notes will bear interest at a rate of 8.25% per year, payable semi-annually in arrears on May 1 and November 1 of each year, beginning on May 1, 2017. Interest will accrue on the notes from November 1, 2016 and the initial interest payment to holders of the notes on May 1, 2017 will be the same per note as that to holders of the Existing Senior Notes. The notes will mature on November 1, 2021. Unless the context otherwise requires, references herein to the notes include both the notes offered hereby and the Existing Senior Notes.

We may redeem the notes, in whole or in part, at the redemption prices described under “Description of Notes—Optional Redemption.” If we sell certain of our assets or experience specific kinds of changes in control, we must offer to repurchase the notes.

The notes will be our senior unsecured obligations and will rank equal in right of payment with our existing and future unsecured senior indebtedness. The notes will rank senior in right of payment to all of our existing and future subordinated indebtedness. The notes will also be effectively junior to our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, regardless of whether such indebtedness would otherwise constitute senior indebtedness. The notes will be effectively junior to the third-party equity interests in our majority-owned dealerships and joint ventures to the extent of those interests. The notes will be guaranteed on a senior unsecured basis by our principal operating subsidiary, Navistar, Inc. (the “Guarantor”). The guarantee of the notes by the Guarantor will rank equal in right of payment with any and all of the Guarantor’s existing and future indebtedness that is not subordinated in right of payment to such guarantee, senior in right of payment to any and all of the Guarantor’s future indebtedness that is subordinated in right of payment to such guarantee and effectively subordinated to all existing and future secured indebtedness of the Guarantor to the extent of the value of the collateral securing such indebtedness (regardless of whether such indebtedness would otherwise constitute senior indebtedness). The notes will be structurally subordinated to all existing and future obligations of those of our subsidiaries that do not guarantee the notes.

The notes will not be listed on any securities exchange.

For a more detailed description of the notes, see “Description of Notes” beginning on page S-50 of this prospectus supplement.

Investing in the notes involves risks, including those described in the “Risk Factors ” section beginning on page S-25 of this prospectus supplement. You should also consider the risk factors described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Per note		Total
Public offering price (1)		%	$
Underwriting discounts and commissions		%	$
Proceeds, before expenses, to us (1)		%	$

(1)	Public offering price and proceeds, before expenses, to us do not include the amount of accrued interest on the notes from November 1, 2016, to but excluding the delivery date. All such pre-issuance accrued interest will be paid by the purchasers of the notes. On May 1, 2017, we will pay this pre-issuance accrued interest to the holders of the notes on the applicable record date along with interest accrued on the notes from the date of delivery to May 1, 2017.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through the facilities of The Depository Trust Company on or about                  , 2017.

Joint Book-Running Managers

BofA Merrill Lynch	Goldman, Sachs & Co.	J.P. Morgan

Co-Manager

Citigroup

The date of this prospectus supplement is                 , 2017.

PROSPECTUS SUPPLEMENT

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PROSPECTUS

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus together with any free writing prospectus used in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

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CERTAIN DEFINED TERMS

Unless otherwise indicated or the context otherwise requires, as used in this prospectus supplement:

•	“2016 Annual Report” means our Annual Report on Form 10-K for the fiscal year ended October 31, 2016, filed on December 20, 2016;

•	“2018 Convertible Notes” means NIC’s 4.50% Senior Subordinated Convertible Notes due October 2018;

•	“2019 Convertible Notes” means NIC’s 4.75% Senior Subordinated Convertible Notes due April 2019;

•	“common stock” refers to NIC’s common stock, par value $0.10 per share;

•	the “Company,” “us,” “we,” “our” and “Navistar” refer collectively to Navistar International Corporation and its consolidated subsidiaries;

•	“mid-range diesel engines” refers to 160-325 horsepower diesel fuel-powered engines;

•	“Navistar, Inc.” refers to Navistar, Inc., NIC’s direct, wholly owned subsidiary through which it conducts the majority of its manufacturing operations;

•	“NFC” refers to Navistar Financial Corporation, a wholly owned subsidiary of Navistar, Inc., which, together with NIC’s Mexican financial services subsidiaries that provide financial services to dealers and customers in Mexico, comprise substantially all of our financial services operations;

•	“NIC” refers to Navistar International Corporation, exclusive of its consolidated subsidiaries;

•	“North America” refers to the United States (“U.S.”) and Canada; and

•	“OEMs” refers to original equipment manufacturers.

We report our annual results for our fiscal year, which ends October 31. Our fiscal years are identified in this prospectus supplement according to the calendar year in which they end. For example, our fiscal year ended October 31, 2016 is referred to as “fiscal 2016.” All references to a particular year contained within this prospectus supplement relate to the fiscal year unless otherwise indicated.

MARKET AND INDUSTRY DATA

Certain market data and other statistical information used throughout this prospectus supplement and in the documents incorporated by reference into this prospectus supplement are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data are also based on good faith estimates by our management, which are derived from their review of internal surveys, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information, cannot guarantee its accuracy and completeness and neither we nor the underwriters make any representation as to the accuracy of such data or information. Accordingly, investors should not place undue reliance on such data or information.

WHERE YOU CAN FIND MORE INFORMATION

NIC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports and other information with the Securities and

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Exchange Commission (“SEC”). The reports and other information filed by it with the SEC in accordance with the Exchange Act may be inspected and copied at the Public Reference Room maintained by the SEC at Room 1024, Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549. Copies of such material or parts thereof may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov. Information on the operations of the Public Reference Room maintained by the SEC may be obtained by calling the SEC at 1-800-SEC-0330.

This prospectus supplement and the accompanying prospectus, which together form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus supplement concerning the provisions of legal documents are summaries and do not necessarily purport to be complete and are subject to, or qualified by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you in response to a written or oral request to us.

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SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus supplement or incorporated by reference herein and the consolidated financial statements and related notes in the documents incorporated by reference herein, including our 2016 Annual Report. You should carefully read the entire prospectus supplement and the documents incorporated by reference herein, including the information under the heading “Risk Factors.”

OUR BUSINESS

Overview

We are an international manufacturer of International® brand commercial and military trucks, proprietary diesel engines, IC Bus™ (“IC”) brand school and commercial buses, as well as a provider of service parts for trucks and diesel engines. We also provide retail, wholesale and lease financing services for our trucks and parts.

For fiscal 2016 and 2015, our manufacturing operations (defined below) had sales of manufactured products of $7,976 million and $9,995 million, respectively, Manufacturing Adjusted EBITDA (as defined in “—Supplemental Consolidated Financial Data”) of $358 million and $345 million, respectively, and net loss attributable to Navistar International Corporation of approximately $97 million and $184 million, respectively. See “—Summary Consolidated Financial Data” and Note (7) thereto for a reconciliation of loss from continuing operations attributable to Navistar International Corporation, net of tax, to Manufacturing Adjusted EBITDA for these periods and “Selected Consolidating Financial Data.”

We market our commercial products primarily through our extensive independent dealer network in North America, which offers a comprehensive range of services and other support functions to our end users. Our commercial trucks are distributed in virtually all key markets through our distribution and service network retail outlets, which are comprised, as of October 31, 2016, of 728 outlets in the United States and Canada and 94 outlets in Mexico. Parts are delivered to our customers either through one of our eleven regional parts distribution centers operated out of North America or through direct shipment from our suppliers. We provide certain financial services to our customers and dealers through NFC and our foreign finance operations.

Our Products and Services

Our principal products and services include:

Trucks—We manufacture and distribute Class 4 through 8 trucks and buses in the common carrier, private carrier, government, leasing, construction, energy/petroleum, military vehicle and student and commercial transportation markets under the International® and IC brands. We design and manufacture proprietary diesel engines for our International® brand trucks and military vehicles and IC brand buses.

Parts—We support our International® brand commercial and military trucks, IC brand buses, and our proprietary engines, as well as our other product lines, by distributing proprietary products together with a wide selection of other standard truck, trailer and engine service parts.

Financial Services—We provide retail, wholesale and lease financing of products sold by the Truck and Parts segments, as well as their dealers within the United States and Mexico.

Supplemental Information

Set forth below is certain information regarding our truck products:

	Fiscal Year ended October 31, 2016
Description	Chargeouts	Estimated market share (A)
Core markets (United States and Canada)
School Bus	11,200	34%
Class 6 and 7 Medium Trucks	17,800	21%
Class 8 Heavy Trucks	16,300	10%
Class 8 Severe Service Trucks (B)	7,600	13%

Total Core markets	52,900	16%
Non “Core” Military	500
Other Markets (C)	9,900

Total worldwide units	63,300
Combined Class 8 Trucks	23,900	11%

(A)	Approximate retail delivery market share percentages are based on market-wide information as of October 31, 2016 from Wards Auto and R.L. Polk & Co. The school bus retail delivery market share information is reported on a one-month lag.

(B)	Includes Caterpillar®-branded units sold to Caterpillar Inc. pursuant to a supply agreement.

(C)	Other markets primarily consist of our export truck and Mexico markets.

Our Industry Segments

We operate in four industry segments: Truck, Parts, Global Operations (collectively referred to as “manufacturing operations”) and Financial Services, which consists of NFC and our foreign finance operations (collectively referred to as “financial services operations”).

Set forth below is certain information regarding our industry segments:

	Fiscal year ended October 31, 2016
Industry segment	Revenues (A) ($ in millions)	% Revenues, net
Truck	$5,271	65.0%
Parts	2,398	29.6
Global Operations	296	3.7

Total manufacturing operations (B)	7,965	98.3
Financial Services	135	1.7

Total (C)	$8,100	100.0%

(A)	Excludes intercompany sales and revenues of $132 million, $29 million, $45 million and $100 million for our Truck, Parts, Global Operations and Financial Services industry segments, respectively.

(B)	Includes worldwide chargeouts of 63,300 trucks and buses. We define chargeouts as trucks that have been invoiced to customers. The units held in dealer inventory represent the principal difference between retail deliveries and chargeouts.

(C)	Excludes revenue of $10 million attributed to Corporate as such revenue is not otherwise attributable to one of our four industry segments.

Truck Segment

Our Truck segment manufactures and distributes Class 4 through 8 trucks, buses and military vehicles under the International® and IC brands, along with production of proprietary engines, primarily in the North America markets that include the United States, Canada and Mexico. Our Truck segment also includes our truck export business under the International® and IC brands as well as products that support the military truck product lines. The proprietary engines produced in North America are primarily used in our trucks and buses. Our strategy is to deliver the highest quality commercial trucks, buses and military vehicles. We continue to develop our expansion markets, which includes the exportation of our truck and bus products. The Truck segment is our largest operating segment based on total external sales and revenues.

Parts Segment

Our Parts segment supports our brands of International® commercial trucks, IC buses and proprietary engines, as well as our other product lines, by providing customers with proprietary products together with a wide selection of other standard truck, trailer and engine service parts. In addition, our Parts segment includes our parts export business under the International® and IC brands. We distribute service parts through the dealer network that supports our trucks and engines. The Parts segment is our second largest operating segment based on total external sales and revenues.

Global Operations Segment

Our Global Operations segment includes businesses that derive their revenue from outside our Core markets in North America and primarily consists of the operations of our wholly owned subsidiary, International Indústria de Motores da América do Sul Ltda. (“IIAA”) (formerly MWM International Industria Automotiva Da America Do Sul Ltda. IIAA is a leader in the South American mid-range diesel engine market, manufacturing and distributing mid-range diesel engines and providing customers with additional engine offerings in the agriculture, marine, and light truck markets. Additionally, we also sell our engines to global OEMs for various on-and-off-road applications. We offer contract manufacturing services under IIAA’s MWM brand to OEMs for the assembly of their engines, particularly in South America. Additionally, as part of its IIAA operations, the Global Operations segment has engine manufacturing operations in Argentina. The Global Operations segment is our third largest operating segment based on total external sales and revenues.

Financial Services Segment

Our Financial Services segment provides and manages retail, wholesale and lease financing of products sold by the Truck and Parts segments and their dealers. We also finance wholesale and retail accounts receivable. Substantially all revenues earned by the Financial Services segment are derived from services supporting the sales of our vehicles and products. The Financial Services segment continues to meet the primary goal of providing and managing financing to our customers in U.S. and Mexico markets by arranging cost-effective funding sources, while working to mitigate credit losses and impaired vehicle asset values. NFC provides wholesale financing for 100% of new truck inventory sold to our dealers and distributors in the United States through the customary free interest period offered by Navistar, Inc. At both October 31, 2016 and 2015, NFC retained floor plan financing for approximately 80% of the dealers after the free interest period. This segment is also facilitating financing relationships in other countries to align with our global operations.

OUR BUSINESS STRATEGY

Our Core business is the U.S. and Canada truck and parts markets, where we participate primarily in the Class 6 through 8 vehicle market segments (our “Core” markets). In the United States and Canada, nearly one in four Class 6 through 8 vehicles on the road today is an International® truck, with over one million International® trucks on the road. We also produce over a third of all school buses used in North America.

We also have one of the largest commercial vehicle parts distribution networks in the United States and a captive finance company. Outside of our Core markets, International® is one of the leading truck brands in Mexico and much of Latin America. We are also the largest diesel engine company in Brazil, with our wholly owned subsidiary IIAA. In addition, we export trucks, buses and engines to niche markets around the world.

We continue to take actions that we believe will improve our performance and continue to evaluate additional opportunities to enhance value to our customers. The following is a summary of “Our 2016 Accomplishments” and “Our Expectations Going Forward.”

Our 2016 Accomplishments

Entered into Volkswagen Truck & Bus Alliance

On September 5, 2016, we entered into an alliance with Volkswagen Truck & Bus to pursue joint global sourcing opportunities and source technology for powertrains and other advanced technologies. Subject to satisfaction of certain conditions, including receipt of regulatory approvals, Volkswagen will take a 16.6% equity stake in Navistar by way of a capital investment.

Launched Products and Product Features Important to Key Markets

While we worked through the change in our strategy and the restructuring of our operations, we remained committed to product investment to increase customer value. In 2016, we began to achieve our plan to release a new or redesigned product, on average, every six months through 2018.

•	In early 2016, we launched the International® HX™ Series, the first in a series of new product launches. The HX is a Class 8 premium truck for construction and vocational markets.

•	In mid 2016, we introduced a Cummins ISL engine offering in our Medium and Severe Service trucks.

•	In late 2016, we introduced the new International® LT™ with Cummins X15 series to replace our ProStar line of trucks.

•	In late 2016, we introduced a propane engine in our school buses.

•	OnCommand Connection (“OnCommand”), our unique open architecture, all-makes remote diagnostics system, was tailored for the applications of our bus and truck customers to achieve more efficient repairs and maintenance, better life-cycle value, and an overall lower cost of ownership. OnCommand became standard on our vehicles in 2015, and we now have more than 250,000 vehicles subscribed to the OnCommand system.

Improved Quality and Uptime

We continued our relentless focus on improving quality and uptime in 2016.

•	We have reduced dealer dwell time through improvements in the diagnostics and repair procedures. An increasing number of service locations have achieved Diamond Edge certification, which is a dealer service performance program launched this year that includes rigorous requirements and measured results.

•	We have made great strides on improving the quality of components manufactured by our supply base. The quality performance of our supply base has improved to the point that we have seen a reduction in excess of 70% in supplier related defects in our manufacturing facility over the last four years. The reduction of internal defects will have a positive impact on the uptime and performance of our vehicles.

Delivered on our Plan to Reduce Costs

Since 2012, we have reduced our selling, general and administrative and engineering and product development costs (“structural costs”). We continued to make progress in 2016, which we expect will pave the way for us to be profitable and free-cash flow positive as the truck market recovers from its current downturn.

•	Procurement and engineering design processes remain focused on lowering material costs.

•	We continued to implement cost saving initiatives, including reductions in discretionary spending and employee headcount reductions, resulting in lower structural costs of $147 million in 2016 compared to 2015.

•	Our focused factory strategy has been implemented across our plants whereby each facility is primarily focused on a specific platform, allowing for higher levels of manufacturing and logistics efficiency.

Built Sales Momentum

We believe that we have built considerable sales momentum throughout 2016. We quoted more customers in 2016 than in the previous year. Our order share is also increasing with lease/rental customers.

Divesting Non-Core Businesses

We continue to evaluate our portfolio of assets to optimize our cost structure. In February 2016, we sold Pure Power Technologies, a components business focused on air and fuel systems. Additionally, in August 2016, we sold our engine and foundry facilities in Indianapolis, Indiana.

Our Expectations Going Forward

Going forward, we will focus on implementing our customer-centric strategy. We believe our strategy will enable us to improve sales and market share by offering more value to our customers. Our strategy includes plans to:

•	grow the Core business;

•	seek new sources of revenue;

•	drive operational excellence;

•	leverage the Volkswagen Truck & Bus Alliance;

•	invest in our people; and

•	improve financial performance.

Grow the Core Business

We will continue to focus on leveraging our investments and assets to generate revenue growth.

•	New Product Launches—Many key product launches are planned through the next several years, including a new line of Class 4/5 commercial vehicles in the first half of 2018 that will be distributed separately through General Motors Company (“GM”) and our dealer networks. We also plan to introduce our new MV and RH models with superior fuel economy. To support greenhouse gas requirements, we will continue to introduce features that further improve fuel economy. We also plan to relaunch our proprietary 13L engine, which is critical to our success in the Heavy and Vocational markets.

•	Distribution Effectiveness—We will invest in the dealer organization to improve customer reach and sales effectiveness. Core to this strategy is recruitment and training of salespeople, improved operating practices and comprehensive internal sales support.

•	Building Customer Purchase Consideration—We intend to rebuild brand and customer loyalty across all of our Core markets.

Seek New Sources of Revenue

We plan to leverage our assets and capabilities to pursue new sources of revenue.

•	Grow Core Services—In 2016, we extended our relationship with GM by signing a long-term agreement to manufacture GM’s G Van cutaway models at our Springfield, Ohio assembly plant. Production is to begin in the first calendar quarter of 2017.

•	Parts—We will pursue continued growth of the successful Fleetrite all makes parts offering and remanufacturing businesses. We will also leverage our connected vehicle platform and use of other technologies to accelerate parts and service growth.

•	OnCommand Connection—We are planning to leverage the value of the data gathered through OnCommand Connection to generate new sources of revenue.

Drive Operational Excellence

We will drive improvement of key performance metrics such as product, manufacturing, structural costs, quality and uptime. A relentless focus on operational excellence is essential to delivering on our commitment to enhancing customer value.

Leverage the Volkswagen Truck & Bus Alliance

The alliance is valuable to Navistar across many areas:

•	Products and Technology—Volkswagen Truck & Bus and Navistar have a similar vision for the role of technology, including the importance of driver-focused open architecture solutions. The alliance will be a source of powertrain options and other high-value technologies, including advanced driver assistance systems, connected vehicle solutions, platooning and autonomous technologies, electric vehicles and cab and chassis subsystems;

•	Market Confidence—Increase consideration as part of a leading global truck alliance;

•	Parts—Create new parts sales and growth opportunities afforded by vertically integrated systems; and

•	Cost—Leverage global scale to achieve significant cost reduction synergies and drive more efficient research and development spend.

Invest in our People

We will align our people strategy with our capabilities to ensure we focus our people efforts where it matters most. We will focus on recruiting the right people and making sure they are productive as quickly as possible. Methods to retain, motivate, reward and recognize will be customized to ensure we build the workforce we need to achieve our goals.

Improve Financial Performance

Our financial performance continues to improve due to savings from cost reduction actions. We plan to lower our breakeven point in order to be prepared when the North American truck industry improves. Over time, we intend to reduce the amount of leverage on our balance sheet.

RECENT DEVELOPMENTS

Strategic Alliance with Volkswagen Truck & Bus

On September 6, 2016, we announced that we had formed a wide-ranging strategic alliance with Volkswagen Truck & Bus GmbH (“VW T&B”), which includes an equity investment in us by VW T&B and framework agreements for strategic technology and supply collaboration and a procurement joint venture.

Pursuant to the terms of the stock purchase agreement governing the equity investment, and subject to satisfaction of certain conditions, including receipt of regulatory approvals, we will issue VW T&B an estimated 19.9% stake (16.6% on a pro forma basis) in the Company. In addition, we agreed to permit VW T&B to acquire up to 20% of the Company without triggering the restrictions that would otherwise be imposed by Section 203 of the Delaware General Corporation Law. VW T&B will also designate two people who are approved by us to be appointed to our Board of Directors. At the closing of this strategic alliance, we will issue VW T&B 16.2 million shares of our common stock for a purchase price of $15.76 per share, representing an aggregate purchase amount of approximately $256 million.

The framework agreements expected to be entered into in connection with the alliance will enable us to offer customers expanded access to leading-edge products and services through collaboration on technology and the licensing and supply of VW T&B’s products and components, while better optimizing our product development spend. The alliance will also strengthen our liquidity position. In addition, the procurement joint venture is expected to leverage the purchasing power of VW T&B’s three major truck brands, Scania, MAN and Volkswagen Caminhões e Ônibus, in addition to Navistar’s International® and IC Bus™ brands, providing us with enhanced global scale. See “—Our Expectations Going Forward—Leverage the Volkswagen Truck & Bus Alliance” above for additional information regarding our new alliance with VW T&B and “Risk Factors—We may not complete our recently announced sale of shares of our common stock to VW T&B or the related agreements to cooperate in respect of engines, related components and technologies and to form a procurement joint venture, and, if completed, we may not realize all or any of the expected benefits from the contemplated strategic alliance.”

The closing of the share issuance contemplated by the strategic alliance with VW T&B is subject to the satisfaction or waiver of various conditions, including the receipt of required regulatory approvals, the entry into definitive agreements concerning the procurement joint venture and the license and supply agreement, and other customary closing conditions. With respect to regulatory approvals, early termination of the waiting period under the Hart-Scott-Rodino Act was granted on October 17, 2016, and transaction filings have been submitted and remain outstanding with competition authorities in Brazil and Mexico, as well as with the Committee on Foreign Investment in the United States, the Defense Security Service and Directorate of Defense Trade Controls. We have also made substantial progress on, and continue to negotiate, documentation regarding the formation of a procurement joint venture and a license and supply agreement. We currently expect the closing of the transaction to occur in the first calendar quarter of 2017.

Market Conditions Update

On our earnings call on December 20, 2016, we disclosed that the tough industry conditions experienced in the second half of 2016 are forecasted to continue into at least the first half of 2017. Therefore, our 2017 first half results will be challenged versus the corresponding period of 2016, though we continue to expect improvement in the second half of 2017.

CORPORATE STRUCTURE

NIC is a holding company that conducts its manufacturing operations principally through Navistar, Inc. and, to a lesser extent, certain other wholly owned foreign and domestic subsidiaries and joint ventures. We also have majority-owned subsidiaries whose principal business is owning an International® dealership. These subsidiaries are acquired and disposed of by us from time to time in order to facilitate the transition of International® dealerships from one independent owner to another. Our manufacturing operations are supported by our financial services operations, including NFC. Our financial services operations provide wholesale, retail and lease financing for sales of our new and used trucks, truck chassis, buses, service parts and engines, and retail and lease financing for sales of such products by International® dealers to their customers.

Except as noted below, our financial services operations generally fund their operations on an independent basis. Our financial services operations obtain funds to provide financing to our dealers and retail customers from sales of receivables, medium- and long-term debt securities and short- and long-term bank borrowings. As of October 31, 2016, NFC had $637 million of combined funding availability from its bank credit facility and asset-backed funding facilities. See “Description of Certain Indebtedness—Financial Services Operations.”

We are obligated under certain agreements with public and private lenders of NFC to maintain NFC’s consolidated income before interest expense and income taxes at not less than 125% of its total interest expense. Under these agreements, if NFC’s consolidated income before interest expense and income taxes is less than 125% of its interest expense, NIC or Navistar, Inc. must make income maintenance payments to NFC to achieve the required ratio. No such payments have been required during the fiscal year ended October 31, 2016.

In addition, NIC has guaranteed an aggregate of $4 million of outstanding borrowings by its Mexican financial services subsidiaries under various bank credit facilities as of October 31, 2016.

We sell to NFC on a regular basis, for cash, a majority of the wholesale and retail notes and wholesale accounts that we generate in the regular course of our business from the sale of trucks and related equipment to our dealers and retail customers. As a result, such sales to NFC provide us with significant working capital during periods of increasing unit sales volume.

The following chart summarizes our principal operating structure as discussed above:

NIC’s principal operating subsidiary, Navistar, Inc., will unconditionally guarantee on a senior unsecured basis all of NIC’s obligations under the notes and the indenture. Substantially all of NIC’s foreign and domestic manufacturing subsidiaries are “Restricted Subsidiaries” under the indenture. As of October 31, 2016, after giving effect to the completion of this offering and after excluding intercompany balances and intercompany guarantees, NIC’s Restricted Subsidiaries (other than the Guarantor) would have had (i) approximately $14 million of outstanding indebtedness and (ii) approximately $1,611 million of assets, net of liabilities including trade payables and accrued expenses. For fiscal 2016, NIC and its Restricted Subsidiaries (including the Guarantor) generated $7,387 million of net sales of manufactured products to third parties and approximately $256 million of Manufacturing Adjusted EBITDA. See “—Summary Consolidated Financial Data—Supplemental Financial and Operating Data.”

NFC, its subsidiaries, and NIC’s foreign finance and International® truck dealership subsidiaries and the Blue Diamond joint venture entities are “Unrestricted Subsidiaries” under the indenture. As a result, these Unrestricted Subsidiaries are not bound by any of the covenants or operating restrictions contained in the indenture, and their outstanding indebtedness will not affect, among other things, the amount of indebtedness that NIC and its Restricted Subsidiaries may incur under the indenture. For more information relating to the Navistar, Inc. guarantee, NFC’s financing arrangements and the relationship between Navistar, Inc. and NFC, see “Capitalization,” “Description of Notes—Guarantee” and “Description of Certain Indebtedness” in this prospectus supplement. As of October 31, 2016, excluding intercompany balances and intercompany guarantees, NIC’s Unrestricted Subsidiaries had (i) approximately $1,827 million of outstanding indebtedness, of which $1,808 million was indebtedness of our financial services operations, (ii) approximately $1,936 million of total liabilities, of which $1,933 million were liabilities of our financial services operations, and (iii) approximately $2,473 million of assets, of which $2,116 million constituted assets of our financial services operations.

THE OFFERING

The notes will be issued as additional notes under the indenture (the “indenture”), dated October 28, 2009, by and among NIC, the Guarantor and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”). Certain descriptions in this prospectus supplement and the accompanying prospectus of provisions of the indenture are summaries of such provisions and are qualified in their entirety by reference to the indenture. The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section in each of this prospectus supplement and the accompanying prospectus contains a more detailed description of the terms and conditions of the notes. As used in this section, “Company,” “we,” “us,” and “our” refer to Navistar International Corporation and not to any of its subsidiaries.

Issuer	Navistar International Corporation, a Delaware corporation.

Securities	$200,000,000 million principal amount of 8.25% Senior Notes due 2021. We are issuing the notes as additional notes under the indenture. The notes will be treated as a single series under the indenture with the Existing Senior Notes for all purposes, will have the same terms as the Existing Senior Notes and will be fungible with the Existing Senior Notes.

Maturity	The notes will mature on November 1, 2021.

Interest	8.25% per annum, payable semi-annually in arrears.

Interest payment dates	May 1 and November 1 of each year, beginning May 1, 2017. Interest will accrue from November 1, 2016, and the initial interest payment to holders of the notes on May 1, 2017 will be the same per note as that to holders of the Existing Senior Notes.

Subsidiary guarantee	The notes will be initially guaranteed on a senior unsecured basis by the Guarantor. The guarantee of the notes will rank equal in right of payment with any and all of the Guarantor’s existing and future indebtedness that is not subordinated in right of payment to its guarantee, senior in right of payment to any and all of the Guarantor’s future indebtedness that is subordinated in right of payment to its guarantee and, to the extent not otherwise secured by assets of the Guarantor, effectively subordinated to all existing and future secured indebtedness of the Guarantor to the extent of the value of the collateral securing such indebtedness (regardless of whether such indebtedness would constitute senior indebtedness).

Unrestricted subsidiaries

NFC, its subsidiaries and NIC’s foreign finance and International® truck dealership subsidiaries and the Blue Diamond joint venture entities are “Unrestricted Subsidiaries” under the indenture. As a result, the foregoing entities are not bound by any of the covenants or operating restrictions contained in the indenture. See “Risk Factors—Risks Related to the Notes—A number of our subsidiaries are classified as “Unrestricted Subsidiaries” under the indenture and are not bound by any of the covenants or operating restrictions contained in the indenture.” For fiscal 2016, our Unrestricted Subsidiaries generated $589 million of net sales of manufactured products to third parties and approximately $102 million of Manufacturing Adjusted EBITDA.

Ranking	The notes will be NIC’s senior unsecured obligations and will rank equal in right of payment with any and all of NIC’s existing and future indebtedness that is not subordinated in right of payment to the notes and senior in right of payment to any and all of our existing and future indebtedness that is subordinated in right of payment to the notes. The notes will be effectively subordinated to all NIC’s existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness (regardless of whether such indebtedness would otherwise constitute senior indebtedness) and will be structurally junior to all existing and future indebtedness and other liabilities of NIC’s subsidiaries that do not guarantee the notes. The notes will be effectively junior to the third-party equity interests in our majority-owned dealerships and joint ventures, to the extent of those interests.

As of October 31, 2016, after giving effect to the completion of this offering and after excluding intercompany balances and intercompany guarantees:

•	NIC and the Guarantor would have had, on a combined basis, approximately $3,335 million of outstanding indebtedness, comprised of (i) $1,400 million of indebtedness represented by the notes (including the Existing Senior Notes), (ii) approximately $1,063 million of senior secured indebtedness, which would have ranked senior to the notes to the extent of the value of the collateral securing such indebtedness and no amounts outstanding under the ABL Facility (as defined below), (iii) approximately $261 million of other senior indebtedness ranking pari passu with the notes, (iv) $611 million of indebtedness represented by the 2018 Convertible Notes and 2019 Convertible Notes, which is subordinated in right of payment to the notes, and (v) total assets of approximately $2,397 million;

•	NIC’s Restricted Subsidiaries (other than the Guarantor) would have had (i) approximately $14 million of outstanding indebtedness and (ii) approximately $1,611 million of assets, net of liabilities including trade payables and accrued expenses; and

•	NIC’s Unrestricted Subsidiaries would have had (i) approximately $1,827 million of outstanding indebtedness, of which $1,808 million was indebtedness of our financial services operations, (ii) approximately $1,936 million of total liabilities, of which $1,933 million were liabilities of our financial services operations, and (iii) approximately $2,473 million of assets, of which $2,116 million constituted assets of our financial services operations.

For fiscal 2016, NIC and its Restricted Subsidiaries (including the Guarantor) had $7,387 million of net sales of manufactured products to third parties and approximately $256 million of Manufacturing Adjusted EBITDA. See “—Summary Consolidated Financial Data—Supplemental Financial and Operating Data.”

Optional redemption	We may redeem the notes, in whole or in part, at redemption prices described under “Description of Notes—Optional Redemption.”

Change of control	Upon the occurrence of a change of control, as described under “Description of Notes—Certain Covenants—Change of Control” in the accompanying prospectus, we will be required to commence and consummate an offer to purchase all of the notes then outstanding at a purchase price equal to 101% of their principal amount, plus accrued interest (if any) to the payment date (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date). See “Risk Factors—Risks Related to the Notes—We may be unable to repurchase notes in the event of a change of control as required by the indenture.”

Certain covenants	The indenture limits our ability and the ability of our Restricted Subsidiaries to, among other things:

•	make restricted payments;

•	incur additional debt and issue preferred or disqualified stock;

•	create or permit to exist restrictions on our ability or the ability of our Restricted Subsidiaries to make certain payments or distributions;

•	engage in sale-leaseback transactions;

•	designate Restricted and Unrestricted Subsidiaries;

•	make certain dispositions and transfers of assets;

•	place limitations on the ability of our Restricted Subsidiaries to make distributions;

•	enter into transactions with affiliates; and

•	guarantee indebtedness.

These covenants are subject to a number of important exceptions and qualifications, which are described in the accompanying prospectus under “Description of Notes—Certain Covenants.”

If the notes are assigned an investment grade rating by Standard & Poor’s Rating Services and Moody’s Investors Service, Inc. and no default has occurred and is continuing, certain covenants will be suspended. If either rating on the notes should subsequently decline to below investment grade, the suspended covenants will be reinstated. See “Risk Factors—Risks Related to the Notes—Certain of the covenants in the indenture will not apply during any period in which the notes are rated investment grade by both Moody’s and Standard & Poor’s.”

Book-entry form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Trading and listing	Although the underwriters make a market in the Existing Senior Notes and have advised us that, following the completion of the offering, they intend to continue to make a market in the notes as permitted by applicable law, we cannot assure you as to the maintenance or liquidity of such a market for the notes. See “Risk Factors—Risks Related to the Notes—We cannot assure you that an active trading market will be maintained for the notes.”

We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

Certain U.S. federal income tax considerations	You should consult your tax advisor with respect to the U.S. federal income tax consequences of the holding and disposition of the notes in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Original issue discount	Because we intend to treat the notes as issued pursuant to a qualified reopening of the Existing Senior Notes, the issue price of the notes will be, for U.S. federal income tax purposes, the same as the issue price of the Existing Senior Notes, which were issued with original issue discount (“OID”) for U.S. federal income tax purposes. U.S. Holders (as defined in “Certain U.S. Federal Income Tax Considerations”) who purchase the notes at a price that is greater than the adjusted issue price of the Existing Senior Notes may be allowed to reduce the amount of OID income ordinarily required to be reported. See “Certain U.S. Federal Income Tax Considerations.”

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $197 million, after deducting underwriting discounts and commissions and estimated offering expenses.

We expect to use the net proceeds of this offering for general corporate purposes, including working capital and capital expenditures.

See “Use of Proceeds.”

Trustee and paying agent	The Bank of New York Mellon Trust Company, N.A.

RISK FACTORS

Investment in the notes involves risks. You should carefully consider the information under “Risk Factors” beginning on page S-25 and all other information included or incorporated by reference in this prospectus supplement and accompanying prospectus before investing in the notes.

ADDITIONAL INFORMATION

NIC was incorporated under the laws of the State of Delaware in 1993, and is the successor to the truck and engine business of International Harvester Company, which business began in 1907. Our principal executive offices are located at 2701 Navistar Drive, Lisle, Illinois 60532, and our telephone number is (331) 332-5000. Our website is www.navistar.com. Our website, and the information contained therein, is expressly not included in and is expressly not part of this prospectus supplement.

The marks “International®,” “ProStar®” and “LoneStar®” and our logo are registered United States trademarks of Navistar and the mark “IC Bus™” is a trademark of Navistar. All other trademarks and trade names appearing in this prospectus supplement are the property of their respective owners.

SUMMARY CONSOLIDATED FINANCIAL DATA

Navistar International Corporation and Consolidated Subsidiaries

The following summary consolidated financial data of Navistar for each of the three years ended October 31, 2016, 2015 and 2014 has been derived from our audited consolidated financial statements and notes thereto, which are incorporated by reference in this prospectus supplement. This information should be read in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto for fiscal 2016, each of which is in our 2016 Annual Report incorporated by reference herein.

	Fiscal year ended October 31,
	2016	2015	2014
	(in millions)
Income Statement Data:
Sales and revenues:
Sales and manufactured products, net	$7,976	$9,995	$10,653
Finance revenues (1)	135	145	153

Sales and revenues, net	8,111	10,140	10,806

Costs and expenses:
Costs of products sold	6,812	8,670	9,534
Restructuring charges (2)	10	76	42
Impairment of property and equipment and intangible assets (3)	27	30	183
Selling, general and administrative expenses	802	908	979
Engineering and product development costs	247	288	331
Interest expense	327	307	314
Other expense (income), net	(76)	(30)	(12)

Total costs and expenses	8,149	10,249	11,371
Equity in income of non-consolidated affiliates (4)	6	6	9

Loss from continuing operations before income taxes	(32)	(103)	(556)
Income tax expense	(33)	(51)	(26)

Loss from continuing operations	(65)	(154)	(582)
Income from discontinued operations, net of tax (2)	—	3	3

Net loss	(65)	(151)	(579)
Less: Net income attributable to non-controlling interests	32	33	40

Net loss attributable to Navistar International Corporation	$(97)	$(184)	$(619)

	Fiscal Year ended October 31,
	2016	2015
	(in millions)
Selected Balance Sheet Data:
Total assets	$5,653	$6,649
Long-term debt:
Manufacturing operations	3,025	3,059
Financial services operations	972	1,088

Total long-term debt	3,997	4,147
Notes payable and current maturities of long-term debt (5)	907	1,108

Total debt	$4,904	$5,255

Total stockholders’ equity (deficit)	$(5,293)	$(5,160)

	Fiscal year ended October 31,
	2016	2015	2014
	(in millions, except percentages and selected operating data)
Selected Other Financial Data:
Capital expenditures (6)	$116	$115	$88
Depreciation and amortization (6)	225	281	332
Interest expense	327	307	314
Adjusted EBITDA (7)	508	494	306
Cash provided by (used in):
Operating activities	267	46	(336)
Investing activities	(67)	316	(75)
Financing activities	(353)	98	179
Selected Operating Data:
Number of worldwide employees (at end of period)	12,400	14,400	15,800
Manufacturing gross margin (8)	15%	13%	11%
Navistar “Core” retail deliveries (9)	54,700	62,600	59,800
Navistar “Core” market share (10)	16%	16%	17%
Truck category:
“Core” markets net orders (11)	42,800	63,900	66,800
“Core” markets backlog (at end of period) (12)	13,000	22,200	23,900
Chargeouts (13):
“Core” markets	52,900	65,000	61,500
Non “Core” military	500	100	100
“Other” markets (14)	9,900	19,400	28,400

Total worldwide units	63,300	84,500	90,000

Engine category shipments:
OEM sales–South America	30,600	53,800	89,100
Intercompany sales	16,900	31,600	37,900
Other OEM sales	3,800	9,200	11,700

Total	51,300	94,600	138,700

(1)	Includes revenues of NFC as well as NIC’s other financial services subsidiaries.

(2)	We have undertaken a number of restructuring initiatives over the past several years. From time to time, we have announced, and we may continue to announce, actions to control spending across the Company with targeted reductions of certain costs. We are focused on continued reductions in discretionary spending, including reductions resulting from efficiencies, and prioritizing or eliminating certain programs or projects. In addition, we continue to focus on our Core Truck and Parts businesses. We continue to evaluate our portfolio of assets, with the purpose of closing or divesting non-Core/non-strategic businesses and identifying opportunities to restructure our business and rationalize our manufacturing operations in an effort to optimize our cost structure. We are currently evaluating our portfolio of assets to validate their strategic and financial fit. To allow us to increase our focus on our North America Core businesses, we are evaluating product lines, businesses, and engineering programs that fall outside of our Core businesses. We are using an ROIC methodology, combined with an assessment of the strategic fit to our Core businesses, to identify areas that are not performing to our expectations. For those areas, we are evaluating whether to fix, divest or close. These actions could result in additional restructuring and other related charges in the future, including but not limited to: (i) impairments; (ii) costs for employee and contractor termination and other related benefits; and (iii) charges for pension and other postretirement contractual benefits and curtailments. These charges could be significant.

Set forth below is a summary of the restructuring charges we recorded for each of the periods presented:

•	For fiscal 2016, restructuring charges were primarily related to the 2011 closure of our Chatham, Ontario plant and an associated ruling received from the Financial Services Tribunal in Ontario, Canada in the third quarter of 2014. The ruling was upheld in a July 2015 decision issued by the Divisional Court of Ontario, and in December 2015 the Court of Appeal for Ontario denied our motion leave to appeal.

•	For fiscal 2015, restructuring charges were primarily related to cost reduction actions, including our offering of a voluntary separation program (“VSP”) to the majority of our U.S.-based non-represented salaried employees and the impacts of an involuntary reduction-in-force in the United States and Brazil.

•	For fiscal 2014, restructuring charges were primarily related to our Indianapolis, Indiana foundry facility and Waukesha, Wisconsin foundry operations, as well as a reduction-in-force in the United States. Additionally, in the third quarter of 2014, we recognized charges of $14 million related to the 2011 closure of our Chatham, Ontario plant as discussed above.

For more information, see Note 2, Restructurings and Impairments, to our consolidated financial statements for fiscal 2016 incorporated by reference in this prospectus supplement.

(3)	In fiscal 2016, we recognized asset impairment charges of $27 million, primarily relating to certain long-lived assets and operating leases in the Truck segment, as well as impairments related to our sale of Pure Power Technologies, LLC.

In fiscal 2015, we recognized asset impairment charges of $30 million, primarily related to certain intangible and long-lived assets in the Global Operations segment and certain long-lived assets and operating leases in the Truck segment.

In fiscal 2014, we recognized asset impairment charges of $183 million, primarily related to non-cash impairment charges of $149 million in our Global Operations segment. As a result of the economic downturn in Brazil causing declines in actual and forecasted results, we tested the goodwill of our Brazilian engine reporting unit and trademark for potential impairment. As a result, we determined that the entire $142 million balance of goodwill and $7 million of trademark asset carrying value was impaired. In addition, we recognized asset impairment charges of $34 million, which were primarily related to potential sales of assets requiring assessment of impairment for certain intangible and long-lived assets in the Truck segment.

(4)	Collectively represents our interest in partially owned affiliates of which our ownership percentages range from 10% to 50%. We do not control these affiliates, but have the ability to exercise significant influence over their operating and financial policies.

(5)	Current maturities of long-term debt as of October 31, 2016 were comprised of $71 million of indebtedness of our manufacturing operations and $836 million of indebtedness of our financial services operations.

(6)	Includes equipment that we have leased to others.

(7)	EBITDA and Adjusted EBITDA, which excludes certain identified items that we do not consider to be part of our ongoing business, are not prepared in accordance with, and should not be viewed as an alternative to, U.S. general accepted accounting principles (“GAAP”) or measures prepared in accordance with U.S. GAAP. This non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures prepared in accordance with U.S. GAAP.

We believe EBITDA provides meaningful information about the performance of our business and therefore we use it to supplement our U.S. GAAP reporting. We believe that Adjusted EBITDA improves the comparability of year-to-year results and is representative of our underlying performance. Management uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the below reconciliations and to provide an additional measure of performance.

EBITDA reconciliation:

	Fiscal year ended October 31,
	2016	2015	2014
	(in millions)
Loss from continuing operations attributable to NIC, net of tax	$(97)	$(187)	$(622)
Plus:
Depreciation and amortization expense	225	281	332
Manufacturing interest expense (A)	247	233	243
Less:
Income tax expense	(33)	(51)	(26)

EBITDA	$408	$378	$(21)

(A)	Manufacturing interest expense is the net interest expense primarily generated for borrowings that support the manufacturing and corporate operations, adjusted to eliminate intercompany interest expense with our Financial Services segment. The following table reconciles Manufacturing interest expense to the consolidated interest expense:

	Fiscal year ended October 31,
	2016	2015	2014
	(in millions)
Interest expense	$327	$307	$314
Less: Financial services interest expense	80	74	71

Manufacturing interest expense	$247	$233	$243

EBITDA (reconciled above)	$408	$378	$(21)
Less significant items of:
Global asset impairment charges (A)	1	10	149
Adjustments to pre-existing warranties (B)	78	4	55
Brazil truck business actions (C)	—	6	29
North America asset impairment charges (D)	26	20	24
Restructuring of North American manufacturing operations (E)	7	—	41
Cost reduction and other strategic initiatives (F)	3	72	17
Debt refinancing charges (G)	—	14	12
Gain on settlement (H)	—	(10)	—
One-time fee received (I)	(15)	—	—

Total adjustments	100	116	327

Navistar Adjusted EBITDA	$508	$494	$306

Less:
Financial services operations profit before tax (J)	100	98	97
Financial services operations depreciation and amortization (K)	50	50	45

Manufacturing Adjusted EBITDA (L)	$358	$346	$164

(A)	In the third quarter of 2016, we determined that $1 million of trademark asset carrying value was impaired. In the fourth quarter of 2015, we recognized a total non-cash charge of $7 million for the impairment of certain intangible and long-lived assets in the Brazil truck asset group. In the third quarter of 2015, we determined that $3 million of trademark asset carrying value was impaired. In the second quarter of 2014, we recognized a non-cash charge of $149 million for the impairment of certain intangible assets of our Brazilian engine reporting unit, including the entire $142 million balance of goodwill and $7 million of trademark.

(B)	Adjustments to pre-existing warranties reflect changes in our estimate of warranty costs for products sold in prior periods. Such adjustments typically occur when claims experience deviates from historic and expected trends. Our warranty liability is generally affected by component failure rates, repair costs, and the timing of failures. Future events and circumstances related to these factors could materially change our estimates and require adjustments to our liability. In addition, new product launches require a greater use of judgment in developing estimates until historical experience becomes available.

(C)	In the second quarter of 2015, our Global Operations segment recorded $6 million in inventory charges to right size the Brazil Truck business. In the fourth quarter of 2014, the Global Operations segment recorded approximately $29 million in charges, primarily related to inventory, to right size the Brazil Truck business.

(D)	The 2016 charges primarily included $17 million related to certain long-lived assets and $8 million related to certain operating leases. During 2015, we recorded $11 million of asset impairment charges related to certain long-lived assets and $9 million related to certain operating leases. In 2014, the impairment charges primarily related to certain amortizing intangible assets and long-lived assets that were determined to be fully impaired.

(E)	During 2016 we recorded $7 million of restructuring charges related to the 2011 closure of our Chatham, Ontario plant. In the fourth quarter of 2014, the Truck segment recorded $27 million of charges related to our anticipated exit from our Indianapolis, Indiana foundry facility and certain assets in our Waukesha, Wisconsin foundry operations. The charges included $13 million of restructuring charges, $7 million of fixed asset impairment charges and $7 million of charges for inventory reserves. In the third quarter of 2014, the Truck segment recorded $14 million of charges related to the 2011 closure of its Chatham, Ontario plant.

(F)	Cost reduction and other strategic initiatives relates to costs associated with the divestiture of non-strategic facilities and efforts to optimize our cost structure. In 2015, we had $72 million of cost reduction and other strategic initiative expenses primarily consisting of restructuring charges in the third and fourth quarters. In the fourth quarter of 2015, we offered the majority of our U.S.-based non-represented salaried employees the opportunity to apply for a VSP, which resulted in $37 million of restructuring charges. In addition, we incurred restructuring charges of $10 million related to cost reduction actions, including a reduction-in-force in Brazil. In the third quarter of 2015, we incurred restructuring charges of $13 million related to cost reduction actions, including a reduction-in-force in the United States and Brazil. In 2014, we recorded restructuring charges related to cost reduction actions that included a reduction-in-force in the United States and Brazil.

(G)

In the fourth quarter of 2015, we recorded $14 million of third-party fees and unamortized debt issuance costs associated with the refinancing of our Term Loan Facility (as amended by the Term Loan Amendment) with a new Senior Secured Term Loan Credit Facility (as defined below). In the second quarter of 2014, we recorded $12 million of unamortized debt issuance costs and other charges associated with the repurchase of our 2014 Convertible Notes.

(H)	In the second quarter of 2015, the Global Operations segment recognized a $10 million net gain related to a settlement of a customer dispute. The $10 million net gain for the settlement included restructuring charges of $4 million.

(I)	In the first quarter of 2016, we received a $15 million one-time fee from a third-party, which was recognized in Other income, net.

(J)	Financial services operations profit before tax is included in Navistar EBITDA; as such, it has been excluded to present Manufacturing Adjusted EBITDA.

(K)	Financial services operations depreciation and amortization is included in the Navistar depreciation and amortization adjustment to calculate EBITDA; as such, it has been removed to present Manufacturing Adjusted EBITDA.

(L)	Our Manufacturing Adjusted EBITDA is presented to aid in developing an understanding of the ability of our operations to generate cash for debt service and taxes, as well as cash for investments in working capital, capital expenditures and other liquidity needs. This information is presented as a supplement to the other data provided because it provides information that we believe is useful to investors for additional analysis. Manufacturing Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other consolidated operations or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of our profitability or liquidity as determined in accordance with generally accepted accounting principles. Further, Manufacturing Adjusted EBITDA, as we calculate it, may not be comparable to calculations of similarly titled measures by other companies.

(8)	Manufacturing gross margin is calculated by subtracting Costs of products sold from Sales of manufactured products, net and dividing that amount by Sales of manufactured products, net.

(9)	We define our Core markets to include U.S. and Canada school bus and Class 6 through 8 medium and heavy trucks.

(10)	We calculate our approximate retail delivery market share percentages for our Core truck market based on marketwide information from Wards Auto and R.L. Polk & Co.

(11)	We define orders as written commitments received from customers and dealers during the year to purchase trucks. Net orders represent new orders received during the year less cancellations of orders made during the same year. Orders do not represent guarantees of purchases by customers or dealers and are subject to cancellation. Orders may be either sold orders, which will be built for specific customers, or stock orders, which will generally be built for dealer inventory for eventual sale to customers. These orders may be placed at our assembly plants in the U.S. and Mexico for destinations anywhere in the world and include trucks, buses and military vehicles. Historically, we have had an increase in net orders for stock inventory from our dealers at the end of the year due to a combination of demand, and, from time to time incentives we offer to the dealers. Increases in stock orders typically translate to higher chargeouts for our Truck category and increased dealer inventory.

(12)	We define order backlogs (“backlogs”) as orders yet to be built as of the end of the period. Our backlogs do not represent guarantees of purchases by customers or dealers and are subject to cancellation. Although the backlog of unbuilt orders is one of many indicators of market demand, other factors such as changes in production rates, internal and supplier available capacity, new product introductions and competitive pricing actions may affect point-in-time comparisons. Order backlogs exclude units in inventory awaiting additional modifications or delivery to the end customer.

(13)	We define chargeouts as trucks that have been invoiced to customers. The units held in dealer inventory represent the principal difference between retail deliveries and chargeouts.

(14)	Other markets primarily consist of our export truck and Mexico markets.

SUPPLEMENTAL FINANCIAL AND OPERATING DATA

Navistar International Corporation (with Financial Services Operations on an After-Tax Equity Basis)

The following tables set forth certain supplemental financial and operating data of our manufacturing operations with our financial services operations set forth on an after-tax equity basis of accounting. We have included this supplemental financial and operating data to assist prospective investors in evaluating an investment in the notes. This information does not represent our financial statements prepared in accordance with GAAP and should not be considered in isolation or as a substitute for our financial data that has been prepared in accordance with GAAP that has been included or incorporated by reference in this prospectus supplement. We have reconciled these non-GAAP financial measures to our GAAP condensed consolidated financial statements by adding the results of our financial services operations, making the necessary adjustments to eliminate certain intercompany transactions between our manufacturing operations and financial services operations and adjusting for certain reclassifications. These reconciliations are included elsewhere in this prospectus supplement under the heading “Selected Consolidating Financial Data.” Certain of our subsidiaries in our manufacturing operations have debt outstanding with our financial services operations.

The information set forth below should be read in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our consolidated financial statements and the notes thereto for fiscal 2016, each of which is in our 2016 Annual Report incorporated by reference herein.

	Fiscal year ended October 31,
	2016	2015	2014
	(in millions)
Manufacturing Operations
Selected Condensed Statement of Income Data:
Sales of manufactured products	$7,976	$9,995	$10,653
Financial revenues	—	—	—

Sales and revenue, net	7,976	9,995	10,653

Cost of products sold	6,812	8,670	9,534
Restructuring charges (1)	10	75	41
Impairment of property and equipment and intangible assets	27	30	182
Selling, general and administrative expenses	723	820	888
Engineering and product development costs	247	288	331
Interest expense	256	243	245
Other expense (income) net	39	76	94

Total costs and expenses	8,114	10,202	11,315
Equity in income of non-consolidated affiliates (2)	6	6	9

Loss before equity income from financial services operations and income taxes	(132)	(201)	(653)
Equity income from financial services operations	67	71	63

Loss from continuing operations before income taxes	(65)	(130)	(590)
Income tax benefit (expense)	—	(24)	8

Loss from continuing operations	(65)	(154)	(582)
Income from discontinued operations, net of tax	—	3	3

Net loss	(65)	(151)	(579)
Less: Income attributable to non-controlling interests	32	33	40

Net loss attributable to Navistar International Corporation	$(97)	$(184)	$(619)

	At October 31, 2016
	Actual	As Adjusted (3)
	(in millions)
Manufacturing Operations
Selected Condensed Balance Sheet Data:
Cash, cash equivalents and marketable securities (4)	$800	$997
Property and equipment, net	980	980
Total assets (excludes investments in advances to financial services operations)	3,262	3,459
Postretirement benefits liabilities	3,098	3,098
Total debt	3,096	3,296

	Fiscal year ended October 31,
	2016	2015	2014
	(in millions)
Manufacturing Operations
Other Financial Data:
Cash provided by (used in):
Operating activities	56	98	(319)
Investing activities	3	346	112
Financing activities	(203)	63	(59)

(1)	See note (2) under “Summary Consolidated Financial Data.”

(2)	See note (4) under “Summary Consolidated Financial Data.”

(3)	The as adjusted balance sheet data as of October 31, 2016 gives effect to the issuance and sale by us of the notes offered hereby and our receipt of the net proceeds therefrom, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. See “Use of Proceeds” and “Capitalization.”

(4)	Manufacturing cash, cash equivalents and marketable securities is not presented in accordance with, and should not be viewed as an alternative to, GAAP or measures presented in accordance with GAAP. This non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting provides meaningful information and therefore we use it to supplement our GAAP reporting by identifying items that may not be related to the Core manufacturing business. We provide this information for an additional analysis of our ability to meet our operating requirements, capital expenditures and financial obligations. Manufacturing cash, cash equivalents and marketable securities represents our consolidated cash, cash equivalents and marketable securities, which excludes cash, cash equivalents and marketable securities of our financial services operations. We include marketable securities with our cash and cash equivalents when assessing our liquidity position as our investments are highly liquid in nature.

RISK FACTORS

Any investment in the notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus supplement and the documents incorporated herein by reference before deciding whether to purchase the notes.

Risks Relating to Navistar and its Markets

We may not complete our recently announced sale of shares of our common stock to VW T&B or the related agreements to cooperate in respect of engines, related components and technologies and to form a procurement joint venture, and if completed, we may not realize all or any of the expected benefits from the contemplated strategic alliance.

On September 5, 2016, NIC and VW T&B entered into the Stock Purchase Agreement pursuant to which, subject to the satisfaction or waiver of the conditions set forth therein, NIC will issue and VW T& B will purchase an estimated 19.9% stake (16.6% on a pro forma basis) in NIC, and NIC and VW T&B entered into a related Stockholder Agreement, which governs the rights and obligations of the parties in connection with VW T&B’s ownership stake.

In addition to the agreements governing the share issuance, we entered into the License and Supply Framework Agreement and the Procurement JV Framework Agreement with VW T&B. Pursuant to the License and Supply Framework Agreement, the parties intend to enter into individual contracts in respect of the licensing and supply of certain engines and technologies, conduct feasibility studies in order to investigate the feasibility of sharing certain technologies and begin good faith discussions on possible collaboration with respect to certain powertrain combinations and other strategic initiatives. We also intend to enter into certain other commercial arrangements with VW T&B, including the formation of a joint venture focused on sourcing, evaluating, negotiating and recommending joint procurement opportunities, the terms of which are set forth in the Procurement JV Framework Agreement.

The consummation of the share issuance is subject to the entry into definitive documentation to form the joint venture contemplated by the Procurement JV Framework Agreement, the finalization of the first definitive contract under the License and Supply Framework Agreement, certain regulatory approvals and customary closing conditions, the satisfaction of which is, in some cases, outside of our control. The individual contracts contemplated by the License and Supply Framework Agreement, and the other commercial arrangements and the joint venture documentation under the Procurement JV Framework Agreement are currently being negotiated by the parties. With respect to regulatory approvals, early termination of the waiting period under the Hart-Scott-Rodino Act was granted on October 17, 2016, and transaction filings have been submitted to competition authorities and remain outstanding with Brazil and Mexico, as well as with the Committee on Foreign Investment in the United States, the Defense Security Service and Directorate of Defense Trade Controls. We cannot assure you that the share issuance, or implementation of the related strategic alliance with VW T&B, will be consummated at all, or on the terms described in our public filings.

Even if we consummate the share issuance, enter into the individual contracts contemplated by the License and Supply Framework Agreement and form the joint venture pursuant to the Procurement JV Framework Agreement, we may not achieve the expected benefits and synergies associated with the collaboration with VW T&B, including realizing any anticipated cost savings from the global scope and scale of the procurement joint venture, securing components and technology from VW T&B or successfully developing future technologies and products and optimizing capital and engineering expenditures for technology and future vehicle development.

We may not realize sufficient acceptance of our products in the marketplace in order to achieve our goal of regaining market share.

A key element of our operating strategy is to renew our focus on our Core markets and regain market share following the transition from our Advanced Exhaust Gas Recirculation only engine technology to a Selective Catalytic Reduction (“SCR”) engine technology. Our success in regaining market share depends in part on our ability to achieve market acceptance of our existing and new products. The extent to which, and the rate at which, we achieve market acceptance and penetration of our current and future products is a function of many variables including, but not limited to: price, safety, efficacy, reliability, conversion costs, competitive pressures, regulatory approvals, marketing and sales efforts, residual values, and general economic conditions affecting purchasing patterns. Any failure to regain market share could have an adverse effect on our business, liquidity, results of operations and financial condition.

We operate in the highly competitive North American truck market.

The North American truck market in which we operate is highly competitive. As a result, we and other manufacturers face competitive pricing and margin pressures that could adversely affect our ability to increase or maintain vehicle prices. Many of our competitors have greater financial resources, which may place us at a competitive disadvantage in responding to substantial industry changes, such as changes in governmental regulations that require major additional capital expenditures. In addition, certain of our competitors may have a lower overall cost structure.

Our used truck inventory could adversely affect our financial condition, working capital and market share.

We face intense competition not only with our new and Core products, but also with sales of our used truck inventory. During 2016, our gross used truck inventory increased to approximately $410 million from $390 million in 2015, offset by reserves of $208 million and $110 million, respectively, due in part to an increase in used truck receipts and a decrease in used truck sales. We have incurred significant charges related to our used truck inventory in recent years. If the market value of our used trucks decreases, we could incur additional write-downs beyond our existing reserves. If we are unable to sell our used truck inventory in a timely manner and at a reasonable selling price, our working capital and our ability to gain and retain market share may be adversely affected.

Our business has significant liquidity requirements, and our recent operating results have had an adverse impact on our liquidity position.

Our business has significant liquidity requirements, and our operating results over the last several years have had an adverse impact on our liquidity position. We believe that, in the absence of significant extraordinary cash demands, our: (i) level of cash, cash equivalents and marketable securities, (ii) current and forecasted cash flow from our manufacturing operations and financial services operations, (iii) availability under various funding facilities, (iv) current and forecasted availability from various funding alliances and (v) access to capital in the capital markets will provide sufficient funds to meet operating requirements, capital expenditures, investments, and financial obligations on both a short-term and long-term basis. The expected equity proceeds from our recently announced alliance with VW T&B will be a future source of funds if consummated. Significant assumptions underlie our beliefs with respect to our liquidity position, including, among other things, assumptions relating to North American truck volumes for 2017, the continuing availability of trade credit from certain key suppliers, the ability to regain market share and the absence of material adverse developments in our competitive market position, business, access to the capital markets or capital requirements. As a result, we cannot assure you that we will continue to have sufficient liquidity to meet our operating needs. In the event that we do not have sufficient liquidity, we may be required to seek additional capital, sell assets, reduce or cut back our operating activities or otherwise alter our business strategy.

Past and potential further downgrades in our debt ratings may adversely affect our liquidity, competitive position and access to capital markets.

The major debt-rating agencies routinely evaluate and rate our debt according to a number of factors, among which are our perceived financial strength and transparency with rating agencies and timeliness of financial reporting. In July 2015, Moody’s Corporation downgraded three series of our outstanding debt issuances but left the corporate family credit rating unchanged. In contrast, Standard & Poor’s Ratings Services (“S&P”) improved our rating outlook from developing to positive in March 2015 and in September 2016, both S&P and Fitch Ratings placed us on rating watch positive. Any further downgrade in our credit ratings and any resulting negative publicity could adversely affect our continued access to trade credit on customary terms as well as our ability to access capital in the future under acceptable terms and conditions.

Our ability to execute our strategy is dependent upon our ability to attract, train and retain qualified personnel.

Our continued success depends, in part, on our ability to identify, attract, motivate, train and retain qualified personnel in key functions and geographic areas. We have significant operations in foreign countries, including Canada, Mexico and Brazil, and, to effectively manage our global operations, we will need to continue to be able to recruit, train, assimilate, motivate and retain qualified experienced employees around the world.

As a result of the loss of certain personnel in connection with our reductions-in-force and other personnel departures that occurred throughout 2014, 2015 and 2016, we have delivered on our goal of achieving a lean and targeted workforce while reducing and controlling costs. However, failure to retain the qualified personnel that remain, or inability to attract, train and retain qualified additional personnel, could impair our ability to execute our business strategy and could have an adverse effect on our business prospects.

Our parts business may be negatively impacted by our engine strategy.

As a result of our decision to use third-party engines in some of our products, we expect to experience a decline over time in our engine-related parts business revenue. In addition, our agreement to supply diesel engines to Ford in North America ended in December 2009. A primary business purpose of Blue Diamond Parts is to supply aftermarket parts supporting the diesel engines supplied to Ford. We have experienced declines in Blue Diamond Parts’ engine-related parts sales and profitability, and we expect to see further declines as the diesel engines transition out of service in the future.

Increased warranty costs may negatively impact our operating results.

Emissions regulations in the United States and Canada have resulted in rapid product development cycles, driving significant changes from previous engine models. In 2010, we introduced changes to our engine line-up in response to 2010 emissions standards. Component complexity and other related factors associated with meeting emissions standards have contributed to higher repair costs that exceeded those that we have historically experienced.

We accrue warranty related costs under standard warranty terms and for certain claims outside the contractual obligation period that we choose to pay as accommodations to our customers. We also offer optional extended warranty contracts. Warranty estimates are established using historical information about the nature, frequency, timing and average cost of warranty claims. We recognize losses on defined pools of extended warranty contracts when the expected costs for a given pool of contracts exceed related unearned revenues. However, warranty claims inherently have a high amount of variability in timing and severity and can be influenced by many external factors.

Historically, warranty claims experience for launch-year engines has been higher compared to the prior model-year engines; however, over time we have been able to refine both the design and manufacturing process to reduce both the volume and the severity of warranty claims. While we continue to improve the design and manufacturing of our engines to reduce the volume and severity of warranty claims and refine our process for determining our warranty cost accruals, we could experience an increase in warranty spend compared to prior periods that could result in additional charges in future periods for adjustments to pre-existing warranties. In addition, as we identify opportunities to improve the design and manufacturing of our engines, we may incur additional charges for recalls and field campaigns to address identified issues. These charges could have an adverse effect on our financial condition, results of operations and cash flows. Throughout 2014, 2015 and 2016, to meet new emissions requirements, including but not limited to On-Board Diagnostics (“OBD”), we launched several products that incorporate additional changes and added component complexity. These changes may result in additional future warranty expense, including costs incurred for engine control software and calibration updates, that may have an adverse effect on our financial condition, results of operations and cash flows.

We may discover defects or other issues in vehicles potentially resulting in delays in new model launches, recall campaigns, or increased warranty costs.

Meeting or exceeding many government-mandated safety standards is costly and often technologically challenging, especially where two or more government-mandated standards may conflict. Government safety standards require manufacturers to remedy defects related to motor vehicle safety through safety recall campaigns, and a manufacturer is obligated to recall vehicles if it determines that they do not comply with a safety standard. In addition, we may decide to take action with respect to a product issue not related to safety. Should we or government safety regulators determine that a safety or standard noncompliance, safety-related defect or other product issue exists with respect to certain of our vehicles, there could be a delay in the launch of a new model, a significant increase in warranty claims or a recall, the costs of which could be substantial.

Additionally, if we experience failure in some of our emissions components and the emission component defect rates of our engines exceed a certain level set by the California Air Resources Board and the U.S. Environmental Protection Agency (the “EPA”), those engines may be subject to corrective actions by these agencies, which may include extending the warranties of those engines. This could increase exposure beyond the stated warranty period to the relevant regulatory useful life of the engine, and these actions could have an adverse effect on our financial condition, results of operations and cash flows.

We could incur restructuring and impairment charges as we continue to evaluate our portfolio of assets and identify opportunities to restructure our business and rationalize our manufacturing operations in an effort to optimize our cost structure.

We continue to evaluate our portfolio of assets in order to validate their strategic and financial fit. To allow us to increase our focus on our North American Core business, we are evaluating product lines, businesses and engineering programs that fall outside of our Core business. We are assessing the strategic fit to our Core business, to identify areas that are under-performing and/or non-strategic. For under-performing and non-strategic areas, we are evaluating whether to fix, divest or close those areas. In addition, we are evaluating opportunities to restructure our business and rationalize our manufacturing operations in an effort to optimize our cost structure. These actions could result in restructuring and related charges, including but not limited to asset impairments, employee termination costs, charges for pension and other postretirement contractual benefits, potential additional pension funding obligations and pension curtailments, any of which could be significant, and could adversely affect our financial condition and results of operations.

We have substantial amounts of long-lived assets, including goodwill and intangible assets, which are subject to periodic impairment analysis and review. Identifying and assessing whether impairment indicators exist, or if events or changes in circumstances have occurred, including market conditions, operating results, competition and general economic conditions, requires significant judgment. Declines in profitability due to changes in volume, market pricing, cost or the business environment could result in charges that could have an adverse effect on our financial condition and results of operations.

Our manufacturing operations are dependent upon third-party suppliers, including, in certain cases, single-source suppliers, making us vulnerable to supply shortages.

We obtain raw materials, parts and manufactured components from third-party suppliers. Any delay in receiving supplies could impair our ability to deliver products to our customers and, accordingly, could have an adverse effect on our business, financial condition, results of operations and cash flows. The volatility in the financial markets and uncertainty in the automotive sector could result in exposure related to the financial viability of certain of our key third-party suppliers. Suppliers may also exit certain business lines, requiring us to find other suppliers for materials or components and potentially delaying our ability to deliver products to customers, or our suppliers may change the terms on which they are willing to provide products to us, any of which could adversely affect our financial condition and results of operations. In addition, many of our suppliers have unionized workforces that could be subject to work stoppages as a result of labor relations issues. Some of our suppliers are the sole source for a particular supply item (e.g., the majority of engines, parts and manufactured components) and cannot be quickly or inexpensively re-sourced to another supplier due to long lead times and contractual commitments that might be required by another supplier in order to provide the component or materials. In addition to the risks described above regarding interruption of supplies, which are exacerbated in the case of single-source suppliers, the exclusive supplier of a key component potentially could exert significant bargaining power over price, quality, warranty claims or other terms relating to a component.

We are exposed to, and may be adversely affected by, interruptions to our computer and information technology systems and sophisticated cyber-attacks.

We rely on our information technology systems and networks in connection with many of our business activities. Some of these networks and systems are managed by third-party service providers and are not under our direct control. Our operations routinely involve receiving, storing, processing and transmitting sensitive information pertaining to our business, customers, dealers, suppliers, employees and other sensitive matters. As with most companies, we have experienced cyber-attacks, attempts to breach our systems and other similar incidents, none of which has been material. Any future cyber incidents could, however, materially disrupt operational systems; result in loss of trade secrets or other proprietary or competitively sensitive information; compromise personally identifiable information regarding customers or employees; and jeopardize the security of our facilities. A cyber incident could be caused by malicious outsiders using sophisticated methods to circumvent firewalls, encryption and other security defenses. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Information technology security threats, including security breaches, computer malware and other cyber-attacks, are increasing in both frequency and sophistication and could create financial liability, subject us to legal or regulatory sanctions or damage our reputation with customers, dealers, suppliers and other stakeholders. We continuously seek to maintain a robust program of information security and controls, but the impact of a material information technology event could have a material adverse effect on our competitive position, reputation, results of operations, financial condition and cash flows.

We have significant under-funded postretirement obligations.

On a U.S. GAAP basis, the under-funded portion of our projected benefit obligation was $1.7 billion and $1.6 billion for pension benefits at October 31, 2016 and 2015, respectively, and $1.4 billion and $1.5 billion for postretirement healthcare benefits at both October 31, 2016 and 2015, respectively. In calculating these amounts, we have assumed certain mortality rates, interest rates and growth rates of retiree medical costs. The fair value of invested assets held in our postretirement benefit plans are measured at October 31 each year and are used to compute funded status. Future mortality assumption changes and growth rates of retiree medical costs actually experienced by the postretirement benefit plans, as well as reductions in interest rates and the investment performance of the assets, could have an adverse impact on our under-funded postretirement obligations, financial condition, results of operations and cash flows.

The continued restructuring and rationalization of our business could also accelerate our pension funding obligations under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Volatility in the financial markets affects the valuation of our pension assets and liabilities, resulting in potentially higher pension costs and higher levels of under-funding in future periods. The requirements set forth in ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), as applicable to our U.S. pension plans (including timing requirements) mandated by the Pension Protection Act of 2006 to fully fund our U.S. pension plans, net of any current or possible future legislative or governmental agency relief, could also have an adverse impact on our business, financial condition, results of operations and cash flows even though the pension funding relief legislation, Preservation of Access to Care for Medicare Beneficiaries and Pension Relief Act of 2010, the Moving Ahead for Progress in the 21st Century Act and the Highway and Transportation Funding Act of 2014 and the Bi-Partisan Budget Act of 2015, will reduce our funding requirements over the next five years.

Implementation of our emissions strategy, federal regulations and fuel economy rules may increase costs.

Recent and future changes to on-highway emissions or performance standards (including fuel efficiency, noise and safety), as well as compliance with additional environmental requirements, are expected to continue to add to the cost of our products and increase the engineering and product development programs of our business. Implementation of our emissions strategy is ongoing, and we may experience increased costs or compliance or timing risks as we continue implementation of OBD systems requirements as they phase in and manage Green House Gas (“GHG”) emission credit balances. The EPA, the U.S. Department of Transportation and the government of Canada have issued final rules on GHG emissions and fuel economy for medium and heavy duty vehicles and engines. The emission standards establish required minimum fuel economy and GHG emissions levels for both engines and vehicles primarily through the increased use of existing technology. The rules, which apply to our engines and vehicles, initially required EPA certification for vehicles and engines to GHG emissions standards in calendar year 2014 and will be fully implemented in model year 2017. On October 25, 2016, the EPA and the National Highway Traffic Safety Administration adopted a final rule with respect to the next phase of federal GHG emission and fuel economy regulations. This rule imposes significantly more stringent emissions levels for engines and vehicles, compliance with which will require substantial capital investments. The rule will take effect in model year 2021 and will be implemented in three stages, culminating in model year 2027. We continue to evaluate the final rule to assess its impact on us and our stakeholders. In addition, California has adopted GHG emissions standards for heavy duty vehicles and engines, stated its intention to lower oxides of nitrogen (“NOx”) standards for California certified engines and requested EPA to lower NOx emission standards as well. These standards will require significant investments of capital, will significantly increase costs of development for engines and vehicles and will require us to incur administrative costs arising from implementation of the standards. These regulatory proposals under consideration or those that are proposed in the future may set standards that are difficult to achieve or adversely affect our results of operations due to increased research, development, and warranty costs.

Our business may be adversely impacted by work stoppages and other labor relations matters.

We are subject to risk of work stoppages and other labor relations matters because a significant portion of our workforce is unionized. As of October 31, 2016, approximately 5,400 of our hourly workers and approximately 300 of our salaried workers were represented by labor unions and were covered by collective bargaining agreements. Many of these agreements include provisions that limit our ability to realize cost savings from restructuring initiatives such as plant closings and reductions in workforce. On February 9, 2015, our International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”)—represented employees ratified a new four-year labor agreement that replaced the prior contract that expired October 1, 2014. Any strikes, threats of strikes, arbitration or other resistance in connection with the negotiation of new labor agreements, or increases in costs under a newly negotiated labor agreement, could adversely affect our business as well as impair our ability to implement further measures to reduce structural costs and improve production efficiencies. A lengthy strike that involves a significant portion of our manufacturing facilities could have an adverse effect on our financial condition, and results of operations or cash flows.

We are involved in pending litigation, and an adverse resolution of such litigation may adversely affect our business, financial condition, and results of operations and cash flows.

We are currently involved in a number of pending litigation matters. Litigation can be expensive, lengthy and disruptive to normal business operations. The results of complex legal proceedings are often uncertain and difficult to predict. An unfavorable outcome of a particular matter described in our periodic filings or any future legal or investigative proceedings could have an adverse effect on our business, financial condition, results of operations and cash flows. Additionally, regardless of outcome, these lawsuits may require significant attention and resources of management, result in significant legal expenses, harm our reputation and lead to a reluctance of third parties to engage in business transactions with us. For additional information regarding certain lawsuits in which we are involved, see our 2016 Annual Report, Part I, Item 3, Legal Proceedings, and Note 15, Commitments and Contingencies, to our consolidated financial statements contained therein, which are incorporated by reference in this prospectus supplement.

A small number of our stockholders have significant influence over our business.

In October 2012, we entered into settlement agreements with two of our significant stockholders, Carl C. Icahn and several entities controlled by him (collectively, the “Icahn Group”) and Mark H. Rachesky, MD, and several entities controlled by him (collectively, the “MHR Group”) pursuant to which the Icahn Group and the MHR Group each had one representative appointed to our board of directors, and together the Icahn Group and the MHR Group mutually agreed upon a third representative appointed to our board of directors. In July 2013, we entered into amended settlement agreements with the Icahn Group and the MHR Group pursuant to which the Icahn Group and the MHR Group each had two representatives nominated for election at our 2014 annual meeting.

As of October 31, 2016, based on filings made with the SEC and other information made available to us as of that date, we believe that: (i) the Icahn Group held approximately 16.3 million shares, or 19.9% of our outstanding common stock, (ii) the MHR Group held approximately 16.3 million shares, or 19.9% of our outstanding common stock, and (iii) the Icahn Group, the MHR Group, and three other stockholders, collectively held nearly 80% of our outstanding common stock.

As a result of the foregoing, these stockholders are able to exercise significant influence over the election of our board of directors as well as matters requiring stockholder approval.

If the Share Issuance with VW T&B is consummated, two VW T&B representatives will be appointed to our Board of Directors pursuant to the Stockholder Agreement and, assuming no other stock ownership changes, the Icahn Group, the MHR Group, VW T&B and three other stockholders will collectively hold over 80% of our outstanding common stock.

We must comply with numerous miscellaneous federal national security laws, procurement regulations and procedures, as well as the rules and regulations of foreign jurisdictions, and our failure to comply could adversely affect our business.

We must observe laws and regulations relating to the formation, administration and performance of federal government contracts that affect how we do business with our clients and impose added costs on our business. For example, the Federal Acquisition Regulations, the Defense Federal Acquisition Regulation

Supplement, foreign government procurement regulations and the industrial security regulations of the Department of Defense and related laws include provisions that:

•	allow our government clients to terminate or not renew our contracts if we come under foreign ownership, control or influence;

•	allow our government clients to terminate existing contracts for the convenience of the government;

•	require us to prevent unauthorized access to classified information; and

•	require us to comply with laws and regulations intended to promote various social or economic goals.

We are subject to industrial security regulations of the U.S. Departments of State, Commerce and Defense and other federal agencies that are designed to safeguard against foreigners’ access to classified or restricted information. Similarly, our international operations are subject to the rules and regulations of foreign jurisdictions. If we were to come under foreign ownership, control or influence, we could lose our facility security clearances, which could result in our federal government clients terminating or deciding not to renew our contracts and could impair our ability to obtain new contracts.

A failure to comply with applicable laws, regulations, policies or procedures, including federal regulations regarding the procurement of goods and services and protection of classified information, could result in contract termination, loss of security clearances, suspension or debarment from contracting with the federal government, civil fines and damages and criminal prosecution and penalties, any of which could adversely affect our business.

Our products are subject to export limitations, and we may be prevented from shipping our products to certain nations or buyers.

We are subject to federal licensing requirements with respect to the sale and support in foreign countries of certain of our products and the export of components for our products in foreign countries. In addition, we are obligated to comply with a variety of federal, state and local regulations and procurement policies, both domestically and abroad, governing certain aspects of our international sales and support, including regulations promulgated by, among others, the U.S. Departments of Commerce, Defense, State and Justice.

Such licenses may be denied for reasons of U.S. national security or foreign policy. In the case of certain large orders for exports of defense equipment, the Department of State must notify Congress at least 15 to 30 days, depending on the size and location of the sale, prior to authorizing certain sales of defense equipment and services to foreign governments. During that time, Congress may take action to block the proposed sale. We can give no assurances that we will continue to be successful in obtaining the necessary licenses or authorizations or that Congress will not prevent or delay certain sales. Any significant impairment of our ability to sell products outside of the United States could negatively impact our financial condition, results of operations and cash flows.

For products and technology exported from the United States or otherwise subject to U.S. jurisdiction, we are subject to U.S. laws and regulations governing international trade and exports, including, but not limited to, International Traffic in Arms Regulations, Export Administration Regulations, the Foreign Military Sales program and trade sanctions against embargoed countries, and destinations administered by the Office of Foreign Assets Control, U.S. Department of the Treasury. A determination by the U.S. government that we have failed to comply with one or more of these export controls or trade sanctions could result in civil or criminal penalties, including the imposition of significant fines, denial of export privileges, loss of revenues from certain customers and debarment from participation in U.S. government contracts.

We are subject to the Foreign Corrupt Practices Act (the “FCPA”) and other laws which prohibit improper payments to foreign governments and their officials by U.S. and other business entities. We operate in countries known to experience corruption. Our operations in such countries create the risk of an unauthorized payment by one of our employees or agents that could be in violation of various laws including the FCPA.

Additionally, the failure to obtain applicable governmental licenses, clearances, or approvals could adversely affect our ability to continue to service the government contracts we maintain. Exports of some of our products to certain international destinations may require shipment authorization from U.S. export control authorities, including the U.S. Departments of Commerce and State, and authorizations may be conditioned on end-use restrictions.

Our international business is also highly sensitive to changes in foreign national priorities and government budgets. Sales of military products are affected by defense budgets (both in the U.S. and abroad) and U.S. foreign policy.

Our operations are subject to environmental, health and safety laws and regulations that could result in liabilities to us.

Our operations are subject to environmental, health and safety laws and regulations, including those governing discharges to air and water; the management and disposal of hazardous substances; the cleanup of contaminated sites; and health and safety matters. We could incur material costs, including cleanup costs, civil and criminal fines, penalties and third-party claims for property damage or personal injury as a result of violations of or liabilities under such laws and regulations. Contamination has been identified at and in the vicinity of some of our current and former properties and at properties which received wastes from our current or former locations for which we have established financial reserves. The ultimate cost of remediating contaminated sites is difficult to accurately predict and could exceed our current estimates. In addition, as environmental, health, and safety laws and regulations have tended to become stricter, we could incur additional costs complying with requirements that are promulgated in the future. These include climate change regulation, such as the EPA’s Clean Power Plan, which could lead to additional state regulations that increase the cost of operations through increased energy costs.

We may not achieve all of the expected benefits from our cost saving initiatives.

We have implemented a number of cost saving initiatives, including the consolidation of our North American truck and engine engineering operations, continued reductions in discretionary spending, and employee headcount reductions. As a result, our structural costs decreased by $147 million in 2016, compared to the prior year. In addition, we continue to evaluate additional options to improve the efficiency and performance of our operations. This includes evaluating our portfolio of assets, which could include closing or divesting non-Core/non-strategic businesses, and identifying opportunities to restructure our business and rationalize our manufacturing operations in an effort to optimize our cost structure. We have made certain assumptions in estimating the anticipated impact of our cost saving initiatives, which include the estimated savings from the elimination of certain open positions. These assumptions may turn out to be incorrect due to a variety of factors. In addition, our ability to realize the expected benefits from these initiatives is subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. Some of our cost saving measures may not have the impact on our profitability that we currently project or we may not be able to sustain the savings. If we are unsuccessful in implementing these initiatives or if we do not achieve our expected results, our results of operations and cash flows could be adversely affected.

The markets in which we compete are subject to considerable cyclicality.

Our ability to be profitable depends in part on the varying conditions in the truck, bus, mid-range diesel engine and service parts markets, which are subject to cycles in the overall business environment and are particularly sensitive to the industrial sector, which generates a significant portion of the freight tonnage hauled. Truck and engine demand is also dependent on general economic conditions, interest rate levels and fuel costs, among other external factors.

We may not achieve all of the expected benefits from our acquisitions, joint ventures or strategic alliances.

We cannot provide any assurances that our acquisitions, joint ventures or strategic alliances will generate all of the expected benefits. In addition, we cannot assure you that disputes will not arise with our joint venture partners and that such disputes will not lead to litigation or otherwise have an adverse effect on the joint ventures or our relationships with our joint venture partners. Failure to successfully manage and integrate these acquisitions, joint ventures and strategic alliances could adversely impact our financial condition, results of operations and cash flows. We continue to evaluate opportunities to further restructure our business in an effort to optimize our cost structure, which could include, among other actions, additional rationalization of certain of our acquisitions, joint ventures or strategic alliances.

We are exposed to political, economic and other risks that arise from operating a multinational business.

We have significant operations in foreign countries, primarily in Canada, Mexico and Brazil. Accordingly, our business is subject to the political, economic and other risks that are inherent in operating a multinational company. These risks include, among others:

•	trade protection measures and import or export licensing requirements;

•	the imposition of foreign withholding taxes on the remittance of foreign earnings to the United States;

•	difficulty in staffing and managing international operations and the application of foreign labor regulations;

•	multiple and potentially conflicting laws, regulations and policies that are subject to change;

•	currency exchange rate risk; and

•	changes in general economic and political conditions in countries where we operate, particularly in emerging markets.

Our ability to use net operating loss (“NOL”) carryovers to reduce future tax payments could be negatively impacted if there is a change in our ownership or a failure to generate sufficient taxable income.

As of October 31, 2016, we had $2.9 billion of NOL carryforwards with which to offset our future taxable income for U.S. federal income tax reporting purposes. Presently, there is no annual limitation on our ability to use U.S. federal NOLs to reduce future income taxes. However, we may be subject to substantial annual limitations provided by the Code if an “ownership change,” as defined in Section 382 of the Code, occurs with respect to our capital stock. Generally, an ownership change occurs if certain persons or groups increase their aggregate ownership by more than 50 percentage points of our total capital stock in a three-year period. If an ownership change occurs, our ability to use domestic NOLs to reduce taxable income is generally limited to an annual amount based on (i) the fair market value of our stock immediately prior to the ownership change multiplied by the long-term tax-exempt interest rate plus (ii) built-in gains on certain assets held prior to the ownership change. Although NOLs that exceed the Section 382 limitation in any year continue to be allowed as carryforwards for the remainder of the 20-year carryforward period and can be used to offset taxable income for years within the carryover period subject to the limitation in each year, the use of the remaining NOLs for the loss year will be prohibited if the carryover period for any loss year expires. If we should fail to generate a sufficient level of taxable income prior to the expiration of the NOL carryforward periods, then we will lose the ability to apply the NOLs as offsets to future taxable income. Similar limitations also apply to certain U.S. federal tax credits. As of October 31, 2016, we had $244 million of U.S. federal tax credits that would be subject to a limitation upon a change in ownership with carryforward periods of 10-20 years.

Risks Related to the Notes

We have a significant amount of debt, which limits our flexibility and imposes restrictions on us, and a downturn in economic or industry conditions may materially affect our ability to satisfy our debt obligations or to meet our future financial commitments and liquidity needs.

We have a substantial amount of indebtedness. The following table sets forth certain important information regarding our consolidated capitalization as of October 31, 2016, on an as adjusted basis to give effect to the sale of the notes in this offering.

(in millions)	As adjusted
Debt:
Manufacturing operations	$3,296
Financial services operations	1,808

Total debt	$5,104

Stockholders’ deficit	$5,293

Our significant amount of outstanding indebtedness and the covenants contained in our debt agreements could have important consequences for our operations. The size and terms of certain of our indebtedness limit our ability to obtain additional debt financing to fund future working capital, acquisitions, capital expenditures, engineering and product development costs, and other general corporate requirements. Other consequences for our operations could include:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to use operating cash flow in other areas of our business because we must dedicate a portion of these funds to make significant interest payments on our indebtedness;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	limiting our ability to take advantage of business opportunities as a result of various restrictive covenants in our debt agreements; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt.

Our ability to make required payments of principal and interest on our debt will depend on our future performance and the other cash requirements of our business. Our performance, to a certain extent, is subject to general economic, political, financial, competitive and other factors that are beyond our control. We cannot provide any assurance that our business will generate sufficient cash flow from operations or that future borrowings will be available under certain of our debt agreements in an amount sufficient to enable us to service our indebtedness.

Our debt agreements contain certain restrictive covenants and customary events of default. These restrictive covenants limit our ability to take certain actions, such as, among other things: make restricted payments; incur additional debt and issue preferred or disqualified stock; create liens; create or permit to exist restrictions on our ability or the ability of our restricted subsidiaries to make certain payments or distributions; engage in sale-leaseback transactions; engage in mergers or consolidations or transfer all or substantially all of our assets; designate restricted and unrestricted subsidiaries; make certain dispositions and transfers of assets; enter into transactions with affiliates; and guarantee indebtedness. One or more of these restrictive covenants may limit our ability to execute our preferred business strategy, take advantage of business opportunities or react to changing industry conditions.

Upon an event of default, if not waived by our lenders, our lenders may declare all amounts outstanding to be due and payable, which may cause cross-defaults under our other debt obligations. If our current lenders accelerate the maturity of our indebtedness, we may not have sufficient capital available at that time to pay the amounts due to our lenders on a timely basis, and there is no guarantee that we would be able to repay, refinance, or restructure the payments on such debt. Further, under our senior secured indebtedness, the lenders would have the right to foreclose on certain of our assets, which could have a material adverse effect on our Company.

Upon the occurrence of a “change of control” as specified in each of the principal debt agreements of our manufacturing operations, we are required to offer to repurchase or repay such indebtedness. Under these agreements, a “change of control” is generally defined to include, among other things: (a) the acquisition by a person or group of at least 35 percent of our common stock, or, in the case of our 2018 Convertible Notes and our 2019 Convertible Notes, 50 percent of our common stock, (b) a merger or consolidation as a result of which holders of our common stock own less than a majority of the equity in the resulting entity, or (c) replacement of a majority of the members of our Board of Directors by persons who were not nominated by our current directors. Under our senior secured indebtedness, a change in control would result in an immediate event of default, which would allow our lenders to accelerate the debt owed to them. Under the indentures governing our debt securities, we may be required to offer to purchase the outstanding notes under such indentures at a premium upon a change in control. In any such event, we may not have sufficient funds available to repay amounts outstanding under these agreements, which may also cause cross-defaults under our other debt obligations. Further, under our senior secured indebtedness, the lenders could have the right to foreclose on certain of our assets, which could have a material adverse effect on our financial position and results of operations.

Despite our current levels of debt, we may still be able to incur more debt. This could further exacerbate the risks associated with our substantial debt.

We may be able to incur additional debt in the future. The terms of the indenture and the agreement governing the Senior Secured Term Loan Credit Facility allow us to incur substantial amounts of additional debt, subject to certain limitations. For example, under the indenture and the Senior Secured Term Loan Credit Facility agreement we may incur additional indebtedness if, immediately after giving effect to the incurrence of such indebtedness and the receipt and application of the net proceeds therefrom, our consolidated cash flow ratio (as defined in the indenture and the agreement governing the Senior Secured Term Loan Credit Facility) would be greater than 2.0 to 1.0 for the four full fiscal quarters for which quarterly or annual financial statements are available immediately preceding the incurrence of such indebtedness. Additionally, we may incur additional indebtedness in an amount equal to the greater of: $200 million and a borrowing base equal to 85% of accounts receivable and 60% of inventory (up to a maximum of $1,000 million) under one or more credit facilities and an additional $150 million under any type of borrowing arrangement under the indenture. The indentures governing the 2018 Convertible Notes and 2019 Convertible Notes do not limit our ability to incur additional indebtedness. The ABL Facility permits Navistar, Inc. to borrow up to $175 million. As of October 31, 2016, Navistar, Inc. had no outstanding borrowings under this facility and, because of an insufficient borrowing base, had no availability to borrow any amounts under this facility. If new indebtedness is added to our current debt levels, the risks we face with respect to our substantial indebtedness could intensify. Moreover, the indenture governing the notes and our other debt agreements do not impose any limitation on our incurrence of liabilities that are not considered “indebtedness” under the terms of such documents.

NIC is a holding company that has no independent operations and is dependent on its subsidiaries for cash.

NIC is a holding company, and substantially all of its consolidated assets are held by its subsidiaries. Accordingly, its cash flows and ability to meet its obligations are largely dependent upon the earnings of its subsidiaries and the payment of such earnings to it in the form of dividends, distributions, loans or otherwise, and repayment of such loans or advances from it. These subsidiaries are separate and distinct legal entities and generally have no obligation to provide NIC with funds for its payment obligations, whether by dividends, distributions, loans or otherwise. The ability of NIC’s subsidiaries to pay dividends or make other advances or transfers of funds will depend on their respective results of operations and may be restricted by, among other things, applicable law and contractual provisions limiting the amount of funds available to make dividends and agreements of those subsidiaries. For example, the payment of dividends by NFC to Navistar, Inc. is limited by the terms of NFC’s bank credit facility and the payment of dividends by Navistar, Inc. to NIC is limited by the terms of the ABL Facility. See “Description of Certain Indebtedness—Financial Services Operations—Asset-Backed Debt” and “Description of Certain Indebtedness—Manufacturing Operations—ABL Facility.”

The notes and the guarantee will not be secured by any of our assets and therefore will be effectively subordinated to our existing and future secured indebtedness.

The notes and the guarantee will be general unsecured obligations ranking effectively junior in right of payment to all existing and future secured debt of NIC or the Guarantor to the extent of the collateral securing such debt. The Guarantor had approximately $1,063 million of outstanding secured debt at October 31, 2016 under certain financing arrangements and capital lease obligations. In addition, the indenture governing the notes permits the incurrence of additional debt, some of which may be secured debt. Our other debt agreements may also permit the incurrence by us of additional secured debt. For example, we may incur additional secured indebtedness in an amount equal to the greater of: $200 million and a borrowing base equal to 85% of accounts receivables and 60% of inventory (up to a maximum of $1,000 million) under one or more credit facilities. In the event that NIC or the Guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, creditors whose debt is secured by assets of NIC or the Guarantor will be entitled to the remedies available to secured holders under applicable laws, including the foreclosure of the collateral securing such debt, before any payment may be made with respect to the notes or the guarantee. As a result, there may be insufficient assets to pay amounts due on the notes and holders of the notes may receive less, ratably, than holders of secured indebtedness.

The notes are structurally subordinated to the existing and future liabilities of our subsidiaries that do not guarantee the notes to the extent of the assets of such non-guarantor subsidiaries.

Initially, the notes will only be guaranteed by Navistar, Inc. As a result, the notes will be structurally subordinated to all existing and future liabilities of our other subsidiaries that do not guarantee the notes. Therefore, NIC’s rights and the rights of its creditors to participate in the assets of any non-guarantor subsidiary in the event that such a subsidiary is liquidated or reorganized are subject to the prior claims of such subsidiary’s creditors. As a result, all indebtedness and other liabilities, including trade payables, of the non-guarantor subsidiaries, whether secured or unsecured, must be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to NIC in order for NIC to meet its obligations with respect to the notes. To the extent that NIC may be a creditor with recognized claims against any subsidiary, its claims would still be subject to the prior claims of such subsidiary’s creditors to the extent that they are secured or senior to those held by it. NIC’s subsidiaries may incur additional indebtedness and other liabilities under the terms of the indenture governing the notes.

As of October 31, 2016, after giving effect to the completion of this offering, NIC’s non-guarantor Restricted Subsidiaries would have had (i) approximately $14 million of outstanding indebtedness and (ii) approximately $1,611 million of assets, net of liabilities including trade payables and accrued expenses; and NIC’s Unrestricted Subsidiaries would have had (i) approximately $1,827 million of outstanding indebtedness, of which $1,808 million was indebtedness of our financial services operations, (ii) approximately $1,936 million of liabilities, of which $1,933 million were liabilities of our financial services operations, and (iii) approximately $2,473 million of total assets, of which $2,116 million constituted assets of our financial services operations.

A number of our subsidiaries are classified as “Unrestricted Subsidiaries” under the indenture and thus are not bound by any of the covenants or operating restrictions contained in the indenture.

All of the subsidiaries that comprise our financial services operations, the Blue Diamond joint venture entities and those subsidiaries whose principal business is owning one of our International truck dealerships are classified as “Unrestricted Subsidiaries” under the indenture. As a result, these subsidiaries are not bound by any of the covenants or operating restrictions contained in the indenture, and their outstanding indebtedness will not affect, among other things, the amount of indebtedness that NIC and its Restricted Subsidiaries may incur under the indenture. For fiscal 2016, our Unrestricted Subsidiaries generated $589 million of net sales of manufactured products to third parties and approximately $102 million of Manufacturing Adjusted EBITDA. For the most part, the indenture does not restrict our ability to engage in transactions with our financial services subsidiaries under these agreements. As a result, we will be able to incur additional indebtedness from, or make loans to or investments in, or otherwise engage in ordinary course transactions with, such subsidiaries pursuant to the terms of these agreements.

Our ability to generate the significant amount of cash needed to pay interest and principal on the notes and service our other debt and financial obligations and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the notes, depends on our ability to generate cash in the future. We are subject to general economic, industry, financial, competitive, legislative, regulatory and other factors that are beyond our control. As a result, we may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. Our ability to refinance debt or obtain additional financing will depend on, among other things:

•	our financial condition at the time;

•	restrictions in the indenture governing the notes and any other indebtedness; and

•	other factors, including financial market or industry conditions.

As a result, we may not be able to refinance any of our indebtedness, including the notes, on commercially reasonable terms, or at all. If our operations do not generate sufficient cash flow from operations, and additional borrowings or refinancings are not available to us, we may not have sufficient cash to enable us to meet all of our obligations, including payments on the notes.

The terms of the agreements governing our indebtedness contain significant restrictions that limit our operating and financial flexibility.

The indenture governing the notes and the agreements governing our and our subsidiaries’ other indebtedness contain various covenants and other restrictions that limit our ability and the ability of our restricted subsidiaries to engage in specified types of transactions. These covenants and other restrictions limit our and our restricted subsidiaries’ ability to, among other things:

•	make restricted payments;

•	incur additional debt and issue preferred or disqualified stock;

•	create liens;

•	create or permit to exist restrictions on our ability or the ability of our restricted subsidiaries to make certain payments or distributions;

•	engage in sale-leaseback transactions;

•	engage in mergers or consolidations or transfer all or substantially all of our assets;

•	designate restricted and unrestricted subsidiaries;

•	make certain dispositions and transfers of assets;

•	place limitations on the ability of our restricted subsidiaries to make distributions;

•	enter into transactions with affiliates; and

•	guarantee indebtedness.

These restrictions on operations and financings, as well as those that may be contained in future debt agreements, may limit our ability to execute preferred business strategies. Moreover, if operating results fall below current levels, we may be unable to comply with these covenants. If that occurs, our lenders, including you, could accelerate their debt. If their debt is accelerated, we may not be able to repay all of their debt, in which case your notes may not be fully repaid, if they are repaid at all.

We may not have the ability to raise the funds necessary to purchase the notes upon a change of control, and our future debt may contain limitations on our ability to repurchase the notes.

Upon the occurrence of certain kinds of change of control events, as specified in the indenture, you will have the right, as a holder of the notes, to require us to repurchase all of your notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of Notes—Certain Covenants—Change of Control.”

We may not be able to pay you the required price for your notes at that time because we may not have available funds to pay the repurchase price. In addition, the terms of our future debt may prevent us from paying you. We cannot assure you that we would be able to repay such other debt or obtain consents from the holders of such other debt to repurchase the notes. Any requirement to offer to purchase the notes may result in us having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance our outstanding indebtedness, such financing may be on terms unfavorable to us. In addition, our ability to repurchase the notes may be limited by law or by regulatory authority.

Our failure to repurchase surrendered notes at a time when such repurchase is required by the indenture would constitute a default under the indenture. A default under the indenture or the change of control itself could also lead to a default under the agreements governing our other indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes.

Certain of the covenants in the indenture will not apply during any period in which the notes are rated investment grade by both Moody’s and Standard & Poor’s.

Certain of the covenants in the indenture will not apply to us during any period in which the notes are rated investment grade by both Moody’s and Standard & Poor’s, provided that at such time no default has occurred and is continuing. Such covenants restrict, among other things, our ability to make restricted payments, incur debt and enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain these ratings. However, suspension of these covenants would allow us to engage in certain transactions that would not otherwise be permitted while these covenants were in effect. To the extent that the covenants are subsequently reinstated, any such actions taken while the covenants were suspended would not result in a default under the indenture.

Federal and state fraudulent conveyance laws may permit a court to void the guarantee, and, if that occurs, you may not receive any payments on the guarantee.

The issuance of the guarantee may be subject to review under federal and state fraudulent conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration generally will be a fraudulent conveyance if:

•	it was paid with the intent of hindering, delaying or defrauding creditors; or

•	the Guarantor received less than fair consideration in return for issuing a guarantee and either:

•	the Guarantor was insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

•	payment of the consideration left the Guarantor with an unreasonably small amount of capital to carry on the business; or

•	the Guarantor intended to, or believed that it would, incur debts beyond its ability to pay the debt.

If a court were to find that the issuance of a guarantee was a fraudulent conveyance, the court could void the payment obligations under such guarantee or further subordinate such guarantee to presently existing and future indebtedness, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of a guarantee could result in an event of default with respect to our other debt that could result in acceleration of that debt.

We cannot assure you that an active trading market will be maintained for the notes.

The notes will be issued as additional notes under the indenture governing the Existing Senior Notes. The notes will be treated as a single series with the Existing Senior Notes for all purposes under the indenture, will have the same terms as the Existing Senior Notes and will be fungible with the Existing Senior Notes. Although the underwriters make a market in the Existing Senior Notes and have advised us that, following the completion of the offering, they intend to continue to make a market in the notes as permitted by applicable law, there is no guarantee that such trading market will be maintained for the notes.

If an active trading market is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price. Accordingly, you may be required to bear the financial risk of your investment in the notes indefinitely.

The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of the notes;

•	our ratings published by major credit rating agencies;

•	our financial performance;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

We cannot assure you that an active market for the notes will continue.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to the notes could cause the liquidity or market value of the notes to decline.

The Existing Senior Notes have been rated by rating agencies. A rating is not a recommendation to purchase, sell or hold the notes. We cannot assure you that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant. Any lowering or withdrawal of a rating by a rating agency could reduce the liquidity or market value of the notes.

The notes offered hereby would not be fungible with the Existing Senior Notes if the notes offered hereby were Contingent Payment Debt Instruments.

We intend for the notes offered hereby to be fungible with the Existing Senior Notes. One requirement of fungibility is that the notes offered hereby be issued as a “qualified reopening” of the Existing Senior Notes. One requirement for the issuance of the notes offered hereby to constitute a qualified reopening is that the notes not be contingent payment debt instruments. As described further in “Certain U.S. Federal Income Tax Considerations,” we believe that the notes are not contingent payment debt instruments, and we are taking the position that they are not contingent payment debt instruments. There is a risk, however, that the Internal Revenue Service (the “IRS”) could challenge this treatment. If the IRS were to successfully recharacterize the notes as contingent payment debt instruments, then the issuance of the notes offered hereby would not constitute a qualified reopening, and the notes offered hereby would not be fungible with the Existing Senior Notes.

The notes will be issued with original issue discount for U.S. federal income tax purposes.

Because we intend to treat the notes as issued pursuant to a qualified reopening of the Existing Senior Notes, the issue price of the notes will be, for U.S. federal income tax purposes, the same as the issue price of the Existing Senior Notes, which were issued with original issue discount (“OID”) for U.S. federal income tax purposes. As a result, in addition to the stated interest on a note, a U.S. Holder (as defined in “Certain U.S. Federal Income Tax Considerations”) may generally be required to include the OID on such note in gross income (as ordinary income) as it accrues on a constant yield-to-maturity basis for U.S. federal income tax purposes, in advance of the receipt of the cash payments to which such OID is attributable and regardless of the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated herein contain forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, and such forward-looking statements only speak as of the date of this prospectus supplement. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “committed,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus supplement and the documents incorporated herein, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. Some of these factors include:

•	estimates we have made in preparing our financial statements;

•	the anticipated consummation and implementation of our recently announced strategic alliance with Volkswagen Truck & Bus GmbH;

•	our development of new products and technologies;

•	anticipated sales, volume, demand, markets for our products and financial performance;

•	anticipated performance and benefits of our products and technologies;

•	our business strategies relating to, and our ability to meet, federal and state regulatory heavy-duty diesel emissions standards applicable to certain of our engines, including the timing and costs of compliance and consequences of noncompliance with such standards, as well as our ability to meet other federal, state and foreign regulatory requirements;

•	our business strategies and long-term goals, and activities to accomplish such strategies and goals;

•	our ability to implement our strategy focused on growing our Core business, seeking new sources of revenue, driving operational excellence, leveraging the VW T&B alliance, investing in our people and improving our financial performance, as well as the results we expect to achieve from the implementation of our new strategy;

•	our expectations related to new product launches;

•	anticipated results from the realignment of our leadership and management structure;

•	anticipated benefits from acquisitions, strategic alliances and joint ventures we complete;

•	our expectations and estimates relating to restructuring activities, including restructuring charges and timing of cash payments related thereto, and operational flexibility, savings and efficiencies from such restructurings;

•	our expectations relating to the potential effects of anticipated divestitures and closures of businesses;

•	our expectations relating to our cost-reduction actions and actions to reduce discretionary spending;

•	our expectations relating to our ability to service our long-term debt;

•	our expectations relating to our wholesale and retail finance receivables revenues;

•	our expectations and estimates relating to our used truck inventory;

•	liabilities resulting from environmental, health and safety laws and regulations;

•	our anticipated capital expenditures;

•	our expectations relating to payments of taxes;

•	our expectations relating to warranty costs;

•	our expectations relating to interest expense;

•	our expectations relating to impairment of goodwill and other assets;

•	costs relating to litigation and similar matters;

•	estimates relating to pension plan contributions and unfunded pension and postretirement benefits;

•	trends relating to commodity prices;

•	anticipated trends, expectations and outlook relating to matters affecting our financial condition or results of operations; and

•	other factors described in the “Risk Factors” section of this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference.

All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the calculation of our ratio of earnings to fixed charges for the periods indicated:

	Fiscal year ended October 31,
	2016	2015	2014	2013	2012
	(in millions)
Loss before income tax benefit (expense) (1)	$(38)	$(109)	$(565)	$(985)	$(1,082)
Less: Net income attributable to non-controlling interests	(32)	(33)	(40)	(54)	(48)
Dividends from non-consolidated affiliates	12	12	12	13	7
Interest expense (2)	290	270	265	264	213
Debt amortization expense	37	37	49	57	46
Interest portion of rent expense (3)	17	19	20	24	21

Total earnings (loss)	$286	$196	$(259)	$(681)	$(843)
Capitalized interest	$3	$1	$—	$5	$9
Interest expense (2)	307	289	285	288	234
Debt amortization expense	37	37	49	57	46

Total fixed charges	$347	$327	$334	$350	$289
Ratio of earnings to fixed charges	0.82	0.60	—	—	—
Earnings shortfall	$(61)	$(131)	$(593)	$(1,031)	$(1,132)

(1)	Excludes equity in income (loss) of non-consolidated affiliates.

(2)	Excludes interest expense on income tax contingencies.

(3)	Represents an estimated amount of rental expense (33%) that is deemed to be representative of the interest factor.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of the notes in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $197 million. We expect to use the net proceeds of this offering for general corporate purposes, including working capital and capital expenditures.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and marketable securities and capitalization as of October 31, 2016 on:

•	an actual basis; and

•	an as adjusted basis to give effect to the sale of the notes in this offering.

This table should be read in conjunction with the information contained herein under the heading “Use of Proceeds,” and under the heading “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and in our consolidated financial statements and the notes thereto, each of which is in our 2016 Annual Report, which is incorporated by reference in this prospectus supplement.

	At October 31, 2016
	Actual	As adjusted
	(in millions, except per share data)
Cash, cash equivalents and marketable securities:
Manufacturing operations	$800	$997
Financial services operations	50	50

Total cash, cash equivalents and marketable securities	$850	$1,047

Total debt (including current portion):
Manufacturing operations:
Senior Secured Term Loan Credit Facility, net of unamortized discount and debt issuance costs of $14 million and $7 million, respectively	$1,009	$1,009
Existing 8.25% Senior Notes, net of unamortized discount and debt issuance costs of $15 million and $12 million, respectively	1,173	1,173
8.25% Senior Notes offered hereby	—	200
2018 Convertible Notes, net of unamortized discount and debt issuance costs of $10 million and $1 million, respectively	189	189
2019 Convertible Notes, net of unamortized discount and debt issuance costs of $24 million and $4 million, respectively	383	383
Financing arrangements and capital lease obligations (1)	42	42
Loan agreement relating to Tax Exempt Bonds (2)	220	220
Financed lease arrangements (3)	52	52
Other	28	28

Total manufacturing operations debt	3,096	3,296

Financial services operations:
Asset-backed debt issued by consolidated SPEs, at variable rates, due serially through 2022	753	753
Bank revolvers, at fixed and variable rates, due dates from 2017 through 2021	861	861
Commercial paper, at variable rates, program matures in 2017	96	96
Borrowings secured by operating and finance leases, at various rates, due serially through 2021	98	98

Total financial services debt	1,808	1,808

Total debt	$4,904	$5,104

	At October 31, 2016
	Actual	As adjusted
	(in millions, except per share data)
Stockholders’ deficit:
Series D convertible junior preference stock	$2	$2
Common stock ($0.10 par value per share, 220.0 million shares authorized, 86.8 million shares issued)	9	9
Additional paid in capital	2,499	2,499
Accumulated deficit	(4,963)	(4,963)
Accumulated other comprehensive loss	(2,640)	(2,640)
Common stock held in treasury, at cost, 5.2 million shares	(205)	(205)

Total stockholders’ deficit attributable to NIC	(5,298)	(5,298)
Stockholders’ equity attributable to non-controlling interests	5	5

Total stockholders’ deficit	$(5,293)	$(5,293)

Total capitalization	$(389)	$(189)

(1)	Included in our financing arrangements and capital lease obligations as of October 31, 2016 are: (i) $3 million of financing arrangements that involve the sale and leaseback of manufacturing equipment that we consider to be integral equipment, and thus we account for these arrangements as financings, (ii) $37 million related to the lease of a manufacturing facility in Cherokee, Alabama and the purchase of certain machinery and equipment within that facility, and (iii) $2 million of capital leases for real estate and equipment.

(2)	In October 2010, we benefited from the issuance of certain tax-exempt bond financings, of which: (i) the Illinois Finance Authority issued and sold $135 million aggregate principal amount of Recovery Zone Facility Revenue Bonds due October 15, 2040, and (ii) The County of Cook, Illinois issued and sold $90 million aggregate principal amount of Recovery Zone Facility Revenue Bonds, also due October 15, 2040 (collectively, the “Tax Exempt Bonds”). The proceeds from the issuance of the Tax Exempt Bonds are restricted, and must be used substantially for capital expenditures related to financing the relocation of our headquarters, the expansion of an existing warehouse facility, and the development of certain industrial and testing facilities, together with related improvements and equipment (the “Projects”). The payment of principal and interest on the Tax Exempt Bonds is guaranteed by Navistar, Inc. The funds received from the issuance of the Tax Exempt Bonds were deposited directly into trust accounts by the bonding authority at the time of issuance, and will be remitted to us on a reimbursement basis as we make qualified capital expenditures related to the Projects. As we make qualifying capital expenditures and are reimbursed by the Trust, we report the corresponding amounts as capital expenditures and proceeds from issuance of debt within our Consolidated Statement of Cash Flows. In November 2010, we finalized the purchase of the property and buildings that we are developing into our new world headquarters site. As of October 31, 2016, we had received reimbursements for the entire $225 million under the Tax Exempt Bonds.

(3)	Represents certain third-party equipment financings provided by BMO Financial Group and its wholly-owned subsidiary BMO Harris Bank N.A., our preferred source of retail customer financing for equipment offered by us and our dealers in the United States. We have accounted for these financings as an obligation on our consolidated balance sheet because the initial sales transactions do not qualify for revenue recognition under GAAP as we retain substantial risks of ownership in the leased property. As a result, the proceeds from the transfer are recorded as an obligation and amortized to revenue over the term of the financing. The remaining obligation will be amortized through 2018 with interest rates ranging from 4.1% to 12.5%.

MANAGEMENT

The following sets forth selected information for each of the principal officers listed below.

Name	Age	Position
Troy A. Clarke	61	President and Chief Executive Officer and Director
Walter G. Borst	54	Executive Vice President and Chief Financial Officer
William R. Kozek	54	President, Truck and Parts
Persio V. Lisboa	51	President, Operations
William V. McMenamin	57	President, Financial Services and Treasurer
Steven K. Covey	65	Senior Vice President and General Counsel
Samara A. Strycker	44	Senior Vice President and Corporate Controller
Curt A. Kramer	48	Corporate Secretary

Troy A. Clarke has served as our President and Chief Executive Officer and as a member of our board of directors since April 2013. Mr. Clarke served as our President and Chief Operating Officer from August 2012 to April 2013. Prior to holding these positions, Mr. Clarke served at Navistar, Inc. as President of the Truck and Engine Group from June 2012 to August 2012, as President of Asia-Pacific Operations of Navistar, Inc. from 2011 to 2012, and as Senior Vice President of Strategic Initiatives of Navistar, Inc. from 2010 to 2011. Prior to joining Navistar, Inc., Mr. Clarke held various positions at General Motors Company, including President of GM North America from 2006 to 2009 and President of GM Asia Pacific from 2003 to 2006. On June 1, 2009, GM filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code.

Walter G. Borst has served as our Executive Vice President and Chief Financial Officer since June 2013. Prior to joining us, Mr. Borst served as Chairman, President and CEO of GM Asset Management and Vice President of GM since 2010. Prior to that, Mr. Borst served as Vice President and Treasurer of GM from 2009 to 2010 and as Treasurer of GM from 2003 to 2009. On June 1, 2009, GM filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code.

William R. Kozek has served as President, Truck and Parts of Navistar, Inc. since November 2014. Prior to holding this position, Mr. Kozek served as President of North America Truck and Parts of Navistar, Inc. from June 2013 to November 2014. Prior to joining Navistar, Inc., Mr. Kozek held various positions at PACCAR, including as its Vice President and General Manager of its Peterbilt division from January 2012 to June 2013, as Vice President, China from June 2011 to December 2011 and as Vice President and General Manager of PACCAR’s Kenworth division from October 2008 to May 2011. Mr. Kozek began his career as an accountant for Peterbilt in 1987, and served in a number of finance roles before moving into operations as a Parts District Manager for the Kenworth division in 1995. He spent the next 16 years at Kenworth moving through a number of key operational roles with increasing responsibility.

Persio V. Lisboa has served as President, Operations of Navistar, Inc. since November 2014. Prior to holding this position, Mr. Lisboa served as the Senior Vice President, Chief Procurement Officer of Navistar, Inc. from December 2012 to November 2014, as Vice President, Purchasing and Logistics and Chief Procurement Officer of Navistar, Inc. from October 2011 to November 2012 and Vice President, Purchasing and Logistics of Navistar, Inc. from August 2008 to October 2011. Prior to these positions, Mr. Lisboa held various management positions within the Company’s North American and South American operations.

William V. McMenamin has served as our President, Financial Services and Treasurer since August 2015. He has also served as President of NFC since January 2013. Mr. McMenamin served as Vice President, Chief Financial Officer and Treasurer of NFC from October 2008 to January 2013. Prior to these positions, he served as Vice President of Strategy of NFC from May 2007 to October 2008, Vice President of Credit of NFC from April 2005 to May 2007, and Director of Corporate Finance of Navistar, Inc. from 2001 to 2005. Prior to joining Navistar, Mr. McMenamin held various positions in finance and accounting with a human resources services company, a national bank and a national accounting firm.

Steven K. Covey has served as our Senior Vice President and General Counsel since September 2004 and Chief Ethics Officer from February 2008 to July 2014. Prior to holding these positions, Mr. Covey served as Deputy General Counsel of Navistar, Inc. from April 2004 to September 2004 and as Vice President and General Counsel of NFC from 2000 to 2004. Mr. Covey also served as our Corporate Secretary from 1990 to 2000 and Associate General Counsel of Navistar, Inc. from 1992 to 2000.

Samara A. Strycker has served as our Senior Vice President and Corporate Controller since August 2014. Prior to joining us, Ms. Strycker served as Regional Controller, Americas, of General Electric Healthcare (“GE Healthcare”) from July 2010 to July 2014 and prior to that position she served as Assistant Controller of GE Healthcare from September 2008 to July 2010. Prior to joining GE Healthcare, Ms. Strycker was employed at PricewaterhouseCoopers, LLP from 1993 to 2008. Ms. Strycker is a Certified Public Accountant.

Curt A. Kramer has served as our Corporate Secretary since December 2007. Mr. Kramer has also served as Associate General Counsel and Corporate Secretary of Navistar, Inc. since December 2007. Prior to holding these positions, Mr. Kramer served as General Attorney of Navistar, Inc. from April 2007 to December 2007, Senior Counsel of Navistar, Inc. from 2004 to 2007, Senior Attorney of Navistar, Inc. from 2003 to 2004, and Attorney of Navistar, Inc. from 2002 to 2003. Prior to joining Navistar, Inc., Mr. Kramer was in private practice.

We incorporate by reference in this prospectus supplement certain information relating to, among other things, executive officer and director compensation, transactions with related parties and ownership of NIC common stock. See “Incorporation of Certain Documents by Reference.”

DESCRIPTION OF NOTES

In this “Description of Notes,” “NIC” refers only to Navistar International Corporation and not to any of its Subsidiaries, as defined herein. The definitions of certain other terms used in this description are set forth throughout the text or under “Certain definitions.”

NIC will issue, and the Initial Subsidiary Guarantor will guarantee, the $200,000,000 aggregate principal amount of 8.25% Senior Notes due 2021 offered hereby under the indenture (the “Indenture”), dated as of October 28, 2009, among NIC, the Initial Subsidiary Guarantor and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The terms of the notes offered hereby include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). The notes offered hereby will be issued as additional notes under the Indenture (“Additional Notes”), and will be treated together with any of our then outstanding 8.25% Senior Notes due 2021 (the “Existing Senior Notes”) as a single class for all purposes under the Indenture. As of October 31, 2016, we had $1,200 million aggregate principal amount of outstanding Existing Senior Notes. The terms of the notes offered hereby (other than their issue date, public offering price and first interest payment date) will be identical to those of the Existing Senior Notes. The notes offered hereby will have the same CUSIP and ISIN numbers as the Existing Senior Notes and will be fungible with the Existing Senior Notes.

The notes offered hereby will bear interest at a rate of 8.25% per year, payable semi-annually in arrears on May 1 and November 1 of each year, beginning on May 1, 2017. Interest will accrue on the notes offered hereby from November 1, 2016 and the initial interest payment on May 1, 2017 to holders of the notes offered hereby will be the same per note as that to holders of the Existing Senior Notes. All pre-issuance accrued interest from November 1, 2016 to, but excluding, the date of issuance will be paid by the purchasers of the notes offered hereby. On May 1, 2017, we will pay this pre-issuance accrued interest to the holders of the notes offered hereby on the applicable record date along with accrued interest on the notes offered hereby from the date of delivery to May 1, 2017. The notes offered hereby will mature on November 1, 2021.

The following description is a summary of the material terms of the Indenture. It does not, however, restate the Indenture in its entirety. You should read the Indenture because it contains additional information and because it and not this description define your rights as a holder of the notes offered hereby. Copies of the Indenture may be obtained by requesting them from NIC at the address indicated under “Where You Can Find More Information.”

Unless the context otherwise requires, references to the “Notes” for all purposes under the Indenture and in this “Description of Notes” include references to the Existing Senior Notes and the Additional Notes.

Brief Description of the Structure and Ranking of the Notes and the Subsidiary Guarantees

The Notes

The Notes will:

•	be NIC’s general unsecured obligations;

•	be structurally subordinated to all existing and future Indebtedness and other liabilities of Subsidiaries of NIC that do not provide Subsidiary Guarantees;

•	to the extent not otherwise secured by the assets of NIC, be effectively subordinated to all existing and future secured Indebtedness of NIC to the extent of the assets securing such Indebtedness;

•	rank equal in right of payment with any and all of NIC’s existing and future Indebtedness that is not subordinated in right of payment to the Notes;

•	rank senior in right of payment to any and all of NIC’s existing and future Indebtedness that is subordinated in right of payment to the Notes, including the Convertible Subordinated Notes; and

•	be guaranteed on a senior basis by the Subsidiary Guarantors.

The Subsidiary Guarantees

Each Subsidiary Guarantee will:

•	be a general unsecured obligation of the Subsidiary Guarantor that granted such Subsidiary Guarantee;

•	to the extent not otherwise secured by assets of such Subsidiary Guarantor, be effectively subordinated to all existing and future secured Indebtedness of such Subsidiary Guarantor to the extent of the assets securing such Indebtedness;

•	rank equal in right of payment with any and all of such Subsidiary Guarantor’s existing and future Indebtedness that is not subordinated in right of payment to its Subsidiary Guarantee; and

•	rank senior in right of payment to any and all of such Subsidiary Guarantor’s existing and future Indebtedness that is subordinated in right of payment to its Subsidiary Guarantee.

General

Initially, the Notes will only be guaranteed by the Initial Subsidiary Guarantor. In the event of a bankruptcy, liquidation or reorganization of any non-guarantor Subsidiaries, such non-guarantor Subsidiaries will likely be required to repay financial and trade creditors before distributing any assets to NIC or a Subsidiary Guarantor.

Not all of NIC’s Subsidiaries are Restricted Subsidiaries. As of the date hereof, all of the Subsidiaries comprising NIC’s Financial Services Segment, the DealCor Subsidiaries, the Blue Diamond Truck and Blue Diamond Parts Subsidiaries and Subsidiaries whose principal business is operating a parts and service center are Unrestricted Subsidiaries. In addition, subject to the covenant described under the caption “Certain Covenants—Limitation on Restricted Payments,” NIC will be permitted to designate additional Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries are not subject to any of the restrictive covenants in the Indenture and will not guarantee the Notes.

Although the Indenture contains limitations on the amount of additional Indebtedness that NIC, the Subsidiary Guarantors and the Restricted Subsidiaries may incur, the amount of such additional Indebtedness could still be substantial.

Principal, Maturity and Interest

NIC issued $1,300 million aggregate principal amount of Existing Senior Notes prior to this offering of which $1,200 million was outstanding as of October 31, 2016. NIC may offer and sell, from time to time, in one or more offerings, Notes. Subject to the covenant described under “Certain Covenants—Limitation on Indebtedness,” any Notes offered and sold will be issued as Additional Notes under the Indenture and NIC is permitted to issue further Additional Notes under the Indenture. The Notes and any Additional Notes that are issued will be treated as a single class of debt securities for all purposes under the Indenture, including those with respect to waivers, amendments, redemptions and Offers to Purchase. The Notes will mature on November 1, 2021 and accrue interest at the rate of 8.25% per annum.

Except as described herein, interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including any issue date, and will be payable semi-annually in arrears on each Note on May 1 and November 1 of each year, commencing on such May 1 or November 1, as the case may be, immediately succeeding any issue date. Interest will be payable to Holders of record on each Note in respect of the principal amount thereof outstanding as of the immediately preceding April 15 or October 15, as the case may be.

Interest will be computed on the basis of a 360-day year comprising twelve 30-day months. Interest on overdue principal and interest will accrue at a rate that is the interest rate on the Notes to the extent permitted by applicable law.

Form of Notes

The Notes will be issued on any applicable issue date only in fully registered form without coupons and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Notes will be initially in the form of one or more global notes (the “global notes”). The global notes will be deposited with the Trustee as custodian for the Depository Trust Company (“DTC”). Ownership of interests in the global notes, referred to in this description as “book-entry interests,” will be limited to persons that have accounts with DTC or their respective participants. The Indenture provides for the issuance of definitive registered Notes in certain circumstances. Please see the section entitled “Book-Entry, Delivery and Form.”

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar (the “Registrar”) and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be made for any registration of transfer, exchange or redemption of the Notes, but NIC may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with any such registration of transfer or exchange.

NIC is not required to transfer or exchange any Note selected for redemption. Also, NIC is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Payments on the Notes; Paying Agent and Registrar

If a Holder has given wire transfer instructions to NIC at least 10 Business Days prior to the applicable payment date, NIC will pay all principal, interest and premium and Additional Interest, if any, on that Holder’s Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the paying agent (the “Paying Agent”) and Registrar within the City and State of New York unless NIC elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Notes; provided that all payments of principal, premium, if any, and interest (including Additional Interest, if any), with respect to the Global Notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the account specified by DTC.

The Trustee will initially act as Paying Agent and Registrar. NIC may change the Paying Agent or Registrar without prior notice to the Holders, and NIC or any of its Subsidiaries may act as Paying Agent or Registrar.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Subsidiary Guarantees

General

The Notes will be initially guaranteed by NIC’s wholly-owned Restricted Subsidiary, Navistar, Inc. Under the Indenture, the Initial Subsidiary Guarantor has agreed to guarantee the due and punctual payment of all amounts payable under the Notes, including principal, premium, if any, and interest (including Additional Interest, if any) payable under the Notes. The Indenture requires any other Restricted Subsidiary that Guarantees Indebtedness of NIC which, together with all other Indebtedness of NIC that is guaranteed by Restricted Subsidiaries, exceeds $35.0 million (other than to the extent such Restricted Subsidiary is a co-borrower with respect to Indebtedness permitted pursuant to clause (3) of “Certain Covenants—Limitation on Incurrence of Indebtedness”) to provide a Subsidiary Guarantee. Please see the section entitled “Certain Covenants—Limitation on Guarantees by Restricted Subsidiaries.”

Each Subsidiary Guarantee of a Subsidiary Guarantor will be a general unsecured obligation of that Subsidiary Guarantor. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by such Subsidiary Guarantor by law or without resulting in its obligations under its Subsidiary Guarantee being voidable or unenforceable under applicable laws relating to fraudulent transfer or under similar laws affecting the rights of creditors generally. Each Subsidiary Guarantor that makes a payment or distribution under its Subsidiary Guarantee will be entitled to contribution from any other Subsidiary Guarantor.

Release of the Subsidiary Guarantees

A Subsidiary Guarantee of a Subsidiary Guarantor will be automatically and unconditionally released (and thereupon shall terminate and be discharged and be of no further force and effect):

(1) in connection with any sale or other disposition (including by merger or otherwise) of the Capital Stock of the Subsidiary Guarantor after which such Subsidiary Guarantor is no longer a Subsidiary of NIC to a Person that is not (either before or after giving effect to such transaction) an Affiliate of NIC, if the sale of all such Capital Stock of that Subsidiary Guarantor complies with the applicable provisions of the Indenture;

(2) if NIC properly designates the Subsidiary Guarantor as an Unrestricted Subsidiary under the Indenture;

(3) solely in the case of a Subsidiary Guarantee created pursuant to the covenant described under “Certain Covenants—Limitation on Guarantees by Restricted Subsidiaries,” upon the release or discharge of the guarantee that resulted in the creation of such Subsidiary Guarantee pursuant to that covenant, except a discharge or release by or as a result of payment under such guarantee;

(4) upon a defeasance (as such term is defined under “Defeasance or covenant defeasance of the Indenture”) or satisfaction and discharge of the Indenture that complies with the provisions under “Defeasance or covenant defeasance of the Indenture” or “Satisfaction and discharge;” or

(5) upon payment in full of the aggregate principal amount of all Notes then outstanding and all other financial obligations under the Indenture and the Notes then due and owing.

Upon any occurrence giving rise to a release of a Subsidiary Guarantee as specified above, the Trustee will execute any documents reasonably required in order to evidence or effect such release, discharge and termination in respect of such Subsidiary Guarantee. Neither NIC nor any Subsidiary Guarantor will be required to make a notation on the Notes to reflect any such Subsidiary Guarantee or any such release, termination or discharge.

Optional Redemption

On or after November 1, 2016, NIC may redeem all or a part of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Interest, if any, thereon, to the applicable redemption date, subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on November 1 of the years indicated below:

Year	Percentage
2016	101.375%
2017 and thereafter	100.000%

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

(2) if the Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate (and in such manner as complies with applicable legal requirements).

Notes and portions thereof that the Trustee selects for redemption will be in principal amounts of $2,000 or an integral multiple of $1,000 in excess thereof. Notices of redemption will be mailed by first class mail, at least 30 but not more than 60 days before any redemption date, to each Holder of the Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due and payable on the redemption date.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

NIC is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, NIC may be required to offer to purchase the Notes as described under the captions “Certain Covenants—Change of Control” and “Certain Covenants—Limitation on Certain Asset Dispositions.” NIC and its Restricted Subsidiaries may at any time and from time to time purchase Notes in the open market or otherwise.

Certain Covenants

Application of Certain Covenants. Following the first day (the “Suspension Period”) that:

(1) the Notes have been assigned an Investment Grade rating by both Rating Agencies; and

(2) no Default under the Indenture has occurred and is continuing,

NIC and its Restricted Subsidiaries will not be subject to the agreements and covenants described under the following captions:

•	“—Limitation on Incurrence of Indebtedness,”

•	“—Limitation on Restricted Payments,”

•	“—Limitation on Certain Asset Dispositions,”

•	“—Limitation on Payment Restrictions Affecting Restricted Subsidiaries,”

•	“—Limitation on Transactions with Affiliates,”

•	“—Limitation on Guarantees by Restricted Subsidiaries,” and

•	clause (2) of the first paragraph of “—Merger, Consolidation, Etc.” (collectively, the “Suspended Covenants”)

In the event that NIC and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade rating or downgrades the rating assigned to the Notes below an Investment Grade rating, then NIC and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this “Description of Notes” as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period. During any Suspension Period, NIC may not designate any Subsidiary to be an Unrestricted Subsidiary unless NIC would have been permitted to designate such Subsidiary to be an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period.

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (2) of the first paragraph of “—Limitation on Incurrence of Indebtedness.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date but not during the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under clause (3) of the first paragraph of “—Limitation on Restricted Payments” and items specified in subclauses (a) through (e) of clause (3) of the first paragraph of “—Limitation on Restricted Payments” will not increase the amount available to be made thereunder. For purposes of determining compliance with the covenant described under “—Limitation on Certain Asset Dispositions,” the Net Unutilized Net Available Proceeds from all Asset Dispositions not applied in accordance with the covenant will be deemed to be reset to zero after the Reversion Date.

In addition, the Indenture also permits, without causing a Default or Event of Default, NIC and its Restricted Subsidiaries to honor any contractual commitments to take actions in the future after any date on which the Notes no longer have an Investment Grade rating from both of the Rating Agencies as long as such contractual commitments were entered into during the Suspension Period and not in anticipation of the Notes no longer having an Investment Grade rating from both of the Rating Agencies.

Limitation on Liens. The Indenture provides that NIC will not, and will not cause or permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens upon any of their respective properties or assets (including, without limitation, any asset in the form of the right to receive payments, fees or other consideration or benefits) whether owned on the Issue Date or acquired after the Issue Date, other than:

(1) Liens granted by NIC or a Subsidiary Guarantor on property or assets of NIC or a Subsidiary Guarantor securing Indebtedness of NIC or a Subsidiary Guarantor that is permitted by the Indenture and that is pari passu with the Notes or the Subsidiary Guarantee; provided, that the Notes or the Subsidiary Guarantee, as the case may be, are secured on an equal and ratable basis with the Indebtedness secured by such Liens for so long as such Indebtedness is so secured;

(2) Liens granted by NIC or a Subsidiary Guarantor on property or assets of NIC or a Subsidiary Guarantor securing Indebtedness of NIC or a Subsidiary Guarantor that is permitted by the Indenture and that is subordinated to the Notes or the Subsidiary Guarantee, provided, that the Notes or the Subsidiary Guarantee, as the case may be, are secured by Liens ranking prior to such Liens;

(3) Permitted Liens;

(4) Liens (including extensions, replacements and renewals thereof) in respect of Acquired Indebtedness permitted by the Indenture; provided, that the Liens in respect of such Acquired Indebtedness secured such Acquired Indebtedness at the time of the incurrence of such Acquired Indebtedness and such Liens and the Acquired Indebtedness were not incurred by NIC, any of its Restricted Subsidiaries or by the Person being acquired or from whom the assets were acquired in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by NIC or any of its Restricted Subsidiaries, and provided, further that such Liens in respect of such Acquired Indebtedness do not extend to or cover any property or assets of NIC or of any Restricted Subsidiary of NIC other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of NIC or any of its Restricted Subsidiaries;

(5) Liens granted in connection with any Qualified Securitization Transaction;

(6) Liens arising from claims of holders of Indebtedness against funds held in a defeasance trust for the benefit of such holders; and

(7) Liens on property or assets of NIC or any Restricted Subsidiary securing Indebtedness incurred pursuant to clauses (3), (7) and (26) of the covenant described below under “—Limitation on Incurrence of Indebtedness.”

Limitation on Incurrence of Indebtedness. The Indenture provides that NIC will not, and will not cause or permit any of its Restricted Subsidiaries to incur, directly or indirectly, any Indebtedness, except:

(1) Indebtedness of NIC or any Subsidiary Guarantor, if immediately after giving effect to the incurrence of such Indebtedness and the receipt and application of the net proceeds thereof, the Consolidated Cash Flow Ratio of NIC for the four full fiscal quarters for which quarterly or annual financial statements are available next preceding the incurrence of such Indebtedness would be greater than 2.0 to 1.0;

(2) Indebtedness outstanding on the Issue Date;

(3) Indebtedness of NIC or any Restricted Subsidiary of NIC under Credit Facilities in an aggregate amount at any one time outstanding pursuant to this clause (3) not to exceed the greater of (a) $200.0 million or (b) the sum of (i) 85.0% of the total book value of accounts receivable and (ii) 60% of the total book value of inventory, in each case as reflected on NIC’s and its Restricted Subsidiaries’ most recent consolidated financial statements prepared in accordance with GAAP; provided that amount in clause (b) of this clause (3) shall not exceed $1,000.0 million;

(4) Indebtedness owed by NIC to any Restricted Subsidiary of NIC or Indebtedness owed by a Restricted Subsidiary of NIC to NIC or a Restricted Subsidiary of NIC; provided, that, upon either (a) the transfer or other disposition by such Restricted Subsidiary or NIC of any Indebtedness so permitted under this clause (4) to a Person other than NIC or another Restricted Subsidiary of NIC or (b) the issuance (other than directors’ qualifying shares), sale, transfer or other disposition of shares of Capital Stock or other ownership interests (including by consolidation or merger) of such Restricted Subsidiary to a Person other than NIC or another such Restricted Subsidiary of NIC, the provisions of this clause (4) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been incurred at the time of any such issuance, sale, transfer or other disposition, as the case may be;

(5) Indebtedness of NIC or any of its Restricted Subsidiaries under any Interest Rate Protection Agreement, Commodity Agreement or Currency Agreement, in each case incurred in the ordinary course of business;

(6) Acquired Indebtedness, if either (i) NIC would be permitted to incur at least $1.00 of additional Indebtedness pursuant to clause (1) above after giving pro forma effect to the relevant acquisition and incurrence of such Acquired Indebtedness or (ii) (a) NIC’s Consolidated Cash Flow Ratio for the most recent four full fiscal quarters for which financial statements are available after giving pro forma effect to the relevant acquisition and incurrence of such Acquired Indebtedness as of the beginning of such four quarter period would be greater than (b) NIC’s Consolidated Cash Flow Ratio for such four quarter period as of immediately prior to such acquisition and incurrence of such Acquired Indebtedness;

(7) Indebtedness incurred by NIC or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in response to worker’s compensation claims or self-insurance;

(8) Indebtedness arising from agreements of NIC or any of its Restricted Subsidiaries providing for adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary of NIC;

(9) obligations in respect of performance and surety bonds and completion guarantees provided by NIC or any of its Restricted Subsidiaries in the ordinary course of business;

(10) Indebtedness consisting of notes issued to employees, officers or directors in connection with the redemption or repurchase of Capital Stock held by such Persons in an aggregate amount not in excess of $10.0 million at any time outstanding;

(11) Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into by NIC or its Restricted Subsidiaries in the ordinary course of business;

(12) the guarantees by NIC or any Restricted Subsidiary of Indebtedness of NIC or any Restricted Subsidiary permitted to be incurred under another provision of this covenant;

(13) Indebtedness incurred to renew, extend, refinance or refund (collectively for purposes of this clause (13) to “refund”) any Indebtedness incurred pursuant to clauses (1), (2) or (6) above, this clause (13) or clauses (14) and (15) below (including any successive refundings); provided, that:

(a) such Indebtedness does not exceed the principal amount (or accreted amount, if less) of Indebtedness so refunded plus the amount of any premium required to be paid in connection with such refunding pursuant to the terms of the Indebtedness refunded or the amount of any premium reasonably determined by NIC as necessary to accomplish such refunding by means of a tender offer, exchange offer, or privately negotiated repurchase, plus the expenses of NIC or such Restricted Subsidiary incurred in connection therewith and

(b) (I) in the case of any refunding of Indebtedness that is pari passu with the Notes, such refunding Indebtedness is made pari passu with or subordinate in right of payment to such

Notes, and, in the case of any refunding of Indebtedness that is subordinate in right of payment to the Notes, such refunding Indebtedness is subordinate in right of payment to such Notes on terms no less favorable to the Holders than those contained in the Indebtedness being refunded,

(II) in either case, the refunding Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, does not have an Average Life that is less than the remaining Average Life of the Indebtedness being refunded (in the event that any portion of such refunding Indebtedness has a scheduled maturity prior to the Notes) and does not permit redemption or other retirement (including pursuant to any required offer to purchase to be made by NIC or any of its Restricted Subsidiaries) of such Indebtedness at the option of the holder thereof prior to the final stated maturity of the Indebtedness being refunded, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to a required offer to purchase made by NIC or any of its Restricted Subsidiaries) which is conditioned upon a change of control of NIC pursuant to provisions substantially similar to those described under the caption “—Change of Control” below or an asset sale pursuant to provisions substantially similar to those described under the caption “—Limitation on Certain Asset Dispositions” below, and

(III) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor may not be incurred to refund any Indebtedness of NIC;

(14) Indebtedness of NIC under the Notes outstanding on the Issue Date and the related Subsidiary Guarantee;

(15) Indebtedness of NIC under the Convertible Subordinated Notes and any obligations of NIC or any of its Restricted Subsidiaries with respect to any hedging and other arrangements entered into by NIC or any of its Restricted Subsidiaries to increase the effective conversion premium with respect to such Convertible Subordinated Notes;

(16) the consummation of any Qualified Securitization Transaction;

(17) Attributable Indebtedness relating to any Sale/Leaseback Transaction with respect to the purchase of tooling and related manufacturing equipment in the ordinary course of business;

(18) the incurrence by NIC or any Restricted Subsidiary of Indebtedness (including Capital Lease Obligations) to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount outstanding at any time not to exceed the greater of (a) $75.0 million or (b) 2.0% of Consolidated Net Tangible Assets at the time of any incurrence thereof;

(19) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock; provided in each such case that the amount thereof is included in Consolidated Fixed Charges of NIC as accrued;

(20) Indebtedness under the Support Agreement and the Master Intercompany Agreements;

(21) Indebtedness consisting of guarantees by NIC or its Restricted Subsidiaries with respect to obligations with respect to the Financial Services Segment in Mexico; provided that the aggregate principal amount of such guarantees shall not exceed the aggregate principal amount of such guarantees outstanding on the Issue Date;

(22) Indebtedness of NIC or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days after incurrence;

(23) Indebtedness of NIC or any Restricted Subsidiary to the extent the net proceeds thereof are promptly deposited to defease the Notes as described below under “—Defeasance or Covenant Defeasance of the Indenture” or “—Satisfaction and Discharge”;

(24) Indebtedness that is subordinated in right of payment to the Notes or the Subsidiary Guarantee, as the case may be, not to exceed in the aggregate $200.0 million at any time outstanding;

(25) Indebtedness consisting of guarantees of Indebtedness in lieu of capital contributions, purchases of Capital Stock or other Investments; provided such guarantee constitutes (a) a Restricted Payment permitted pursuant to the first paragraph of the covenant described below under the caption “—Limitation on Restricted Payments” or clause (16) of the second paragraph thereof or (b) a Permitted Investment pursuant to clauses (15) or (16) of the definition of “Permitted Investments” and in each case such guarantee reduces the amounts available to make other Restricted Payments or Permitted Investments, as the case may be;

(26) Indebtedness of any Foreign Subsidiary incurred for working capital in the ordinary course of business; and

(27) Indebtedness of NIC or any of its Restricted Subsidiaries not otherwise permitted to be incurred pursuant to clauses (1) through (26) above, which, together with any other outstanding Indebtedness incurred pursuant to this clause (27), has an aggregate principal amount not in excess of $150.0 million at any time outstanding.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (27) above, NIC shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described, and may later reclassify any item of Indebtedness described in clauses (1) through (27) above (provided that at the time of reclassification it meets the criteria in such category or categories). In addition, for purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness.

For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred.

If Indebtedness is secured by a letter of credit that serves only to secure such Indebtedness, then the total amount deemed incurred shall be equal to the greater of (1) the principal of such Indebtedness and (2) the amount that may be drawn under such letter of credit.

Limitation on Restricted Payments. The Indenture provides that NIC will not, and will not cause or permit any of its Restricted Subsidiaries to directly or indirectly:

(a) declare or pay any dividend, or make any distribution of any kind or character (whether in cash, property or securities), in respect of any class of its Capital Stock or to the holders thereof in their capacity as stockholders, excluding any (i) dividend or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire its Qualified Capital Stock or (ii) in the case of any Restricted Subsidiary of NIC, dividends or distributions payable to NIC or a Restricted Subsidiary of NIC on a pro rata basis to all holders of the Capital Stock of such Restricted Subsidiary;

(b) purchase, redeem, or otherwise acquire or retire for value shares of Capital Stock of NIC or any options, warrants or rights to purchase or acquire shares of Capital Stock of NIC, excluding any debt security that is convertible into, or exchangeable for, Capital Stock of NIC and any such shares of Capital Stock, options, warrants, rights or securities which are owned by NIC or a Restricted Subsidiary of NIC;

(c) make any Investment (other than a Permitted Investment); or

(d) redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Indebtedness (other than Indebtedness permitted under clause (4) of the covenant described under “—Limitation on Incurrence of Indebtedness”) which is subordinate in right of payment to the Notes or any Subsidiary Guarantee (other than the redemption, defeasance, repurchase, retirement or other acquisition or retirement satisfying a principal installment, sinking fund or maturity, in each case due within one year of the date of such redemption, defeasance, repurchase, retirement or other acquisition or retirement (each of the transactions described in clauses (a) through (d) above (other than any exception to any such clause) being a “Restricted Payment”), if at the time thereof:

(1) an Event of Default, or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing, or

(2) upon giving effect to such Restricted Payment, NIC could not incur at least $1.00 of additional Indebtedness pursuant to the terms of the Indenture described in clause (1) of the covenant described under the caption “—Limitation on Incurrence of Indebtedness” above, or

(3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments made on or after the Issue Date exceeds the sum (without duplication) of:

(a) 50% of cumulative Consolidated Net Income of NIC (or, in the case cumulative Consolidated Net Income of NIC shall be negative, less 100% of such deficit) for the period (treated as a single accounting period) from August 1, 2009 through the last day of NIC’s most recently ended fiscal quarter for which financial statements are available; plus

(b) 100% of the aggregate Net Cash Proceeds and the fair market value of property or marketable securities received after the Issue Date, from the issuance of Qualified Capital Stock of NIC and warrants, rights or options on Qualified Capital Stock of NIC (other than in respect of any such issuance to a Subsidiary of NIC) and the principal amount of Indebtedness of NIC or a Subsidiary of NIC that has been converted into or exchanged for Qualified Capital Stock of NIC after the Issue Date; plus

(c) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount equal to the return of capital with respect to such Investment, less the cost of the disposition of such Investment (including any payments made on guarantees constituting Investments); plus

(d) 100% of the aggregate Net Cash Proceeds received after the Issue Date from Unrestricted Subsidiaries resulting from the receipt of dividends or other distributions or payments, repayments of loans or advances or other transfers of assets or proceeds from the disposition of Capital Stock, in each case to NIC or any Restricted Subsidiary from, or with respect to, interests in Unrestricted Subsidiaries; provided that any such amounts included in this paragraph (d) shall not be included in Consolidated Net Income of NIC for purposes of paragraph (a) above; plus

(e) the portion (proportionate to NIC’s equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary not to exceed the amount of Investments made by NIC or any Restricted Subsidiary (and treated as a Restricted Payment) in such Unrestricted Subsidiary.

For purposes of determining the amount available for or expended for Restricted Payments under this clause (3), property other than cash shall be valued at its fair market value and shall be valued in good faith and set forth in an officers’ certificate delivered to the Trustee when the fair market value of such property exceeds $25.0 million.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph will not prohibit:

(1) any dividend on any class of Capital Stock of NIC paid within 60 days after the declaration thereof if, on the date when the dividend was declared, NIC could have paid such dividend in accordance with the provisions of the Indenture;

(2) the renewal, extension, refunding or refinancing of any Indebtedness otherwise permitted pursuant to clause (13) of the covenant described under the caption “—Limitation on Incurrence of Indebtedness” above;

(3) the exchange or conversion of any Indebtedness of NIC or any of its Restricted Subsidiaries for or into Qualified Capital Stock of NIC;

(4) so long as no Default or Event of Default has occurred and is continuing, any Investment made in exchange for or out of the Net Cash Proceeds of a substantially concurrent sale, or a sale within 60 days of such Investment (other than to a Subsidiary of NIC) of Qualified Capital Stock of NIC; provided, that the proceeds of such sale of Qualified Capital Stock shall not be (and have not been) included in clause (3) of the preceding paragraph;

(5) the redemption, repurchase, retirement or other acquisition of any Capital Stock of NIC or the payment of any dividend or other distribution in respect of any class of its Capital Stock in exchange for or out of the Net Cash Proceeds of the substantially concurrent sale, or a sale within 60 days of such redemption, repurchase, retirement, other acquisition, dividend or other distribution (other than to a Subsidiary of NIC) of Qualified Capital Stock of NIC; provided, that the proceeds of such sale of Qualified Capital Stock shall not be (and have not been) included in clause (3) of the preceding paragraph;

(6) so long as no Event of Default has occurred and is continuing, the redemption, repurchase, retirement or other acquisition of any subordinated Indebtedness of NIC or a Subsidiary Guarantor in exchange for or out of the Net Cash Proceeds of the substantially concurrent sale, or a sale within 60 days of such redemption, repurchase, retirement, or other acquisition (other than to a Subsidiary of NIC) of Qualified Capital Stock of NIC; provided, that the proceeds of such sale of Qualified Capital Stock shall not be (and have not been) included in clause (3) of the preceding paragraph;

(7) cash payments (a) made with respect to the hedging arrangements entered into by NIC or any of its Restricted Subsidiaries to increase the effective conversion premium of the Convertible Subordinated Notes, (b) made to net share settle Convertible Subordinated Notes in an amount not to exceed the principal amount thereof and (c) made in lieu of the issuance of fractional shares in connection with the conversion of the Convertible Subordinated Notes;

(8) the declaration and payment of dividends to holders of any class of Disqualified Capital Stock of NIC or a Restricted Subsidiary of NIC or Preferred Stock of any Restricted Subsidiary of NIC issued after the Issue Date; provided, that such Disqualified Capital Stock or Preferred Stock was issued in accordance with the covenant described under the caption “—Limitation on Incurrence of Indebtedness” above and such dividends constitute Consolidated Fixed Charges;

(9) so long as no Event of Default has occurred and is continuing, any purchase or redemption or other retirement for value of Capital Stock of NIC (including purchases of stock from current or former employees, employees’ spouses, estates or estate planning vehicles in accordance with the terms of employee stock purchase plans) pursuant to any shareholders agreement, management agreement or employee stock option agreement in accordance with the provisions of any such arrangement in an amount in a calendar year not to exceed $15.0 million (with unused amounts in any calendar year carried over to succeeding years subject to a maximum of $25.0 million in any calendar year);

(10) repurchases of Capital Stock deemed to occur upon the exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price thereof or tax withholdings related to the exercise of stock options or warrants or in connection with the vesting of restricted stock;

(11) payments not to exceed $10.0 million per annum in the aggregate to enable NIC to make payments to holders of its Capital Stock in lieu of issuance of fractional shares of its Capital Stock;

(12) so long as no Event of Default has occurred and is continuing the redemption of any other stock purchase rights under a rights plan in an aggregate amount not to exceed $2.5 million;

(13) so long as no Event of Default has occurred and is continuing, Investments in Permitted Joint Ventures and designations of Restricted Subsidiaries as Unrestricted Subsidiaries; provided, that after giving pro forma effect to such Investment or such designation, NIC could incur at least $1.00 of additional Indebtedness pursuant to clause (1) of the covenant described under the caption “—Limitation on Incurrence of Indebtedness” above;

(14) so long as no Event of Default has occurred and is continuing, the repurchase, redemption, acquisition or retirement of subordinated Indebtedness with Unutilized Net Available Proceeds remaining after an Offer to Purchase pursuant to the covenant described under the caption “—Limitation on Certain Asset Dispositions” below;

(15) so long as no Event of Default has occurred and is continuing, the repurchase, redemption, acquisition or retirement of any subordinated Indebtedness at a price not greater than 101% of the principal amount thereof (together with accrued and unpaid interest) following a Change of Control pursuant to provisions similar to those described under the caption “—Change of Control”; provided that NIC shall have complied with the provisions under “—Change of Control” and have purchased all Notes validly tendered and not withdrawn; and

(16) if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (16), does not to exceed $100.0 million in the aggregate since the Issue Date.

Each Restricted Payment described in clauses (1), (7), (9), (13), (14) and (15) of the previous sentence since the Issue Date shall be taken into account (and the Restricted Payments described in the remaining clauses shall not be taken into account) for purposes of computing the aggregate amount of all Restricted Payments made pursuant to clause (3) of the preceding paragraph.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (16) in paragraph (b) above, or is entitled to be incurred pursuant to paragraph (a) above, NIC will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment in any manner that complies with this covenant.

Limitation on Certain Asset Dispositions. The Indenture provides that NIC will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make one or more Asset Dispositions unless:

(1) NIC or the Restricted Subsidiary, as the case may be, receives consideration for such Asset Disposition at least equal to the fair market value of the assets sold or disposed of (as determined in good faith by the Board of Directors of NIC or a member of senior management of NIC);

(2) not less than 75% of the consideration for the disposition consists of Cash Equivalents or the assumption of Indebtedness (other than non-recourse Indebtedness, intercompany Indebtedness or any Indebtedness subordinated to the Notes) of NIC or such Restricted Subsidiary or other obligations relating to such assets (and release of NIC or such Restricted Subsidiary from all liability on the Indebtedness or other obligations assumed); and

(3) all Net Available Proceeds, less any amounts invested or committed to be invested within 360 days of such Asset Disposition in non-current assets related to the business of NIC (including capital expenditures or the Capital Stock of another Person (other than NIC or any Person that is a Restricted Subsidiary of NIC immediately prior to such investment); provided, that immediately after giving effect to any such investment (and not prior thereto) such Person shall be a Restricted Subsidiary of NIC) are applied, on or prior to the 360th day after such Asset Disposition (unless and to the extent that NIC shall determine to make an Offer to Purchase), either to

(a) the permanent reduction and prepayment of any secured Indebtedness of NIC or a Subsidiary Guarantor (other than Indebtedness which is expressly subordinate to the Notes) then outstanding (including a permanent reduction of commitments in respect thereof) or

(b) the permanent reduction and repayment of any Indebtedness of any Restricted Subsidiary of NIC that is not a Subsidiary Guarantor then outstanding (including a permanent reduction of commitments in respect thereof).

The 361st day after such Asset Disposition shall be deemed to be the “Asset Sale Offer Trigger Date,” and the amount of Net Available Proceeds from Asset Dispositions otherwise subject to the preceding provisions not so applied or as to which NIC has determined not to so apply shall be referred to as the “Unutilized Net Available Proceeds.” Within fifteen days after the Asset Sale Offer Trigger Date, NIC shall make an Offer to

Purchase the outstanding Notes at a purchase price in cash equal to 100% of their principal amount plus any accrued and unpaid interest thereon to the Purchase Date. Notwithstanding the foregoing, NIC may defer making any Offer to Purchase outstanding Notes until there are aggregate Unutilized Net Available Proceeds equal to or in excess of $25.0 million (at which time, the amount in excess of $25.0 million, shall be applied as required pursuant to this paragraph). Pending application of the Unutilized Net Available Proceeds pursuant to this covenant, such Unutilized Net Available Proceeds shall be invested in any manner not otherwise prohibited by this Indenture or applied temporarily to reduce any Indebtedness of NIC or a Subsidiary Guarantor (other than Indebtedness which is expressly subordinated in right of payment to the Notes).

If any Indebtedness of NIC or any of its Restricted Subsidiaries ranking pari passu with the Notes requires that prepayment of, or an offer to prepay, such Indebtedness be made with any Net Available Proceeds, NIC may apply such Net Available Proceeds pro rata (based on the aggregate principal amount of the Notes then outstanding and the aggregate principal amount (or accreted value, if less) of all such other Indebtedness then outstanding) to the making of an Offer to Purchase the Notes in accordance with the foregoing provisions and the prepayment or the offer to prepay such pari passu Indebtedness. Any remaining Net Available Proceeds following the completion of the required Offer to Purchase may be used by NIC for any other purpose (subject to the other provisions of the Indenture) and the amount of Net Available Proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero, subject to any subsequent Asset Disposition. These provisions will not apply to a transaction consummated in compliance with the provisions described under the caption “—Merger, Consolidation, Etc.” below.

For purposes of clause (2) of this covenant, the following will be deemed to be cash: (a) the amount of any notes, securities or other similar obligations received by NIC or any Restricted Subsidiary from such transferee that are immediately converted, sold or exchanged (or are converted, sold or exchanged within 90 days of the related Asset Disposition) by the Company or the Restricted Subsidiaries into cash or Cash Equivalents in an amount equal to the Net Cash Proceeds realized upon such conversion, sale or exchange and (b) Qualified Non-Cash Proceeds.

Notwithstanding the foregoing, the provisions of this covenant shall not apply to any Sale/Leaseback Transaction with respect to the purchase of tooling and related manufacturing equipment in the ordinary course of business.

In the event that NIC makes an Offer to Purchase the Notes, NIC shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

NIC’s ability to repurchase the Notes may be limited by other then-existing borrowing agreements of NIC and its Restricted Subsidiaries. There can be no assurance that NIC will be able to obtain such a consent or a waiver of such limitations.

Limitation on Sale/Leaseback Transactions. The Indenture provides that NIC shall not, and shall not cause or permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1) NIC or such Restricted Subsidiary would be entitled to incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction pursuant to any provision of the covenant described under the caption “—Limitation on Incurrence of Indebtedness”;

(2) the Net Available Proceeds received by NIC or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors of NIC or a member of senior management of NIC) of such property; and

(3) NIC or such Restricted Subsidiary applies the Net Available Proceeds of such transaction in compliance with the covenant described under the caption “—Limitation on Certain Asset Dispositions.”

Notwithstanding the foregoing, the provisions of this covenant shall not prohibit NIC or any Restricted Subsidiary from entering into any Sale/Leaseback Transaction with respect to the purchase of tooling and related manufacturing equipment in the ordinary course of business.

Limitation on Payment Restrictions Affecting Restricted Subsidiaries. The Indenture provides that NIC will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or suffer to exist or allow to become effective any consensual encumbrance or restriction of any kind on the ability of any such Restricted Subsidiary to:

(1) pay dividends, in cash or otherwise, or make other payments or distributions on its Capital Stock or any other equity interest or participation in, or measured by, its profits, owned by NIC or by any Restricted Subsidiary of NIC, or make payments or prepayments on any Indebtedness owed to NIC or to any Restricted Subsidiary of NIC;

(2) make loans or advances to or make Investments in NIC or any Restricted Subsidiary of NIC; or

(3) transfer any of their respective property or assets to NIC or to any Restricted Subsidiary of NIC.

The preceding restrictions, however, will not apply to encumbrances or restrictions existing under or by reason of:

(1) applicable law, regulations or order;

(2) customary provisions restricting subletting or assignment of any lease, sublease, license, sublicense or service contract;

(3) Indebtedness or any other contractual requirements (including pursuant to any corporate governance documents in the nature of a charter or by-laws) of a Securitization Subsidiary arising in connection with a Qualified Securitization Transaction, provided, that any such encumbrances and restrictions apply only to such Securitization Subsidiary;

(4) any agreement in effect on the Issue Date as any such agreement is in effect on such date;

(5) any agreement (including Acquired Indebtedness) of any Restricted Subsidiary in effect on the date on which such Restricted Subsidiary became a Subsidiary of NIC and not entered into in anticipation or contemplation of becoming a Subsidiary of NIC; provided that such encumbrance or restriction shall not apply to any assets of NIC or its Restricted Subsidiaries other than such Restricted Subsidiary;

(6) the Indenture, the Notes and the Subsidiary Guarantees;

(7) restrictions relating to any Lien permitted under the Indenture imposed by the holder of such Lien;

(8) restrictions imposed under any agreement to sell assets permitted under the Indenture to any Person pending the closing of such sale;

(9) any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date;

(10) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(11) Indebtedness incurred in compliance with clause (18) of the covenant described under “—Limitation on Incurrence of Indebtedness,” provided that such encumbrance or restriction applies only to assets financed with the proceeds of such Indebtedness;

(12) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business;

(13) encumbrances or restrictions contained in Indebtedness of Restricted Subsidiaries permitted to be incurred under clauses (3), (26) or (27) of the covenant described under “—Limitation on Incurrence of Indebtedness”; provided that any such encumbrances or restrictions are ordinary and customary with respect to the type of Indebtedness being incurred under the relevant circumstances and either (A) such encumbrances or restrictions do not materially impair the NIC’s ability to make payment on the Notes when due or (B) such encumbrances or restrictions only apply if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;

(14) encumbrances or restrictions imposed by the Support Agreement, the Master Intercompany Agreements or the Shy Settlement; and

(15) any encumbrances or restrictions imposed by any amendments, refinancings or replacements of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such amendments, refinancings or replacements are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment, refinancing or replacement.

Limitation on Transactions with Affiliates. The Indenture provides that NIC will not, and will not cause or permit any of its Restricted Subsidiaries to:

(1) sell, lease, transfer or otherwise dispose of any of its property or assets to,

(2) purchase any property or assets from,

(3) make any Investment in, or

(4) enter into or amend or extend any contract, agreement or understanding with or for the benefit of, any Affiliate of NIC or of any Subsidiary (an “Affiliate Transaction”), other than Affiliate Transactions that are on terms that are fair and reasonable to NIC or such Restricted Subsidiary of NIC and that are no less favorable to NIC or such Restricted Subsidiary of NIC than those that could be obtained in a comparable arm’s-length transaction by NIC or such Restricted Subsidiary of NIC from an unaffiliated party; provided, that if NIC or any Restricted Subsidiary of NIC enters into an Affiliate Transaction or series of Affiliate Transactions involving or having an aggregate value of more than $25.0 million, a majority of the disinterested members of the Board of Directors of NIC or a committee thereof shall, prior to the consummation of such Affiliate Transaction, have determined (as evidenced by a resolution thereof) that such Affiliate Transaction meets the foregoing standard; provided further that if NIC or any Restricted Subsidiary of NIC enters into an Affiliate Transaction or series of Affiliate Transactions involving or having an aggregate value of more than $75.0 million, NIC delivers to the Trustee an opinion issued by an independent accounting, appraisal or investment banking firm of national standing stating that such Affiliate Transaction is fair to NIC or such Restricted Subsidiary from a financial point of view.

The foregoing restrictions shall not apply to:

(1) any transaction between Restricted Subsidiaries of NIC, or between NIC and any Restricted Subsidiary of NIC;

(2) transactions entered into pursuant to the terms of the Master Intercompany Agreements, the Tax Allocation Agreement or the Support Agreement;

(3) transactions entered into in the ordinary course of business;

(4) any transaction effected in connection with a Qualified Securitization Transaction;

(5) reasonable fees and compensation paid to and advances of expenses to and indemnity provided on behalf of officers, directors, employees or consultants of NIC or any Subsidiary in the reasonable determination of a member of senior management of NIC or by NIC’s Board of Directors;

(6) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement in effect on the Issue Date;

(7) Restricted Payments and Permitted Investments (other than clause (5) thereof) permitted by the Indenture;

(8) loans or advances to officers, directors, employees or consultants of NIC or any of its Subsidiaries in the ordinary course of business in an aggregate amount outstanding at any time not to exceed $10.0 million;

(9) transactions with Unrestricted Subsidiaries, joint venture partners, customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business which are fair to NIC or its Restricted Subsidiaries, in the reasonable determination of the senior management of NIC, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) any employment, compensation or severance arrangement entered into by NIC or any of its Subsidiaries in the ordinary course of business that is not otherwise prohibited by the Indenture; and

(11) the issuance or sale of Capital Stock (other than Disqualified Stock) of NIC to any Affiliate of NIC and the granting of registration and other customary rights in connection therewith.

Limitation on Guarantees by Restricted Subsidiaries. The Indenture provides that NIC shall not cause or permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee the payment of any Indebtedness of NIC (other than to the extent such Restricted Subsidiary is a co-borrower with respect to Indebtedness permitted pursuant to clause (3) of the covenant described under the caption “—Limitation on Incurrence of Indebtedness”) which, in the aggregate, together with all other Indebtedness of NIC that is guaranteed by Restricted Subsidiaries, exceeds $35.0 million, unless such Restricted Subsidiary of NIC executes and delivers within ten Business Days thereof a supplemental indenture to the Indenture providing for the guarantee of payment of the Notes by such Restricted Subsidiary pursuant to the indenture; provided, that any guarantee by a Subsidiary Guarantor of such other Indebtedness:

(1) (a) (I) is unsecured or (II) is secured and (A) in the case of any such guarantee of Indebtedness of NIC ranking pari passu with the Notes, the Subsidiary Guarantees are secured equally and ratably with any Liens securing such guarantee and (B) in the case of any such guarantee of Indebtedness of NIC subordinated to the Notes, the relevant Subsidiary Guarantees are secured on a basis ranking prior to the Liens securing such guarantee and (b) (I) in the case of any such guarantee of Indebtedness of NIC subordinated or junior to the Notes (whether pursuant to its terms or by operation of law), such guarantee is subordinated pursuant to a written agreement to the relevant Subsidiary Guarantees at least to the same extent and in the same manner as such other Indebtedness is subordinated to the Notes, or (II) the Subsidiary Guarantees are not subordinated or junior to any Indebtedness of such Subsidiary Guarantor; and

(2) such Subsidiary Guarantor waives, and agrees it will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against NIC or any other Subsidiary of NIC as a result of any payment by it under such Subsidiary Guarantees.

NIC shall cause each Restricted Subsidiary that guarantees the payment of any Indebtedness of NIC, which, in the aggregate, together with all other Indebtedness of NIC that is guaranteed by Restricted Subsidiaries, exceeds $35.0 million, after the Issue Date, to execute and deliver to the Trustee, promptly upon any such formation or acquisition (i) a supplemental indenture in form and substance satisfactory to the Trustee which subjects such subsidiary to the provisions of the Indenture as a Subsidiary Guarantor, and (ii) an opinion of counsel to the effect that such supplemental indenture has been duly authorized and executed by such subsidiary and constitutes the legal, valid, binding and enforceable obligation of such subsidiary (subject to such customary exceptions concerning fraudulent conveyance laws, creditors’ rights and equitable principles as may be acceptable to the Trustee in its discretion).

Change of Control. Upon the occurrence of a Change of Control (the date of each such occurrence being the “Change of Control Date”), NIC will notify the Holders in writing of such occurrence and will commence an Offer to Purchase (the “Change of Control Offer”) all Notes then outstanding, in each case, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Purchase Date. Notice of a Change of Control will be mailed by NIC to the Holders not more than 30 days after any Change of Control Date.

None of the provisions relating to a repurchase upon a Change of Control are waivable by the Board of Directors of NIC. NIC could, in the future, enter into certain transactions, including certain recapitalizations of NIC, that would not constitute a Change of Control with respect to the Change of Control purchase feature of the Notes, but would increase the amount of Indebtedness outstanding at such time. If a Change of Control were to occur, there can be no assurance that NIC would have sufficient funds to pay the redemption price for all Notes that NIC is required to redeem. In the event that NIC were required to purchase outstanding Notes pursuant to a Change of Control Offer, NIC expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that NIC would be able to obtain such financing.

With respect to the disposition of property or assets, the phrase “all or substantially all” as used herein and in the Indenture (including as set forth under “—Merger, Consolidation, Etc.” below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders are subject to a Change of Control Offer. In addition, Holders may not be entitled to require the Company to repurchase their Notes in certain circumstances involving a significant change in the composition of the Board of Directors of the Company, including in connection with a proxy contest, where the Company’s Board of Directors does not endorse a dissident slate of directors but approves them as continuing directors for purposes of the Indenture.

NIC’s ability to repurchase the Notes may be limited by other then-existing borrowing agreements of NIC and its Subsidiaries. There can be no assurance that NIC will be able to obtain such a consent or a waiver of such limitations. See “—Limitation on Restricted Payments.”

If NIC makes an Offer to Purchase the Notes as a result of a Change of Control, NIC will comply with all tender offer rules under state and Federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

The Change of Control redemption feature of the Notes may in certain circumstances make more difficult or discourage a takeover of NIC and, thus, the removal of incumbent management.

NIC will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements described in the Indenture applicable to a Change of Control Offer made by NIC and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption has been given pursuant to the Indenture as described under “—Optional redemption,” unless and until there is a default in the payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control and may be conditional upon the occurrence of a Change of Control if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

Reports. So long as any Note is outstanding, notwithstanding whether NIC is subject to the requirements of Sections 13 or 15(d) of the Exchange Act, NIC will file with the SEC (unless the SEC will not accept such filing) and, within 15 days after it files them with the SEC, file with the Trustee and mail or cause the Trustee to mail to the Holders at their addresses as set forth in the register of the Notes, copies of the annual reports and of the information, documents and other reports which NIC is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or which NIC would be required to file with the SEC if NIC then had a class of securities registered under the Exchange Act. Notwithstanding the foregoing, NIC will be deemed to have furnished such information referred to in the previous sentence to the Trustee and the Holders if NIC has filed such reports and other information with the SEC via the EDGAR filing system (or any successor system) and such reports and other information are publicly available. If the SEC will not accept NIC’s filings for any reason, NIC will post the reports, documents and information referred to in the first sentence of this paragraph on its website within the time periods that would apply if NIC were required to file such reports, documents and information with the SEC and, in that event, NIC will be deemed to have furnished such information referred to above to the Trustee and the Holders.

Merger, Consolidation, Etc. NIC will not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of NIC’s assets (determined on a consolidated basis) to any Person unless:

(1) either (a) NIC shall be the surviving or continuing corporation or (b) the Person (if other than NIC) formed by such consolidation or into which NIC is merged or the Person which acquires by conveyance, transfer or lease the properties and assets of NIC and its Restricted Subsidiaries substantially as an entirety (I) shall be a corporation, limited liability company or partnership organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (II) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, premium, if any, interest and Additional Interest, if any, on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of NIC to be performed or observed; provided that in the case where the surviving or continuing Person is not a corporation, a corporation becomes a co-obligor of the Notes;

(2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(II) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), (x) NIC (in the case of clause (a) of the foregoing clause (1)) or such Person (in the case of clause (II) thereof) could incur at least $1.00 of additional Indebtedness pursuant to clause (1) of the covenant described under the caption “—Limitation on Incurrence of Indebtedness” or (y) NIC’s or such Person’s Consolidated Cash Flow Ratio for the most recent four full fiscal quarters for which financial statements are available after giving pro forma effect to such transaction as of the beginning of such four quarter period would be greater than NIC’s Consolidated Cash Flow Ratio for such four quarter period immediately prior to such transaction;

(3) immediately before and after giving effect to such transaction and the assumption contemplated by clause (1)(b)(II) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of the transaction) no Default and no Event of Default shall have occurred or be continuing; and

(4) NIC or such Person shall have delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this provision of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

Notwithstanding the foregoing:

(1) a Restricted Subsidiary of NIC may consolidate with, or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, NIC or another Restricted Subsidiary of NIC; and

(2) a series of transactions involving the sale of Receivables or interests therein by a Securitization Subsidiary in connection with a Qualified Securitization Transaction shall not be deemed to be the sale of all or substantially all of NIC’s assets to the extent such transactions are consummated in the ordinary course of business.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of NIC, the Capital Stock of which constitutes all or substantially all of the properties and assets of NIC, shall be deemed to be the transfer of all or substantially all of the properties and assets of NIC. For the avoidance of doubt, notwithstanding anything to the contrary in this “Description of the Notes” or in the Indenture, the sale, assignment, transfer, conveyance or other disposition of all or any portion of the NIC’s Financial Services Segment, including without limitation through the sale or other disposition of all or any portion of the Capital Stock of any Unrestricted Subsidiary that is part of the Financial Services Segment, or all or any portion of their respective assets or properties, shall not under any circumstances constitute the sale, assignment, transfer, conveyance or disposition of all or substantially all of NIC’s assets (on a consolidated basis) for any purpose whatsoever under the Indenture or the Notes.

Upon any such consolidation, merger, conveyance, lease or transfer in accordance with the foregoing, the successor Person formed by such consolidation or into which NIC is merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, NIC under the Indenture with the same effect as if such successor had been named as NIC therein, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) the predecessor corporation will be relieved of all further obligations and covenants under the Indenture and the Notes.

A Subsidiary Guarantor will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Subsidiary Guarantor is the surviving Person), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Subsidiary Guarantor, in one or more related transactions, to another Person, other than NIC or another Subsidiary Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Subsidiary Guarantor is the surviving corporation, or the Person formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition which has been made (i) is organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of that Subsidiary Guarantor under the Indenture and its Subsidiary Guarantee pursuant to a supplemental indenture satisfactory to the Trustee; or

(b) such sale, assignment, transfer, conveyance or other disposition or consolidation or merger complies with the covenant described under the caption “—Limitation on Certain Asset Dispositions” above.

Events of Default

The following are Events of Default under the Indenture with respect to the Notes:

(1) default in the payment of principal of, or premium, if any, on any Note when due at maturity, upon repurchase, upon acceleration or otherwise, including, without limitation, failure of NIC to repurchase any Note on the date required following a Change of Control; or

(2) default in the payment of any installment of interest or Additional Interest, if any, on any Note when due and continuance of such Default for 30 days or more; or

(3) failure to observe, perform or comply with any of the provisions described under the caption “Certain Covenants—Merger, Consolidation, Etc.” above; or

(4) default (other than a default set forth in clauses (1), (2) and (3) above) in the performance of, or breach of, any other covenant or warranty of NIC or of any Restricted Subsidiary in the Indenture, or in the Notes and failure to remedy such default or breach within a period of 30 days after written notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes; or

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by NIC or any Subsidiary of NIC (other than a Securitization Subsidiary) (or the payment of which is guaranteed by

NIC or any Restricted Subsidiary of NIC), which default is caused by a failure to pay principal of or premium, if any, on such Indebtedness upon its stated maturity or which default results in the acceleration of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $50.0 million or more and such acceleration has not been rescinded or annulled or such Indebtedness discharged in full within 30 days; or

(6) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against NIC or any Subsidiary of NIC (other than a Securitization Subsidiary) or any of their respective property or assets in an aggregate amount in excess of $50.0 million, which judgments, orders or decrees have not been vacated, discharged, satisfied or stayed pending appeal within 30 days from the entry thereof and with respect to which legal enforcement proceedings have been commenced; or

(7) certain events of bankruptcy, insolvency or reorganization involving NIC, any Subsidiary Guarantor or any Significant Subsidiary of NIC.

If an Event of Default (other than an Event of Default specified in clause (7) above involving NIC) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Notes may, and the Trustee shall upon the request of Holders of not less than 25% in aggregate principal amount of the Notes then outstanding, declare the unpaid principal of, premium, if any, accrued and unpaid interest and Additional Interest, if any, on all the Notes then outstanding to be due and payable, by a notice in writing to NIC (and to the Trustee, if given by Holders) and upon such declaration such principal amount, premium, if any, and accrued and unpaid interest will become immediately due and payable, notwithstanding anything contained in the Indenture or the Notes to the contrary. If an Event of Default specified in clause (7) above involving NIC occurs, all unpaid principal of, and premium, if any, accrued and unpaid interest and Additional Interest, if any, on the Notes then outstanding will ipso facto become due and payable.

No Holder of the Notes may enforce the Indenture or the Notes except as provided in the Indenture. Subject to the provisions of the Indenture relating to the duties of the Trustee, with respect to the Indenture the Trustee is under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the Holders, unless such Holders have offered to the Trustee security or indemnity satisfactory to the Trustee. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes, or that resulted from the failure of NIC to comply with the covenants described under the captions “Certain Covenants—Change of Control” or “Certain Covenants—Merger, Consolidation, Etc.” above) if it determines that withholding notice is in the interests of the Holders.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may rescind an acceleration of the Notes and its consequences if all existing Events of Default (other than the nonpayment of principal of and premium, if any, interest and Additional Interest, if any, on the Notes which has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in aggregate principal amount of the Notes then outstanding may, on behalf of the Holders of all the Notes, waive, by notice to the Trustee, any past Default or Event of Default under the Indenture and its consequences, except a Default in the payment of principal of or premium, if any, interest, if any, or Additional Interest, if any, on any Note or a Default resulting from the breach of a covenant or provision of the Indenture which cannot be modified or amended without the consent of all adversely affected Holders.

Under the Indenture, an executive officer of NIC is required to provide a certificate to the Trustee within five business days of any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not he knows of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Notwithstanding the foregoing, the Indenture provides that, to the extent NIC elects, the sole remedy for an Event of Default relating to NIC’s failure to comply with its obligations as set forth under the caption “Certain Covenants—Reports” above, will after the occurrence of such an Event of Default consist exclusively of the right to receive additional interest on the Notes at a rate equal to 0.25% per annum of the principal amount of the Notes outstanding for each day during the 90-day period beginning on, and including, the occurrence of such an Event of Default during which such Event of Default is continuing, and at a rate equal to 0.50% per annum of the principal amount of the Notes outstanding for each day from the 91st day until the 179th day during which such Event of Default is continuing (“Additional Interest”).

If NIC so elects, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the Notes. On the 180th day after such Event of Default (if the Event of Default relating to the reporting obligations is not cured or waived prior to such 180th day), the Notes will be subject to acceleration as provided above. The foregoing provisions will not affect the rights of Holders in the event of the occurrence of any other Event of Default. In the event NIC does not elect to pay the Additional Interest following an Event of Default in accordance with this paragraph, the Notes will be subject to acceleration as provided above.

In order to elect to pay the Additional Interest as the sole remedy during the first 179 days after the occurrence of an Event of Default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, NIC must notify all Holders and the Trustee and Paying Agent of such election on or prior to the close of business on the business day before the date on which such Event of Default would occur and on or prior to the close of business on the 91st day after the date on which such Event of Default occurs. Upon NIC’s failure to timely give such notice, the Notes will be immediately subject to acceleration as provided above.

Amendment, supplement and waiver

From time to time, NIC, when authorized by a resolution of its Board of Directors, and the Trustee, may, without the consent of the Holders, amend, waive or supplement the Indenture and the Notes issued thereunder for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the TIA, adding or removing a Subsidiary Guarantor or making any change that does not adversely affect the rights of any Holder; provided that NIC has delivered to the Trustee an opinion of counsel stating that such change does not adversely affect the rights of any Holder. Other amendments and modifications of the Indenture and the Notes issued thereunder may be made by NIC, and the Trustee with the consent of the Holders of at least a majority of the aggregate principal amount of the Notes issued under the Indenture then outstanding.

Notwithstanding the foregoing, no amendment or modification may, without the consent of the Holder of each outstanding Note affected thereby:

(1) change the final maturity of the principal of, or premium, if any, on, or any installment of principal of or premium, if any, interest, if any, or Additional Interest, if any, on the Notes or the repurchase provisions of the Notes or the Indenture (other than those provisions referenced in clause (9) hereof) in a manner adverse to the Holders of the Notes;

(2) reduce the principal amount of (or the premium) of the Notes;

(3) reduce the rate of or extend the time for payment of interest or Additional Interest, if any, on the Notes;

(4) change the place or currency of payment of principal of (or premium) or interest on the Notes;

(5) modify any provisions of the Indenture relating to the waiver of past defaults (other than to add sections of the Indenture or the Notes subject thereto or the right of the Holders of the Notes outstanding thereunder to institute suit for the enforcement of any payment on or with respect to the Notes) or the modification and amendment of the Indenture and the Notes (other than to add sections of such Indenture or such Notes which may not be amended, supplemented or waived without the consent of each Holder herein affected);

(6) reduce the percentage of the principal amount of outstanding Notes the consent of whose Holders is necessary for amendment to or waiver of compliance with any provision of the Indenture or the Notes outstanding thereunder or for waiver of any Default in respect thereof;

(7) waive a default in the payment of principal of, interest on, or redemption payment with respect to, the Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration);

(8) modify the ranking or priority of the Notes in a manner that would be adverse to the Holders of the Notes affected thereby; or

(9) modify the provisions relating to any Offer to Purchase required under the covenants described under “Certain Covenants—Limitation on Certain Asset Dispositions” if an Asset Sale Offer Trigger Date has occurred or “Certain Covenants—Change of Control” if a Change of Control has occurred in a manner materially adverse to the Holders of the Notes affected thereby.

Defeasance or covenant defeasance of the Indenture

NIC may, at its option and at any time, terminate the obligations of NIC with respect to the Notes (“defeasance”). Such defeasance means that NIC shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes so defeased, except for:

(1) the rights of Holders of outstanding Notes to receive payment in respect of the principal of, premium, if any, interest and Additional Interest, if any, on such Notes when such payments are due;

(2) NIC’s obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes;

(3) the rights, powers, trusts, duties and immunities of the Trustee; and

(4) the defeasance provisions of the Indenture.

In addition, NIC may, at its option and at any time, elect to terminate its obligations with respect to certain covenants that are set forth in the Indenture with respect to the Notes, some of which are described under “—Certain Covenants” above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes so defeased (“covenant defeasance”).

In order to exercise either defeasance or covenant defeasance:

(1) NIC must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes to be defeased, cash in United States dollars, Government Obligations, or a combination thereof, in such amounts as will be sufficient to pay the principal of, premium, if any, interest and Additional Interest, if any, on the outstanding Notes to be defeased to redemption or maturity;

(2) NIC shall have delivered to the Trustee an officers’ certificate and an opinion of counsel to the effect that the Holders of the outstanding Notes to be defeased will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the act of such defeasance or covenant defeasance had not occurred (in the case of defeasance, such certificate and opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax laws);

(3) no Default or Event of Default under the Indenture shall have occurred and be continuing immediately after giving effect to such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit);

(4) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of NIC;

(5) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which NIC is a party or by which it is bound (other than a Default or default resulting solely from the borrowing of funds to be applied to such deposit); and

(6) NIC shall have delivered to the Trustee an officer’s certificate stating that the deposit was not made by it with the intent of preferring the Holders over any of its creditors or with the intent of defeating, hindering, delaying or defrauding any of its other creditors.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above need not be delivered if at such time all outstanding Notes have been irrevocably called for redemption.

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes issued thereunder, as expressly provided for in the Indenture) as to all outstanding Notes issued thereunder when:

(1) either

(i) all the Notes issued thereunder theretofore authenticated and delivered (except lost, stolen or destroyed Notes issued thereunder which have been replaced or paid and Notes issued thereunder for whose payment money has theretofore been deposited in trust or segregated and held in trust by NIC and thereafter repaid to NIC or discharged from such trust) have been delivered to the Trustee for cancellation or

(ii) all Notes issued thereunder not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year, or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of NIC and NIC has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness of the Notes issued thereunder not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, interest, if any, and Additional Interest, if any, on the Notes issued thereunder to the date of deposit together with irrevocable instructions from NIC directing the Trustee to apply such funds to the payment thereof at maturity;

(2) NIC has paid or caused to be paid all other sums payable under the Indenture by NIC; and

(3) NIC has delivered to the Trustee an officer’s certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Book-entry, delivery and form

The Notes will be represented by one or more notes in registered, global form without interest coupons. The global notes will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the global notes may be transferred, in whole and not in part, only by DTC to another nominee of DTC, by a nominee of DTC to DTC or another nominee, or by DTC or this nominee to a successor of DTC or a nominee of this successor. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of global notes for certificated notes.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of notes in certificated form.

Depositary procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. NIC takes no responsibility for these operations and procedures and urges investors to contact the system or its participants directly to discuss these matters.

DTC has advised NIC that DTC is a limited-purpose trust company created to hold securities for its participants and to facilitate the clearance and settlement of transactions in those securities between these participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to indirect participants, which include other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised NIC that, pursuant to procedures established by it:

(1) upon deposit of the global notes, DTC will credit the accounts of participants designated by the underwriters with portions of the principal amount of the global notes; and

(2) ownership of these interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interest in the global notes).

Investors in the global notes who are participants in DTC’s system may hold their interests in the global notes directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are participants in such system. Euroclear and Clearstream will hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A. and The Chase Manhattan Bank N.A., as operator of Clearstream. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and special interest, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the Persons in whose names the notes, including the global notes, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, none of us, the Trustee or any agent of ours or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised NIC that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date in accordance with instructions provided to DTC. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or NIC. Neither NIC nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and NIC and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants in DTC, on the one hand, and Euroclear and Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of each of Euroclear and Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised NIC that it will take any action permitted to be taken by a Holder only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the Trustee or any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of global notes for certificated notes

A global note is exchangeable for definitive notes in registered certificated form, which we refer to as “certificated notes,” if:

(1) DTC notifies NIC that it (a) is unwilling or unable to continue as depositary for the global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary within 120 days after the date of such notice;

(2) NIC, at its option, notifies the trustee in writing that it elects to cause the issuance of the certificated notes; or

(3) there shall have occurred and be continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder of NIC or any Subsidiary Guarantor has any liability for any obligations of NIC or the Subsidiary Guarantors under the Notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each

Holder by accepting the Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Governing law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of NIC, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions, provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

“Acquired Indebtedness” of any specified Person means Indebtedness of any other Person and its Restricted Subsidiaries existing at the time such other Person merged with or into or became a Restricted Subsidiary of such specified Person or assumed by the specified Person in connection with the acquisition of assets from such other Person and not incurred by the specified Person in connection with or in anticipation of (a) such other Person and its Restricted Subsidiaries being merged with or into or becoming a Restricted Subsidiary of such specified Person or (b) such acquisition by the specified Person.

“Affiliate” means, when used with reference to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the referent Person, as the case may be. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct or cause the direction of management or policies of the referent Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Asset Disposition” means any sale, transfer or other disposition (including, without limitation, by merger, consolidation or sale-and-leaseback transaction) of:

(1) shares of Capital Stock of a Restricted Subsidiary of NIC (other than directors’ qualifying shares) or

(2) property or assets of NIC or any of its Restricted Subsidiaries (other than shares of Capital Stock of NIC).

Notwithstanding the foregoing, an Asset Disposition shall not include:

(1) any sale, transfer or other disposition of shares of Capital Stock, property or assets by a Restricted Subsidiary of NIC to NIC or to any Restricted Subsidiary of NIC;

(2) any sale, transfer or other disposition of defaulted receivables for collection or any sale, transfer or other disposition of property or assets in the ordinary course of business, including, without limitation, sales of inventory in the ordinary course of its business and the granting of any option or other right to purchase, lease or otherwise acquire inventory in the ordinary course of its business;

(3) dispositions of assets or shares of Capital Stock of a Restricted Subsidiary in a single market transaction or series of related transactions with an aggregate fair market value less than $10.0 million;

(4) the grant in the ordinary course of business of any license of patents, trademarks, registrations therefor and other similar intellectual property;

(5) the granting of any Lien (or foreclosure thereon) securing Indebtedness to the extent that such Lien is granted in compliance with the covenant described under the caption “Certain Covenants—Limitation on Liens” above;

(6) any sale, transfer or other disposition constituting a Permitted Investment or Restricted Payment permitted by the covenant described under the caption “Certain Covenants—Limitation on Restricted Payments” above;

(7) any disposition of assets or property in the ordinary course of business to the extent such property or assets are surplus, negligible, obsolete, uneconomical, worn-out or no longer useful in NIC’s or any of its Subsidiaries’ business;

(8) the sale, lease, conveyance or disposition or other transfer of all or substantially all of the assets of NIC as permitted under the covenant described under the caption “Certain Covenants—Merger, Consolidation, Etc.”;

(9) sales of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization Transaction” to a Securitization Subsidiary for the fair market value thereof;

(10) transfers of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization Transaction” (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Transaction;

(11) any sale, transfer or other disposition of Capital Stock of, or Indebtedness or other securities of, any Unrestricted Subsidiary that was formed or designated as an Unrestricted Subsidiary after the Issue Date;

(12) sale, transfer or other disposition of cash or Cash Equivalents or any amounts received pursuant to an Interest Rate Agreement, Currency Agreement or Commodity Price Agreement; and

(13) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind.

“Asset Sale Offer Trigger Date” has the meaning set forth in “Certain Covenants—Limitation on Certain Asset Dispositions.”

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction involving an operating lease means, as at the time of determination, the present value (discounted at the implied interest rate in such transaction compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination, with respect to any Indebtedness for borrowed money or Preferred Stock, the quotient obtained by dividing

(1) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of such Indebtedness or Preferred Stock, respectively, and the amount of such principal or liquidation value payments, by

(2) the sum of all such principal or liquidation value payments.

“Canadian Subsidiary” means any Foreign Subsidiary having its principal operations in Canada.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock (or other ownership or profits interest, including, without limitation, partnership, member or trust interest), including each class of Common or Preferred Stock of such Person, whether outstanding on the Issue Date or issued after the Issue Date, and any and all rights, warrants or options exchangeable for or convertible into such capital stock (other than any debt securities convertible or exchangeable into such capital stock).

“Capitalized Lease Obligation” means obligations under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of the Indenture, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP. The Stated Maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without penalty.

“Cash Equivalents” means:

(1) United States dollars or in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the United States government (or, in the case of a Canadian Subsidiary, Canadian government (federal or provincial)) or any agency or instrumentality of the United States government (or Canadian government) (provided that the full faith and credit of the United States or Canada (federal or provincial, as the case may be), as the case may be, is pledged in support of those securities) having maturities of not more than twenty-four months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of twenty-four months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twenty-four months and overnight bank deposits, in each case, with any commercial bank incorporated under the laws of the United States, any state thereof, the District of Columbia, Canada or any province or territory thereof and having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations or securities lending arrangements for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having a rating of at least “A-2” from S&P or “P-2” from Moody’s and in each case maturing within 270 days after the date of acquisition or asset backed securities having a rating of at least “A” from S&P or “A2” from Moody’s and in each case maturing within thirty-six months after the date of acquisition;

(6) demand or time deposit accounts used in the ordinary course of business with overseas branches of commercial banks incorporated under the laws of the United States of America, any state thereof or the District of Columbia (or in the case of a Canadian Subsidiary, Canada or any province or territory thereof), provided that such commercial bank has, at the time of NIC’s or such Restricted Subsidiary’s Investment therein, (1) capital, surplus and undivided profits (as of the date of such institution’s most recently published financial statements) in excess of $100 million and (2) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of NIC’s or any Restricted Subsidiary’s Investment therein, are rated at least “A” from S&P or “A2” from Moody’s;

(7) obligations (including, but not limited to demand or time deposits, bankers’ acceptances and certificates of deposit) issued or guaranteed by a depository institution or trust company incorporated under the laws of the United States of America, any state thereof or the District of Columbia (or in the case of a Canadian Subsidiary, Canada or any province or territory thereof), provided that (A) such instrument has a final maturity not more than one year from the date of purchase thereof by NIC or any Restricted Subsidiary of NIC and (B) such depository institution or trust company has at the time of NIC’s or such Restricted Subsidiary’s Investment therein or contractual commitment providing for such Investment, (x) capital, surplus and undivided profits (as of the date of such institution’s most recently published financial statements) in excess of $100 million and (y) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of NIC’s or such Restricted Subsidiary’s Investment therein or contractual commitment providing for such Investment, are rated at least “A” from S&P or “A2” from Moody’s;

(8) in the case of any Foreign Subsidiary, securities issued or directly and fully guaranteed or insured by the Federal Government of the country where the Foreign Subsidiary is located, money market funds, demand or time deposits accounts, certificate of deposits, in each case denominated and payable in local currency and used in the ordinary course of the business with reputable commercial banks located in the jurisdiction of organization of such Foreign Subsidiary; and

(9) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

Notwithstanding the foregoing, Investments which would otherwise constitute Cash Equivalents of the kinds described in clauses (2), (3), (4) and (5) that are permitted to have maturities in excess of twelve months shall only be deemed to be Cash Equivalents under this definition if and only if the total weighted average maturity of all Cash Equivalents of the kinds described in clauses (2), (3), (4) and (5) does not exceed twelve months on an aggregate basis.

“Change of Control” means the occurrence of one or more of the following events:

(1) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than employee or retiree benefit plans or trusts sponsored or established by NIC or Navistar, Inc., is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of NIC representing 35% or more of the combined voting power of NIC’s then outstanding Voting Stock;

(2) the following individuals cease for any reason to constitute more than a majority of the number of directors then serving on the Board of Directors of NIC: individuals who, on the Issue Date,

constituted the Board of Directors and any new director whose appointment or election by the Board of Directors or nomination for election by NIC’s stockholders was approved (a) by the vote of at least a majority of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended or (b) with respect to directors whose appointment of election to the Board of Directors was made by the holders of NIC’s non-convertible junior preference stock, series B, by the holders of such preference stock;

(3) the shareholders of NIC shall approve any Plan of Liquidation (whether or not otherwise in compliance with the provisions of the Indenture);

(4) NIC consolidates with or merges with or into another Person, other than a merger or consolidation of NIC in which the holders of the Common Stock of NIC outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Common Stock of the surviving corporation immediately after such consolidation or merger; or

(5) NIC or any Restricted Subsidiary of NIC, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of the property or assets of NIC and the Restricted Subsidiaries of NIC (determined on a consolidated basis) to any Person; provided that neither (a) the merger of a Restricted Subsidiary of NIC into NIC or into any Restricted Subsidiary of NIC nor (b) a series of transactions involving the sale of Receivables or interests therein in the ordinary course of business by a Securitization Subsidiary in connection with a Qualified Securitization Transaction nor (c) the grant (but not the foreclosure or realization) of a Lien on assets of NIC or any Restricted Subsidiary in connection with Indebtedness permitted pursuant to clause (3) of the covenant described under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness,” shall be deemed to be a Change of Control.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of NIC, the Capital Stock of which constitutes all or substantially all of the properties and assets of NIC, shall be deemed to be the transfer of all or substantially all of the properties and assets of NIC.

“Commodity Agreement” means any commodity price/index swap, futures or option contract or similar agreement or arrangement.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Cash Flow Available For Fixed Charges” of any Person means for any period the Consolidated Net Income of such Person for such period plus (to the extent Consolidated Net Income for such period has been reduced thereby):

(1) Consolidated Fixed Charges of such Person for such period; plus

(2) Consolidated Tax Expense of such Person for such period; plus

(3) the consolidated depreciation and amortization expense included in the income statement of such Person prepared in accordance with GAAP for such period; plus

(4) any non-recurring fees, expenses or charges related to any offering of Qualified Capital Stock, Permitted Investment, acquisition, recapitalization, disposition or incurrence of Indebtedness permitted under the Indenture (in each case, whether or not successful); plus

(5) any non-recurring or unusual charges or expenses of such Person or its Restricted Subsidiaries (which, for the avoidance of doubt, shall include the following items: restructuring, plant closure and consolidation, severance, relocation, contract termination, retention costs, employee termination and similar type items); plus

(6) any of the amounts set forth under “Supplemental Adjustments” for the nine months ended July 31, 2009 or, to the extent applicable, fiscal 2008, as set forth in note 5 under the tables set forth under the heading “Supplemental Financial and Operating Data” in the prospectus supplement dated October 22, 2009, relating to the Existing Senior Notes;

(7) any other non-cash charges to the extent deducted from or reflected in Consolidated Net Income except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period; minus

(8) any non-cash items increasing Consolidated Net Income for such period (other than the reversal of a prior accrual or reserve for cash items previously excluded from Consolidated Cash Flow Available For Fixed Charges); minus

(9) all cash payments during such period relating to non-cash charges that were added back in determining Consolidated Cash Flow Available For Fixed Charges in any prior period; minus

(10) non-recurring or unusual gains or income of such Person and its Restricted Subsidiaries.

“Consolidated Cash Flow Ratio” of any Person means for any period the ratio of

(1) Consolidated Cash Flow Available for Fixed Charges of such Person for such period to

(2) Consolidated Fixed Charges for such period.

In the event that NIC or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Cash Flow Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Cash Flow Ratio is made (the “Consolidated Cash Flow Ratio Calculation Date”), then the Consolidated Cash Flow Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by NIC or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Cash Flow Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated Cash Flow Available for Fixed Charges resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into NIC or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Consolidated Cash Flow Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.

Calculations of pro forma amounts in accordance with this definition shall be done in good faith by a responsible financial or accounting officer of NIC and may give pro forma effect to any cost savings, operating expense reductions or synergies that have been realized during such period as if such actions had been implemented at the beginning of such period and, except as otherwise provided herein, in accordance with Article 11 of Regulation S-X under the Securities Act or any successor provision.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Consolidated Cash Flow Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of NIC to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as NIC may designate.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period, taken as a single accounting period, of:

(1) Consolidated Interest Expense; and

(2) all dividends or other distributions paid or accrued on Disqualified Capital Stock of such Person or Preferred Stock of such Person’s Restricted Subsidiaries (except dividends payable in shares of Qualified Capital Stock).

In calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,”

(1) interest on Indebtedness determined on a fluctuating basis as of the date of determination and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the date of determination;

(2) if interest on any Indebtedness actually incurred on the date of determination may be optionally determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rates, then the interest rate in effect on the date of determination will be deemed to have been in effect during the relevant four-quarter period reference; and

(3) notwithstanding the foregoing, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest swap agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Interest Expense” means, with respect to any Person for any period, the aggregate of the net interest expense of such Person and its Consolidated Subsidiaries for such period (after giving effect to any interest income), on a consolidated basis, as determined in accordance with GAAP, including:

(1) all amortization of original issue discount;

(2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person during such period;

(3) net cash payments, if any, made (less any net payments, if any, received) under all Interest Rate Protection Agreements (including amortization of fees);

(4) all capitalized interest;

(5) the interest portion of any deferred payment obligations for such period; and

(6) any interest expense on Indebtedness of another Person (other than Indebtedness incurred under clause (21) of the covenant described under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness” unless NIC or any of its Restricted Subsidiaries makes a payment with respect to such guarantees in which case the interest expense associated with such underlying Indebtedness shall be included) that is guaranteed by NIC or any of its Restricted Subsidiaries or secured by a Lien on assets of NIC or any of its Restricted Subsidiaries, whether or not such guarantees or Liens is called upon;

and excluding:

(a) amortization or write-off of deferred financing fees, debt issuance costs, commissions, fees and expenses; and

(b) any non-cash interest imputed on any convertible debt securities (including the Convertible Subordinated Notes) as in accordance with FSP APB 14-1.

“Consolidated Net Income” means, with respect to any Person for any period, the consolidated net income (or deficit) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP and before any reduction in respect of dividends accrued or paid on any Preferred Stock, if any; provided, that any amounts received from any other Person (other than a Restricted Subsidiary) shall be included in Consolidated Net Income for that period to the extent of the amount that has been actually received by the referent Person or a Restricted Subsidiary of the referent Person in the form of cash dividends or other cash distributions (other than payments in respect of debt obligations), and provided, further, that there shall be excluded:

(1) any restoration to income of any contingency reserve, except to the extent that provision for such contingency reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(2) any gain or loss, together with any related provisions for taxes, realized upon the sale or other disposition (including, without limitation, dispositions pursuant to sale-leaseback transactions) of any property or assets which are not sold or otherwise disposed of in the ordinary course of business (provided that sales of Receivables or interests therein pursuant to Qualified Securitization Transactions shall be deemed to be in the ordinary course of business) and upon the sale or other disposition of any Capital Stock of any Subsidiary of the referent Person;

(3) any extraordinary gain or extraordinary loss together with any related provision for taxes and any one time gains or losses (including, without limitation, those related to the adoption of new accounting standards) realized by the referent Person or any of its Restricted Subsidiaries during the period for which such determination is made;

(4) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); (5) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(5) for purposes of the covenant described under the caption “Certain Covenants—Limitation on Restricted Payments,” the net income of any Restricted Subsidiary of such Person (other than a Subsidiary Guarantor) which is subject to restrictions which prevent or limit the payment of dividends or the making of distributions to such Person to the extent of such restrictions (except to the extent of the amount of dividends or distributions that have been paid to such Person or one or more Restricted Subsidiary not subject to any such restriction during the relevant period);

(6) non-cash compensation charges resulting from the application of Statement of Financial Accounting Standards No. 123(R), including any such charges resulting from stock options, restricted stock grants, stock appreciation rights or other equity-incentive programs;

(7) effects of adjustments in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or, if applicable, purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes;

(8) any non-cash impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP; and

(9) (a) any net unrealized gain or loss (after any offset) resulting in such period from Commodity Agreements, Currency Agreements, Interest Rate Protection Agreements or other derivative instruments and the application of Statement of Financial Accounting Standards No. 133; and (b) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Currency Agreements for currency exchange risk).

“Consolidated Net Tangible Assets” as of any date of determination means the total amount of assets of NIC and its Consolidated Subsidiaries after deducting therefrom all current liabilities (excluding any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than twelve months after the time as of which the amount thereof is being computed); total prepaid expenses and deferred charges; and all goodwill, trade names, trademarks, patents, licenses, copyrights and other intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of NIC and its Consolidated Subsidiaries for NIC’s most recently completed fiscal quarter, prepared in accordance with GAAP.

“Consolidated Subsidiary” of any Person means a Restricted Subsidiary which for financial reporting purposes is or, in accordance with GAAP, should be, accounted for by such Person as a consolidated Subsidiary.

“Consolidated Tax Expense” means, with respect to any Person for any period, the aggregate of the U.S. Federal, state and local tax expense attributable to taxes based on income and foreign income tax expenses of such Person and its Consolidated Subsidiaries for such period (net of any income tax benefit), determined in accordance with GAAP other than taxes (either positive or negative) attributable to extraordinary or unusual gains or losses or taxes attributable to sales or dispositions of assets.

“Convertible Subordinated Notes” means NIC’s convertible subordinated notes issued on the Issue Date and any convertible subordinated notes issued pursuant to the exercise of the over-allotment with respect to the convertible subordinated notes issued on the Issue Date.

“Credit Agreement” means that certain ABL Credit Agreement, dated as of June 15, 2007, by and among Navistar, Inc (formerly International Truck and Engine Corporation), IC Bus LLC, SST Truck Company

LP, IC Bus of Oklahoma, LLC, Navistar Diesel of Alabama, LLC, Credit Suisse, as Administrative Agent, and the other lenders named therein, providing for up to $200 million of revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time, regardless of whether such amendment, restatement, modification, renewal, refunding, replacement or refinancing is with the same financial institutions or otherwise.

“Credit Facilities” means, with respect to NIC or any of its Restricted Subsidiaries, one or more debt facilities, including, without limitation, the Credit Agreement, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables), letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities or receivables financings that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under the covenant described under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, currency forward, future or option contract or other similar agreement or arrangement.

“DealCor Subsidiaries” means any Subsidiaries owned as of the Issue Date by NIC or one of its Subsidiaries or acquired by NIC or one of its Subsidiaries after the Issue Date whose principal business is owning or operating a dealership that sells products manufactured by NIC or any of its Restricted Subsidiaries.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default (as defined in the Indenture).

“Disqualified Capital Stock” means any Capital Stock that, other than solely at the option of the issuer thereof, by its terms (or by the terms of any security into which it is convertible or exchangeable) is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased, in whole or in part, prior to the first anniversary of the Maturity Date or has, or upon the happening of an event or the passage of time would have, a redemption or similar payment due on or prior to the first anniversary of the Maturity Date, or is convertible into or exchangeable for debt securities at the option of the holder thereof at any time prior to the first anniversary of the Maturity Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Event of Default” has the meaning set forth under “Events of Default” herein.

“Financial Services Segment” means the business NIC and its Subsidiaries consisting of (1) the offer and sale of retail, wholesale and lease financing and/or other financial services products to finance the purchase or lease of products sold by NIC and its Restricted Subsidiaries or other manufacturers whose products are from time to time sold through the dealer network of NIC and its Restricted Subsidiaries, (2) the financing of wholesale and retail accounts receivable and (3) captive insurance business.

“Foreign Subsidiary” means any Restricted Subsidiary of NIC that is not organized under the laws of the United States, any state thereof or the District of Columbia and any Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date, except for any reports required to be delivered pursuant to the covenant described under the caption “Certain Covenants—Reports,” which shall be prepared in accordance with GAAP in effect on the date thereof.

“Government Obligations” means securities which are (i) direct obligations of the United States, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Obligation evidenced by such depositary receipt.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by agreement to keepwell, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary contractual indemnities or warranties not in connection with borrowing money. The term “guarantee” used as a verb has a corresponding meaning.

“Holder” or “Securityholder” means the Person in whose name a Note is registered in the register of Notes.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “incurrence,” “incurred,” “incurrable” and “incurring” shall have meanings correlative to the foregoing), provided that:

(1) any Indebtedness or Capital Stock of a Person existing at the time such Person becomes (after the Issue Date) a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) of NIC shall be deemed to be incurred or issued, as the case may be, by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of NIC; and

(2) any amendment, modification or waiver of any document pursuant to which Indebtedness was previously incurred shall not be deemed to be an incurrence of Indebtedness unless and then only to the extent such amendment, modification or waiver increases the principal or premium thereof or interest rate thereon (including by way of original issue discount).

“Indebtedness” means, with respect to any Person, at any date, any of the following, without duplication:

(1) any liability, contingent or otherwise, of such Person (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) evidenced by a note, bond, debenture or similar instrument or letters of credit (including a purchase money obligation) or (c) for the payment of money relating to a Capitalized Lease Obligation or other obligation (whether issued or assumed) relating to the accrued purchase price of property or services, but excluding trade accounts payable, deferred expenses, deferred compensation and similar obligations of such Person arising in the ordinary course of business;

(2) all conditional sale obligations and all obligations under any title retention agreement (even if the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable, deferred expenses, deferred compensation and similar obligations of such Person arising in the ordinary course of business or earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(3) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction entered into in the ordinary course of business;

(4) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than in connection with property subject to a Qualified Securitization Transaction) on any asset or property (including, without limitation, leasehold interests and any other tangible or intangible property) of such Person, whether or not such Indebtedness is assumed by such Person or is not otherwise such Person’s legal liability; provided that if the obligations so secured have not been assumed by such Person or are otherwise not such Person’s legal liability, the amount of such Indebtedness for the purposes of this definition shall be limited to the lesser of the amount of such Indebtedness secured by such Lien or the fair market value of the assets or property securing such Lien;

(5) all Indebtedness of others (including all dividends of other Persons the payment of which is) guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds;

(6) all Disqualified Capital Stock issued by such Person and Preferred Stock of such Person’s Restricted Subsidiary with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends if any;

(7) all net amounts owing under Interest Rate Protection Agreements, Currency Agreements or Commodity Agreements; and

(8) all Attributable Indebtedness in respect of Sale/Leaseback Transactions entered into by such person.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. Notwithstanding the foregoing, Indebtedness shall not include: (i) any guarantees of obligations of suppliers to NIC or any of its Restricted Subsidiaries that ensure timely delivery of products, tooling and other materials used in the production process or (ii) any customary contractual indemnities or warranties.

The amount of Indebtedness of any Person at any date shall be the outstanding balance without duplication at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date, provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the full amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in accordance with GAAP.

“Initial Subsidiary Guarantor” means Navistar, Inc., a direct subsidiary of NIC that has guaranteed Notes as of the Issue Date.

“Interest Rate Protection Agreement” means any credit default swap or option agreement, interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement (whether from fixed to floating or from floating to fixed), interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement.

“Investment” by any Person means any direct or indirect:

(1) loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property (valued at the fair market value thereof as of the date of transfer) to others or payments for property or services for the account or use of others, or otherwise other than in the ordinary course of business) and any guarantee of Indebtedness of any other Person;

(2) purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness); and

(3) all other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP.

If NIC or any Restricted Subsidiary of NIC sells or otherwise disposes of any Capital Stock of a direct or indirect Restricted Subsidiary such that, after giving effect to such sale or disposition, such Person is no longer a Restricted Subsidiary of NIC, NIC will be deemed to have made an Investment on the date of any such sale or other disposition equal to the fair market value of the Investment in such Subsidiary not sold or disposed of. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under the caption “Certain Covenants—Limitation on Restricted Payments” only,

(1) “Investment” shall include the portion (proportionate to NIC’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of NIC at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that if such designation is made in connection with the acquisition of such Subsidiary or the assets owned by such Subsidiary, the “Investment” in such Subsidiary shall be deemed to be the consideration paid in connection with such acquisition; provided, further, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, NIC shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) NIC’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to NIC’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

“Investment Grade” means:

(1) with respect to S&P any of the rating categories from and including AAA to and including BBB-; and

(2) with respect to Moody’s any of the rating categories from and including Aaa to and including Baa3.

“Issue Date” means October 28, 2009.

“Lien” means, with respect to any Person, any mortgage, pledge, lien, encumbrance, easement, restriction, covenant, right-of-way, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell, in each case securing obligations of such Person and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction but excluding any such filing or agreement which reflects ownership by a third party of

(1) property leased to the referent Person or any of its Restricted Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement or

(2) accounts, general intangibles or chattel paper sold to the referent Person.

“Master Intercompany Agreements” means: (i) the Amended and Restated Master Intercompany Agreement, dated as of April 1, 2007, between Navistar Financial Corporation and Navistar, Inc. (formerly known as International Truck and Engine Corporation), and its related manufacturing subsidiaries and affiliates, as amended to the Issue Date; (ii) the agreement, dated as of December 18, 1986, among Navistar International Corporation Canada, Navistar Financial Corporation Canada Inc. and General Electric Canadian Holdings Limited; (iii) the Intercompany Operating and Partnership Agreement, dated as of December 1, 2008, by and among Navistar Financial, Inc. De C.V., Sociedad Financiera De Objeto Múltiple, E.N.R. and Navistar México, S.A. De C.V.; (iv) one or more agreements serving some or all of the same purposes of the agreements listed in clauses (i) through (iii) above entered into after the Issue Date among NIC or one of its Restricted Subsidiaries and one or more other Persons (including one or more Unrestricted Subsidiaries) in the ordinary course of business on terms no less favorable to NIC and its Restricted Subsidiaries than the agreements in clauses (i), (ii) and (iii); and (v) any amendment, modification, supplement or restatement from time to time of the agreements in clauses (i) through (iv); provided that none of the aforementioned agreements shall be amended, modified, supplemented or restated in a manner adverse in any material respect to the interests of NIC and its Restricted Subsidiaries taken as a whole.

“Maturity Date” means November 1, 2021.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Available Proceeds” from any Asset Disposition by any Person means cash or Cash Equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquirer of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) therefrom by such Person, including any cash received by way of deferred payment or upon the monetization or other disposition of any non-cash consideration (including notes or other securities) received in connection with such Asset Disposition, net of:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including, without limitation, fees and expenses of accountants, brokers, printers and other similar entities) and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition;

(2) all payments made by such Person or its Restricted Subsidiaries on any Indebtedness which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all payments made with respect to liabilities associated with the assets which are the subject of the Asset Disposition, including, without limitation, trade payables and other accrued liabilities;

(4) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition (but excluding any indemnification obligations and severance and other employee termination costs that, by their terms, will not be made prior to the Maturity Date), until such time as such amounts are no longer reserved or such reserve is no longer necessary (at which time any remaining amounts will become Net Available Proceeds to be allocated in accordance with the provisions of clause (3) of the covenant described under the caption “Certain Covenants—Limitation on Certain Asset Dispositions”); and

(5) all distributions and other payments made to minority interest holders, if any, in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Offer to Purchase” means a written offer (the “Offer”) sent by NIC by first class mail, postage prepaid, to each Holder at its address appearing in the register for the Notes on the date of the Offer, offering to purchase up to the principal amount of the Notes in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be not less than 30 days nor more than 60 days after the date of such Offer and a settlement date (the “Purchase Date”) for purchase of such Notes within five Business Days after the Expiration Date. NIC shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to such Trustee) prior to the mailing of the Offer of NIC’s obligation to make an Offer to Purchase, and the Offer shall be mailed by NIC or, at NIC’s request, by the Trustee in the name and at the expense of NIC. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such Holders to tender such Notes pursuant to the Offer to Purchase. The Offer shall also state:

(1) the section of the Indenture pursuant to which the Offer to Purchase is being made;

(2) the Expiration Date and the Purchase Date;

(3) the aggregate principal amount of the outstanding Notes offered to be purchased by NIC pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the section of the Indenture requiring the Offer to Purchase) (the “Purchase Amount”);

(4) the purchase price to be paid by NIC for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the “Purchase Price”);

(5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in $2,000 principal amount and integral multiples of $1,000 in excess thereof;

(6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

(7) that interest on any Note not tendered or tendered but not purchased by NIC pursuant to the Offer to Purchase will continue to accrue;

(8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

(9) that each Holder electing to tender all or any portion of a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if NIC or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to NIC and the Trustee duly executed by the Holder thereof or his attorney duly authorized in writing);

(10) that Holders will be entitled to withdraw all or any portion of Notes tendered if NIC (or its Paying Agent) receives, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

(11) that (I) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, NIC shall purchase all such Notes and (II) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, NIC shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $2,000 or integral multiples thereof shall be purchased); and

(12) that in the case of any Holder whose Note is purchased only in part, NIC shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in all aggregate principal amount equal to and in exchange for the unpurchased portion of the Note or Notes so tendered.

An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

“Pari Passu Debt” means any Indebtedness of NIC or a Subsidiary Guarantor (including Additional Notes) that ranks equal in right of payment with the Notes or the Subsidiary Guarantee, as the case may be.

“Permitted Business” means (1) the lines of business conducted by NIC and its Restricted Subsidiaries on the Issue Date and businesses reasonably related, ancillary or complementary thereto, including reasonably related extensions or expansions thereof, and (2) any unrelated business, to the extent that it is not material in size.

“Permitted Investments” means:

(1) Investments in Cash Equivalents;

(2) guarantees of Indebtedness otherwise permitted under the covenant described under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness” (other than clause (25) thereof);

(3) any Investment by NIC or any Restricted Subsidiary in or relating to a Securitization Subsidiary that, in the good faith determination of NIC, are necessary or advisable to effect any Qualified Securitization Transaction or any repurchase obligation in connection therewith;

(4) deposits, including interest-bearing deposits, maintained in the ordinary course of business in banks;

(5) any acquisition of the Capital Stock of any Person and any Investment in another Person if as a result of such Investment such other Person is merged with or consolidated into, or transfers or conveys all or substantially all of its assets to, NIC or a Restricted Subsidiary of NIC; provided that after giving effect to any such acquisition or Investment such Person shall become a Restricted Subsidiary of NIC or another Restricted Subsidiary of NIC;

(6) trade receivables and prepaid expenses, in each case arising in the ordinary course of business; provided that such receivables and prepaid expenses would be recorded as assets of such Person in accordance with GAAP;

(7) endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of such other Person received as payment for ordinary course of business trade receivables;

(8) any swap, hedging or other derivative obligation with an unaffiliated Person otherwise permitted by the Indenture (including, without limitation, any Currency Agreement, Commodity Agreement and any Interest Rate Protection Agreement otherwise permitted by the Indenture);

(9) Investments received as consideration for an Asset Disposition in compliance with the provisions of the Indenture described under the covenant described under the caption “Certain Covenants—Limitation on Certain Asset Dispositions” above;

(10) Investments acquired in exchange for the issuance of Capital Stock (other than Disqualified Capital Stock) of NIC or acquired with the Net Cash Proceeds received by NIC after the Issue Date from the issuance and sale of Capital Stock (other than Disqualified Capital Stock) of NIC; provided that such Net Cash Proceeds are used to make such Investment within 60 days of the receipt thereof and the amount of all such Net Cash Proceeds will be excluded from clause (3)(B) of the first paragraph of the covenant described under the caption “Certain Covenants—Limitation on Restricted Payments” above;

(11) loans and advances to employees made in the ordinary course of business in an aggregate amount not to exceed $10.0 million at any one time outstanding;

(12) Investments outstanding on the Issue Date;

(13) Investments in NIC or a Restricted Subsidiary;

(14) Investments in securities of trade creditors, suppliers or customers received pursuant to any plan of reorganization, restructuring, workout or similar arrangement of such trade creditor, supplier or customer or upon the compromise of any debt created in the ordinary course of business owing to NIC or a Subsidiary, whether through litigation, arbitration or otherwise;

(15) Investments in any Person after the Issue Date having an aggregate fair market value (measured on the date each Investment was made without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at that time outstanding (after giving effect to any net cash proceeds received from any sale, transfer or other disposition) not to exceed $75.0 million;

(16) Investments in Navistar Financial Corporation, having an aggregate fair market value (measured on the date each Investment was made without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) that are at that time outstanding not to exceed $100.0 million;

(17) Investments made pursuant to the Support Agreement or Master Intercompany Agreements;

(18) extensions of loans, trade credit and advances to, and guarantees in favor of customers and suppliers and lease, utility and similar deposits to the extent made in the ordinary course of business; and

(19) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangement with other Persons.

“Permitted Joint Venture” means any Person which is, directly or indirectly, through its subsidiaries or otherwise, engaged principally in any business in which NIC is engaged, or a reasonably related, ancillary or complimentary business, and the Capital Stock of which is owned, or acquired in compliance with the terms of the Indenture, by NIC or a Restricted Subsidiary and owned by one or more Persons other than NIC or any Affiliate of NIC.

“Permitted Liens” mean:

(1) Liens for taxes, assessments and governmental charges (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) that are not yet delinquent or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves have been established or other provisions have been made in accordance with generally accepted accounting principles;

(2) statutory mechanics’, workmen’s, materialmen’s, operators’ or similar Liens imposed by law and arising in the ordinary course of business for sums which are not yet overdue for a period of more than 30 days or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves have been established or other provisions have been made in accordance with generally accepted accounting principles;

(3) minor imperfections of, or encumbrances on, title that do not impair the value of property for its intended use;

(4) Liens (other than any Lien under the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(5) Liens incurred or deposits made to secure the performance of tenders, bids, trade contracts, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(6) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially adversely affect the use of the subject to property for its present purposes;

(7) Liens (including extensions, replacements and renewals thereof) upon real or tangible personal property acquired after the Issue Date; provided, that

(a) such Lien is created solely for the purpose of securing Indebtedness that is incurred in accordance with the Indenture to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within 180 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (ii) such Lien exists on any such property or assets at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price),

(b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and

(c) any such Lien shall not extend to or cover any property or assets of NIC or of any Restricted Subsidiary of NIC other than such item of property or assets and any improvements on such item;

(8) leases or subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of NIC or of any Restricted Subsidiary of NIC;

(9) any interest or title of a lessor in the property subject to any Capitalized Lease Obligation, provided that any transaction related thereto otherwise complies with the Indenture;

(10) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(11) Liens securing judgments or orders, or securing appeal or other surety bonds related to such judgments or orders, against NIC or any Restricted Subsidiary of NIC that does not give rise to an Event of Default;

(12) Liens securing reimbursement obligations with respect to letters of credit incurred in accordance with the Indenture that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(13) Liens in favor of the Trustee arising under the Indenture;

(14) any Lien (including extensions, replacements and renewals thereof) existing on property, shares of stock or Indebtedness of a Person at the time such Person becomes a Restricted Subsidiary of

NIC or is merged with or consolidated into NIC or a Restricted Subsidiary of NIC or at the time of sale, lease or other disposition of the properties of any Person as an entirety or substantially as an entirety to NIC or any Restricted Subsidiary of NIC;

(15) Liens on property of any Subsidiary of NIC to secure Indebtedness for borrowed money owed to NIC or to another Restricted Subsidiary of NIC;

(16) Liens in favor of NIC or any Restricted Subsidiary;

(17) Liens existing on the Issue Date including extensions, replacements and renewals thereof, provided that the Lien so extended, replaced or renewed does not extend to any additional property or assets;

(18) Liens in favor of custom and revenue authorities arising as a matter of law to secure payment of nondelinquent customs duties in connection with the importation of goods;

(19) Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business that are within the general parameters customary in the industry, in each case securing Indebtedness under any Interest Rate Protection Agreement, Commodity Agreement or Currency Agreement;

(20) Liens encumbering deposits made in the ordinary course of business to secure nondelinquent obligations arising from statutory, regulatory, contractual or warranty requirements of NIC or its Restricted Subsidiaries for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made;

(21) Liens arising out of consignment or similar arrangements for the sale of goods entered into by NIC or any Restricted Subsidiary in the ordinary course of business in accordance with industry practice;

(22) other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $50.0 million at any time;

(23) Liens incurred pursuant to the Master Intercompany Agreements or Support Agreement;

(24) Liens securing Indebtedness otherwise permitted to be incurred under clause (13) of the covenant described under the caption “Certain Covenants—Limitation on the Incurrence of Indebtedness” where the Indebtedness being refunded was secured by a Lien, or amendments or renewals of Liens that were permitted to be incurred; provided that the Lien so extended, renewed or replaced does not extend to any additional property or assets;

(25) Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business; and

(26) Liens securing Indebtedness incurred pursuant to clause (8) of the covenant described under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness”; provided such Liens do not extend to any property or assets of NIC or any Restricted Subsidiary of NIC other than the assets so acquired.

“Person” means any individual, corporation, partnership, limited liability company, joint stock company, joint venture, trust, estate, unincorporated organization or other entity or government or any agency or political subdivision thereof.

“Plan of Liquidation” means, with respect to any Person, a plan (including by operation of law) that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously):

(1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the referent Person; and

(2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of the referent Person to holders of Capital Stock of the referent Person.

“Preferred Stock” means, as applied to the Capital Stock of any Person, the Capital Stock of such Person (other than the Common Stock of such Person) of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

“Public Equity Offering” means a public offering for cash by NIC of its Qualified Capital Stock, other than public offerings with respect to NIC’s Qualified Capital Stock registered on Forms S-4 or S-8.

“Qualified Capital Stock” means, with respect to any Person, any Capital Stock of such Person that is not Disqualified Capital Stock or convertible into or exchangeable or exercisable for Disqualified Capital Stock.

“Qualified Non-Cash Proceeds” means any of the following or any combination of the following:

(1) non-current assets that are used or usable in the Permitted Business and

(2) Capital Stock of any Person engaged primarily in the Permitted Business if, in connection with the receipt by NIC or any Restricted Subsidiary of such Capital Stock (a) such Person becomes a Restricted Subsidiary or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, NIC or any Restricted Subsidiary.

“Qualified Securitization Transaction” means any transaction or series of transactions that have been or may be entered into by any of the Restricted Subsidiaries of NIC in connection with or reasonably related to a transaction or series of transactions in which any of the Restricted Subsidiaries of NIC may sell, convey or otherwise transfer to

(1) a Securitization Subsidiary or

(2) any other Person, or may grant a security interest in, any Receivables or interests therein secured by the merchandise or services financed thereby (whether such Receivables are then existing or arising in the future) of any of the Restricted Subsidiaries of NIC, and any assets related thereto including, without limitation, all security or ownership interests in merchandise or services financed thereby, the proceeds of such Receivables, and other assets which are customarily sold or in respect of which security interests are customarily granted in connection with securitization transactions involving such assets.

“Rating Agency” means each of (1) S&P and (2) Moody’s.

“Receivables” means any right of payment from or on behalf of any obligor, whether constituting an account, chattel paper, instrument, general intangible or otherwise, arising from the financing by any Restricted

Subsidiary of NIC of merchandise or services, and monies due thereunder, security or ownership interests in the merchandise and services financed thereby, records related thereto, and the right to payment of any interest or finance charges and other obligations with respect thereto, proceeds from claims on insurance policies related thereto, any other proceeds related thereto, and any other related rights.

“Restricted Subsidiary” means any Subsidiary of NIC that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby NIC or a Restricted Subsidiary transfers such property to a Person and NIC or a Restricted Subsidiary leases it from such Person.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Subsidiary” means a Subsidiary of NIC existing on the Issue Date or formed or acquired thereafter which engages principally in securitization transactions and in activities reasonably related to or in connection with the entering into of securitization transactions and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which

(a) is guaranteed by NIC or any Restricted Subsidiary of NIC,

(b) is recourse to or obligates NIC or any Restricted Subsidiary of NIC in any way other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction or

(c) subjects any property or asset of NIC or any Restricted Subsidiary of NIC, directly or indirectly, contingently or otherwise, to any Lien or to the satisfaction thereof, other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction;

(2) with which neither NIC nor any Restricted Subsidiary of NIC

(a) provides any credit support or

(b) has any contract, agreement, arrangement or understanding other than on terms that are fair and reasonable and that are no less favorable to NIC or such Restricted Subsidiary than could be obtained from an unrelated Person (other than, in the case of subclauses (a) and (b) of this clause (2), representations, warranties and covenants (including those relating to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction and intercompany notes relating to the sale of Receivables to such Securitization Subsidiary); and

(3) with which neither NIC nor any Restricted Subsidiary of NIC has any obligation to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve certain levels of operating results. For purposes of the foregoing, Navistar Inc. shall not be deemed to be providing credit support to any Subsidiary of Navistar Financial Corporation that would otherwise qualify as a Securitization Subsidiary as a result of the terms of the Support Agreement in which

Navistar Inc. agrees to provide credit support directly to Navistar Financial Corporation for the benefit of its lenders (but not any other provisions).

“Shy Settlement” means that certain Amended and Restated Settlement Agreement dated June 30, 1993 in reference to the class action of Shy et. Al v. Navistar, Civil Action No. C-3-92-333 (S.D. Ohio).

“Significant Subsidiary” means any Subsidiary, or group of Subsidiaries, that would, taken together, be a “Significant Subsidiary” of the Company as defined in Article 1, Rule 1-02 of Regulation S-X promulgated under the Securities Act, as such regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any security or Indebtedness of a Person, the date specified therein as the fixed date on which any principal of such security or Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase thereof at the option of the holder thereof).

“Subsidiary” of any Person means

(1) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Restricted Subsidiaries of such Person or by such Person and one or more Restricted Subsidiaries of such Person or

(2) any other Person (other than a trust formed in connection with a Qualified Securitization Transaction) in which such Person, a Restricted Subsidiary of such Person or such Person and one or more Restricted Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, have at least a majority ownership interest.

“Subsidiary Guarantee” means the guarantee of the Notes by the Initial Subsidiary Guarantor and each Subsidiary Guarantee of the Notes issued pursuant to the covenant described under the caption “Certain Covenants—Limitation on Guarantees by Restricted Subsidiaries” above.

“Subsidiary Guarantor” means the Initial Subsidiary Guarantor and each Restricted Subsidiary of NIC that becomes a guarantor of the Notes pursuant to the covenant described under the caption “Certain Covenants—Limitation on Guarantees by Restricted Subsidiaries” above.

“Support Agreement” means the Side Agreement dated as of July 1, 2005, as amended to the Issue Date between NIC and Navistar, Inc. (formerly known as International Truck and Engine Corporation), as it may be amended, modified, supplemented, restated or renewed from time to time; provided that such agreement shall not be amended, modified, supplemented, restated or renewed in a manner adverse in any material respect to the interests of NIC and its Restricted Subsidiaries taken as a whole.

“Tax Allocation Agreement” means the Tax Allocation Agreement among NIC and its Subsidiaries, effective as of April 14, 2008, as it may be amended and/or supplemented from time to time; provided that no such amendment or supplement shall be adverse in any material respect to the interests of NIC and its Restricted Subsidiaries taken as a whole.

“Unrestricted Subsidiary” means:

(1) each of Navistar Financial Corporation; Navistar Financial S.A. de C.V. SOFOM E.N.R.; Navistar Comercial, S.A. de C.V.; Servicios Corporativos Navistar, S.A. de C.V.; Transproteccion Agente de Seguros, S.A. de C.V.; Harbour Assurance Company of Bermuda Limited; Navistar Leasing Services Corporation f/k/a Harco Leasing Company, Inc.; Navistar Acceptance Corporation Limited; International Truck and Engine Corporation US Holding Company, LLC; International Truck and

Engine Corporation Cayman Islands Holding Corporation; International Truck and Engine Investments Corporation; Blue Diamond Truck, S. de R.L. de C.V.; Blue Diamond Parts, LLC; International Dealcor Operations, Ltd.; Diamond Force Engineering LLC; International Truck and Engine Mauritius Holding Ltd.; International Truck Leasing Corp.; Navistar Financial Retail Receivables Corporation; Navistar Financial Securities Corporation; Truck Engine Receivables Financing Co.; Truck Retail Accounts Corporation; Truck Retail Installment Paper Corp.; Navistar Cayman Islands Intellectual Property Company; Navistar Luxembourg Intellectual Property Company; World Truck Rapid Service, LLC; World Truck Rapid Service of Alsip; LLC; Cumberland Servicenter, Inc.; Custom Chassis Products, LLC; Navistar Cayman Islands Sourcing Company; Navistar China Sourcing LLC; Navistar (Shanghai) Trading Co. Ltd.; Mahindra Navistar Automotives Limited; Mahindra Navistar Engines Private Limited; all DealCor Subsidiaries and all Securitization Subsidiaries in existence as of the Issue Date and their respective Subsidiaries until such time as it is designated a Restricted Subsidiary pursuant to the second succeeding sentence;

(2) any Subsidiary of NIC (other than Navistar, Inc. as long as its Subsidiary Guarantee is in effect) that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(3) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of NIC (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock of, or holds any Lien on any property of, NIC or any other Restricted Subsidiary of NIC; provided that either

(1) the Subsidiary to be so designated has total assets of $1,000 or less or

(2) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under the caption “Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (a) if such Unrestricted Subsidiary at such time has Indebtedness, NIC could incur $1.00 of additional Indebtedness under clause (1) of the covenant described under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness” and (b) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced by NIC to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors or other governing body of such Person.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Manufacturing Operations

Senior Secured Term Loan Facility

In August 2012, NIC and Navistar, Inc. signed a definitive credit agreement relating to a senior secured, term loan credit facility in an aggregate principal amount of $1 billion (the “Term Loan Facility”). On April 2, 2013, we entered into an amendment to the Term Loan Facility (the “Term Loan Amendment”). The Term Loan Amendment, among other things, (i) extended the maturity date to August 17, 2017 from its prior maturity date of July 16, 2014 (which was subject to an extension to August 17, 2017 in the event we redeemed or otherwise extinguished (in a manner permitted by the Term Loan Facility agreement) at least $470 million of our 2014 Convertible Notes prior to such earlier date); (ii) reduced the interest rate pricing from a spread of 450 basis points with respect to a base rate borrowing and a spread of 550 basis points with respect to a Eurodollar rate borrowing to spreads of 350 and 450 basis points, respectively; (iii) required that the net proceeds from the completed sale of $300 million aggregate principal amount of our Senior Notes (as defined below), after being contributed by us to Navistar, Inc., be used to repay outstanding loans under the Term Loan Facility; and (iv) amended certain other terms and conditions of the Term Loan Facility to provide us with additional operating flexibility.

In August 2015, the Term Loan Facility was refinanced with a new Senior Secured Term Loan Credit Facility (“Senior Secured Term Loan Credit Facility”), for $1.04 billion. Under the Senior Secured Term Loan Credit Facility: (i) the maturity date was extended to August 7, 2020, (ii) interest rate margins were increased to 550 basis points for Eurodollar rate loans and 450 basis points for base rate loans, (iii) the Adjusted Eurodollar rate “floor” was reduced to 100 basis points, (iv) the permitted receivables financing basket was increased from $25.0 million to $50.0 million, (v) prepayments of the Senior Secured Term Loan Credit Facility (other than scheduled amortization) made prior to August 7, 2017 will be subject to a call premium of 1.00%, (vi) certain definitional provisions, including those related to asset dispositions were modified, and (vii) quarterly principal amortization payments of 0.25% of the aggregate principal amount are required, with the balance due at maturity. As a consequence of the Senior Secured Term Loan Credit Facility refinancing, the maturity date of the ABL Facility was extended from May 18, 2017 to May 18, 2018.

The Senior Secured Term Loan Credit Facility is secured by a first priority security interest (subject to permitted liens) in certain assets of NIC, Navistar, Inc., and twelve of its direct and indirect subsidiaries, and contains customary provisions for financings of this type, including, without limitation, representations and warranties, affirmative and negative covenants and events of default. Generally, if an event of default occurs and is not cured within any specified grace period, the administrative agent, at the request of (or with the consent of) the lenders holding not less than a majority in principal amount of the outstanding term loans, may declare the term loan to be due and payable immediately.

Under the Senior Secured Term Loan Credit Facility, it is an immediate event of default if we experience a change of control. In general, the Senior Secured Term Loan Credit Facility contains a customary definition of change of control, which includes: (i) the acquisition by any person or group, directly or indirectly, of 35% or more of NIC’s outstanding voting securities; (ii) the board of directors of NIC ceases to be comprised of a majority of individuals that were either on the board as of the date of the Term Loan Facility or whose appointment or election was approved by a majority of directors then in office; (iii) a plan of liquidation of either NIC or Navistar, Inc. has been approved or adopted; (iv) NIC consolidates with or merges with or into another person and its stockholders cease to own at least a majority of the common stock of the surviving corporation immediately after such consolidation or merger; (v) NIC, Navistar, Inc. or any other subsidiary restricted by the Senior Secured Term Loan Credit Facility directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of the property or assets of NIC and its restricted subsidiaries (determined on a consolidated basis); (vi) NIC ceases to own all of the capital stock of Navistar, Inc.; or (vii) the occurrence of a “change of control,” “change in control” or similar term as defined in any of our existing financing arrangements or any other financing agreement evidencing indebtedness in excess of $50 million.

As of October 31, 2016, the outstanding indebtedness under our Senior Secured Term Loan Credit Facility was $1,009 million (net of unamortized discount of $14 million and unamortized debt issuance costs of $7 million).

ABL Facility

In August 2012, Navistar, Inc. entered into an amended and restated asset-based credit agreement in an aggregate principal amount of $175 million (the “ABL Facility”) providing for a term of up to four years and nine months. Contemporaneously with entering into the Term Loan Amendment, Navistar, Inc. entered into Amendment No. 1 to the ABL Facility, which amended the borrowing base and made certain adjustments to the covenants to reflect the amended borrowing base.

In July 2014, the ABL Facility was further amended to remove used truck inventory from the borrowing base. Additionally, the calculation of availability was revised to include cash collateral posted to support outstanding designated letters of credit, subject to a $40 million cap, and the cash management provisions were amended to reflect intercreditor arrangements with respect to a financing with NFC secured by a first priority lien on the used truck inventory. In connection with the removal of used truck inventory from the borrowing base, certain adjustments were made to the covenants to reflect that such assets were no longer included in the borrowing base.

In July 2015, the ABL Facility was further amended to: (i) permit the incurrence of up to $50.0 million of additional term loans and the issuance of additional Senior Notes in an aggregate principal amount for all Senior Notes not to exceed $1.4 billion at any time outstanding, (ii) increase the permitted receivables financing from $25.0 million to $50.0 million, and (iii) modify the cash dominion trigger and certain of the definitional provisions. In addition, the maturity date of the ABL Facility was extended by one year to May 18, 2018. The amendment had no impact on the aggregate commitment level under the ABL Facility, which remains at $175 million.

The ABL Facility is secured by a first priority security interest (subject to permitted liens) in, among other things, Navistar, Inc.’s aftermarket parts inventory that is stored at certain parts distribution centers, storage facilities and third-party processor or logistics provider locations. The ABL Facility is also secured by a second lien security interest (subject to permitted liens) in the used truck inventory in which NFC has a first priority security interest.

The ABL Facility contains customary provisions for financings of this type, including, without limitation, representations and warranties, affirmative and negative covenants and events of default. For example, under the ABL Facility, Navistar, Inc. is only permitted to pay dividends or make other distributions to NIC if it can meet certain conditions, including that no event of default has occurred and is continuing and it has excess availability under the ABL Facility (equal to the lesser of the borrowing base and commitments minus uses) of at least the greater of (i) 12.5% of the commitments then in effect and (ii) $21,875,000. Under the ABL Facility, it is an immediate event of default if we experience a change of control. In general, the ABL Facility contains a customary definition of change of control, which includes: (i) the acquisition by any person or group, directly or indirectly, of 35% or more of NIC’s outstanding voting securities; (ii) the board of directors of NIC ceases to be comprised of a majority of individuals that were either on the board as of the date of the Term Loan Facility or whose appointment or election was approved by a majority of directors then in office; (iii) a plan of liquidation of either NIC or Navistar, Inc. has been approved or adopted; (iv) NIC consolidates with or merges with or into another person and its stockholders cease to own at least a majority of the common stock of the surviving corporation immediately after such consolidation or merger; (v) NIC or Navistar, Inc., directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of the property or assets of either NIC and its restricted subsidiaries or Navistar, Inc. and its restricted subsidiaries, as applicable (each as determined on a consolidated basis); (vi) NIC ceases to own, directly or indirectly, at least 85% of the voting securities of Navistar, Inc.; or (vii) the occurrence of a “change of control,” “change in control” or similar term as defined in any of our existing financing arrangements or any other financing agreement evidencing indebtedness in excess of $50 million.

All borrowings under the ABL Facility accrue interest at a rate equal to a base rate or an adjusted LIBOR rate plus a spread. The spread, which will be based on an availability-based measure, ranges from 175 basis points to 225 basis points for Base Rate borrowings and 275 basis points to 325 basis points for LIBOR borrowings. The initial LIBOR spread is 275 basis points.

As of October 31, 2016, we had no borrowings under the ABL Facility. The availability under the ABL Facility is subject to a $35 million liquidity block, less outstanding standby letters of credit issued under the ABL Facility, and is impacted by inventory levels at certain aftermarket parts inventory locations. As of October 31, 2016, we had limited availability to borrow under the ABL Facility.

Existing Senior Notes

In October 2009, we completed the sale of $1 billion aggregate principal amount of our Existing Senior Notes. Interest is payable on May 1 and November 1 of each year until the maturity date of November 1, 2021. We received net proceeds of approximately $947 million, net of offering discount of $37 million and initial purchaser fees of $16 million. The proceeds, in conjunction with the proceeds of the 2014 Convertible Notes, were used to repay all amounts outstanding under the prior $1.5 billion 5-year term loan facility and synthetic revolving facility, as well as certain fees incurred in connection therewith. In March 2013, we completed the sale of an additional $300 million aggregate principal amount of our Existing Senior Notes. The proceeds were used to repay outstanding loans under the Term Loan Facility. As of October 31, 2016, $1,173 million aggregate principal amount of the Existing Senior Notes was outstanding (net of unamortized discount of $15 million and unamortized debt issuance costs of $12 million).

The Existing Senior Notes are NIC’s senior unsecured obligations and rank equally in right of payment with any and all of NIC’s existing and future indebtedness that is not subordinated in right of payment to the Existing Senior Notes and senior in right of payment to any and all of our future indebtedness that is subordinated in right of payment to the Existing Senior Notes. The Existing Senior Notes are effectively subordinated to all NIC’s existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness and are structurally junior to all existing and future indebtedness and other liabilities of NIC’s subsidiaries that do not guarantee the Existing Senior Notes. The Existing Senior Notes are effectively junior to the third-party equity interests in our majority-owned dealerships and joint ventures, to the extent of those interests. The Existing Senior Notes are guaranteed on a senior unsecured basis by Navistar, Inc. Guarantees of the Existing Senior Notes rank equally in right of payment with any and all of such guarantor’s existing and future indebtedness that is not subordinated in right of payment to its guarantee, senior in right of payment to any and all of such guarantor’s future indebtedness that is subordinated in right of payment to its guarantee and, to the extent not otherwise secured by assets of such guarantor, effectively subordinated to all existing and future secured indebtedness of such guarantor to the extent of the assets securing such indebtedness (regardless of whether such indebtedness would otherwise constitute senior indebtedness).

On or after November 1, 2016, we can redeem all or part of the Existing Senior Notes during the twelve-month period beginning on November 1, 2016, 2017, and thereafter at a redemption price equal to 101.375%, and 100%, respectively, of the principal amount of the Existing Senior Notes redeemed.

In addition, not more than once during each twelve-month period ending on November 1, 2010, 2011, 2012, 2013, and 2014, we had the option to redeem up to $50 million in principal amount of the Existing Senior

Notes in each such twelve-month period, at a redemption price equal to 103% of the principal amount of the Existing Senior Notes redeemed, plus accrued and unpaid interest, if any. We exercised this early redemption feature for a total principal amount of $100 million, by redeeming $50 million of Existing Senior Notes on November 1, 2011 and an additional $50 million of Existing Senior Notes on November 2, 2011.

The indenture governing the Existing Senior Notes limits our ability and the ability of our Restricted Subsidiaries to, among other things:

•	make restricted payments;

•	incur additional debt and issue preferred or disqualified stock;

•	create liens;

•	create or permit to exist restrictions on our ability or the ability of our Restricted Subsidiaries to make certain payments or distributions;

•	engage in sale-leaseback transactions;

•	engage in mergers or consolidations or transfer all or substantially all of our assets;

•	designate Restricted and Unrestricted Subsidiaries;

•	make certain dispositions and transfers of assets;

•	place limitations on the ability of our Restricted Subsidiaries to make distributions;

•	enter into transactions with affiliates; and

•	guarantee indebtedness.

If the Existing Senior Notes are assigned an investment grade rating by Standard & Poor’s Rating Services and Moody’s Investors Service, Inc. and no default has occurred or is continuing, certain covenants will be suspended. If either rating on the Senior Notes should subsequently decline to below investment grade, the suspended covenants will be reinstated.

2018 Convertible Notes

In October 2013, we completed the sale of $200 million aggregate principal amount of our 2018 Convertible Notes. We received net proceeds of approximately $196 million, net of $3 million of issuance costs and a $1 million issuance discount. The 2018 Convertible Notes are governed by the terms of an indenture, dated as of October 11, 2013 (the “2018 Convertible Notes Indenture”), by and among us, Wilmington Trust, National Association, as trustee (the “2018 Convertible Notes Trustee”), and Citibank, N.A., as paying agent. The 2018 Convertible Notes are our senior subordinated unsecured obligations and are subordinated in right of payment to all of our existing and future senior debt, rank equal in right of payment to all of our existing and future senior subordinated indebtedness and rank senior in right of payment to any future indebtedness that is expressly subordinated to the 2018 Convertible Notes. Payment of principal and interest on the 2018 Convertible Notes is effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. The 2018 Convertible Notes also rank junior to our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, regardless of whether such indebtedness would otherwise constitute senior indebtedness.

Interest is payable on the 2018 Convertible Notes on April 15 and October 15 of each year until their maturity date of October 15, 2018. Holders may convert the 2018 Convertible Notes into our common stock, at their option prior to April 15, 2018, under the following circumstances: (1) during any fiscal quarter commencing after October 31, 2013, if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each such trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of 2018 Convertible Notes for each trading day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events. On and after April 15, 2018 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances.

Upon conversion, we will satisfy our conversion obligations by delivering, at our election, shares of common stock (plus cash in lieu of fractional shares), cash, or any combination of cash and shares of common stock in accordance with the terms of the 2018 Convertible Notes Indenture. The initial conversion rate is 17.1233 shares of common stock per $1,000 principal amount of 2018 Convertible Notes, equivalent to an initial conversion price of $58.40 per share of common stock. The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest. Following certain corporate transactions that occur prior to the maturity date, we will increase the conversion rate for a holder that elects to convert its 2018 Convertible Notes in connection with such a corporate transaction in certain circumstances.

On or after October 15, 2016, the 2018 Convertible Notes will be subject to redemption, in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of 2018 Convertible Notes to be redeemed, plus accrued and unpaid interest (including any additional interest) to, but excluding, the redemption date, if the last reported sale price of common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending within 10 trading days immediately prior to the date of the redemption notice exceeds 130% of the applicable conversion price for the 2018 Convertible Notes on each applicable trading day. If we call any or all of the 2018 Convertible Notes for redemption, holders will have the right to convert their 2018 Convertible Notes at any time until the close of business on the business day preceding the redemption date.

Subject to certain exceptions, holders may require us to repurchase, for cash, all or part of the 2018 Convertible Notes upon a “Fundamental Change” (as defined in the 2018 Convertible Notes Indenture) at a price equal to 100% of the principal amount of the 2018 Convertible Notes being repurchased plus any accrued and unpaid interest, including any additional interest, to, but excluding, the date of repurchase.

The 2018 Convertible Notes Indenture provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others, nonpayment of principal or interest; failure to convert the 2018 Convertible Notes in accordance with the Indenture; breach of other agreements in the Indenture; defaults in, or failure to pay, certain other indebtedness; the rendering of judgments to pay certain amounts of money against us and our subsidiaries; and certain events of bankruptcy or insolvency. Generally, if an event of default occurs and is not cured within the time periods specified, the 2018 Convertible Notes Trustee or the holders of at least 25% in principal amount of the then outstanding series of 2018 Convertible Notes may declare all the 2018 Convertible Notes of such series to be due and payable immediately.

2019 Convertible Notes

During the second quarter of 2014, we completed the sale of $411 million aggregate principal amount of our 2019 Convertible Notes, including a portion of the underwriter’s over-allotment option. We received net proceeds of approximately $402 million, net of $9 million of issuance costs. The 2019 Convertible Notes are governed by the terms of an indenture, dated as of March 24, 2014 (as amended, the “2019 Convertible Notes

Indenture”), between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “2019 Convertible Notes Trustee”). The 2019 Convertible Notes are our senior subordinated unsecured obligations and are subordinated in right of payment to all of our existing and future senior debt, rank equal in right of payment to all of our existing and future senior subordinated indebtedness and rank senior in right of payment to any future indebtedness that is expressly subordinated to the 2019 Convertible Notes. Payment of principal and interest on the 2019 Convertible Notes is effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. The 2019 Convertible Notes also rank junior to our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, regardless of whether such indebtedness would otherwise constitute senior indebtedness.

Interest is payable on the 2019 Convertible Notes on April 15 and October 15 of each year until their maturity date of April 15, 2019. Holders may convert the 2019 Convertible Notes into our common stock, at their option prior to October 15, 2018, under the following circumstances: (1) during any fiscal quarter commencing after April 30, 2014, if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each such trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of 2019 Convertible Notes for each trading day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events. On and after October 15, 2018 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances.

Upon conversion, we will satisfy our conversion obligations by delivering, at our election, shares of common stock (plus cash in lieu of fractional shares), cash, or any combination of cash and shares of common stock in accordance with the terms of the 2019 Convertible Notes Indenture. The initial conversion rate is 18.4946 shares of common stock per $1,000 principal amount of 2019 Convertible Notes, equivalent to an initial conversion price of $54.07 per share of common stock. The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest. Following certain corporate transactions that occur prior to the maturity date, we will increase the conversion rate for a holder that elects to convert its 2019 Convertible Notes in connection with such a corporate transaction in certain circumstances.

On or after April 20, 2017, the 2019 Convertible Notes will be subject to redemption, in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of 2019 Convertible Notes to be redeemed, plus accrued and unpaid interest (including any additional interest) to, but excluding, the redemption date, if the last reported sale price of common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending within 10 trading days immediately prior to the date of the redemption notice exceeds 130% of the applicable conversion price for the 2019 Convertible Notes on each applicable trading day. If we call any or all of the 2019 Convertible Notes for redemption, holders will have the right to convert their 2019 Convertible Notes at any time until the close of business on the business day preceding the redemption date.

Subject to certain exceptions, holders may require us to repurchase, for cash, all or part of the 2019 Convertible Notes upon a “Fundamental Change” (as defined in the 2019 Convertible Notes Indenture) at a price equal to 100% of the principal amount of the 2019 Convertible Notes being repurchased plus any accrued and unpaid interest, including any additional interest, to, but excluding, the date of repurchase.

The 2019 Convertible Notes Indenture provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others, nonpayment of principal or interest; failure to convert the 2019 Convertible Notes in accordance with the Indenture; breach of other agreements in the Indenture; defaults in, or failure to pay, certain other indebtedness; the rendering of judgments to pay certain amounts of money against us and our subsidiaries; and certain events of bankruptcy or insolvency. Generally, if an event of default occurs and is not cured within the time periods specified, the 2019 Convertible Notes Trustee or the holders of at least 25% in principal amount of the then outstanding series of 2019 Convertible Notes may declare all the 2019 Convertible Notes of such series to be due and payable immediately.

Loan Agreement Related to the Tax-Exempt Bonds

In October 2010, we entered into a loan agreement related to the Tax Exempt Bonds to finance the relocation of the Company’s world headquarters and engineering center, the expansion of an existing warehouse facility, and the development of certain industrial facilities to assist with the consolidation of certain operations (collectively, the “Project”). The Tax Exempt Bonds were issued pursuant to separate, but substantially identical, indentures of trust dated as of October 1, 2010. The proceeds of the Tax Exempt Bonds were loaned by each municipal issuer to us pursuant to separate, but substantially identical, loan agreements dated as of October 1, 2010. The proceeds from the issuance of the Tax Exempt Bonds are restricted, and must be used substantially for the Project. The payment of principal and interest on the Tax Exempt Bonds is guaranteed under separate, but substantially identical, bond guarantees issued by Navistar, Inc. The Tax Exempt Bonds are special, limited obligations of each municipal issuer, payable out of the revenues and income derived under the related loan agreements and related guarantees. The Tax Exempt Bonds bear interest at the fixed rate of 6.5% per annum, payable each April 15 and October 15. Beginning on October 15, 2020, the Tax Exempt Bonds are subject to optional redemption at our direction, in whole or in part, at the redemption price equal to 100% of the principal amount thereof, plus accrued interest, if any, to the redemption date. The funds received from the issuance of the Tax Exempt Bonds were deposited directly into trust accounts by the bonding authority at the time of issuance, and will be remitted to us on a reimbursement basis as we make qualified capital expenditures related to the Project. In November 2010, we finalized the purchase of the property and buildings that we developed into our new world headquarters site. As of October 31, 2016, we had received reimbursement for the entire $225 million under the Tax Exempt Bonds.

Debt of Majority-Owned Dealerships

Our majority-owned dealerships incur debt to finance their inventories, property, and equipment. The various dealership debt instruments have interest rates that range from 4.3% to 7.7% and maturities that extend to 2022.

Financing Arrangements and Capital Lease Obligations

Included in our financing arrangements and capital lease obligations are financing arrangements of $37 million as of October 31, 2016. In addition, the amount of financing arrangements and capital lease obligations includes $5 million of capital leases for real estate and equipment as of October 31, 2016.

In January 2012, we began leasing an existing manufacturing facility in Cherokee, Alabama and purchased certain machinery and equipment within that facility. In relation to the machinery and equipment, we entered into a $40 million promissory note with the lessor. This amount is payable in monthly installments over a ten-year term, in conjunction with the lease of the facility.

Financed Lease Obligations

In March 2010, we entered into an operating agreement with GE Capital which contains automatic extensions and is subject to early termination provisions (the “Navistar Capital Operating Agreement”). Effective December 1, 2015, GE Capital assigned the Navistar Capital Operating Agreement to BMO Financial Group and its wholly-owned subsidiary BMO Harris Bank N.A. (“BMO”) as part of General Electric’s sale of its GE Transportation Finance business. Under the terms of the Navistar Capital Operating Agreement, GE Capital was, and now BMO is, our third-party preferred source of retail customer financing for equipment offered by us and our dealers in the U.S. We refer to this alliance as “Navistar Capital.” The Navistar Capital Operating Agreement contains a loss sharing arrangement for certain credit losses. Under the loss sharing arrangement, as amended, we generally reimburse our financing partner for certain credit losses. Our exposure to loss is mitigated because contracts under the Navistar Capital Operating Agreement are secured by the financed equipment. We expect retail finance receivables and retail finance revenues to continue to decline as our retail portfolio is paid down.

We have accounted for these financings as an obligation on our consolidated balance sheet because the initial sales transactions do not qualify for revenue recognition under GAAP as we retain substantial risks of ownership in the leased property. As a result, the proceeds from the transfer are recorded as an obligation and amortized to revenue over the term of the financing. The remaining obligation will be amortized through 2021 with interest rates ranging from 4.10% to 12.52%.

Financial Services Operations

Asset-Backed Debt

Navistar Financial Securities Corporation (“NFSC”), a consolidated special purpose entity (“SPE”), issues asset-backed debt secured by dealer wholesale notes. Components of this asset-backed debt include: term debt of $300 million, issued on October 5, 2016, with an expected payment date of September 25, 2018 and a legal final maturity date of September 27, 2021; term debt of $250 million, issued on July 22, 2015, with an expected payment date of June 26, 2017 and a legal final maturity date of June 25, 2020; and variable funding notes (“VFN”) of up to $450 million, with a commitment termination date of November 18, 2017. As of October 31, 2016, the balance drawn on the VFN was $85 million.

During 2013, our Mexican financial services operation issued asset-backed securities totaling $134 million. These securities were issued through a revolving trust which begins a two-year amortization after the first three years.

The majority of our asset-backed debt is issued by consolidated SPEs and is payable out of collections on the finance receivables sold to the SPEs. This debt is the legal obligation of the SPEs and not of NFC. The balance outstanding was $753 million as of October 31, 2016. The carrying amount of the wholesale notes used as collateral was $1.1 billion as of October 31, 2016.

Bank Revolvers and Commercial Paper

In May 2016, NFC amended and extended its 2011 bank credit facility which was originally due in December 2016 (as amended, the “NFC Credit Agreement”). The 2016 amendment extended the maturity date of certain term loans thereunder to June 2018 and initially reduced the revolving portion of the facility from $500 million to $400 million. Borrowings under the revolving portion of the facility totaled $239 million as of October 31, 2016. The balance of the term loan portion of the facility totaled $211 million as of October 31, 2016. In December 2016, in accordance with the May 2016 amendment, the revolving portion of the facility was further reduced to approximately $275 million, the term loan portion of the facility was paid down to $82 million, and the quarterly principal payments under the facility were reduced from $9 million to $2 million. The amendment allows NFC to increase the revolving and/or term loan commitments under the facility, subject to obtaining additional or increased revolving and/or term loan commitments from existing or new lenders, up to a maximum total facility size of $700 million after giving effect to any such increase.

We borrow funds denominated in U.S. dollars and Mexican pesos to be used for investment in our Mexican financial services operations. As of October 31, 2016, borrowings outstanding under these arrangements were $411 million, of which 37% is denominated in dollars and 63% in pesos. The interest rates on the dollar-denominated debt are at a negotiated fixed rate or at a variable rate based on LIBOR, and the interest rates on the peso-denominated debt are based on the Interbank Interest Equilibrium Rate.

Effective December 2014, our Mexican financial services operation entered into a two-year commercial paper program for up to 1.8 billion pesos (the equivalent of approximately $96 million at October 31, 2016). This program replaced the program that matured in August 2015.

Borrowings Secured by Operating and Finance Leases

International Truck Leasing Corporation (“ITLC”), a special purpose, wholly owned subsidiary of NFC, provides NFC with another entity to obtain borrowings secured by leases. The balances are classified under financial services operations debt as borrowings secured by leases. ITLC’s assets are available to satisfy its creditors’ claims prior to such assets becoming available for ITLC’s use or to NFC or affiliated companies. The balance of these secured borrowings issued by ITLC totaled $98 million as of October 31, 2016. The carrying amount of the finance and operating leases and cash used as collateral was $119 million as of October 31, 2016. ITLC does not have any unsecured debt.

Borrowings Secured by Retail Accounts Receivable

Truck Retail Accounts Corporation (“TRAC”), a consolidated SPE, entered into a one-year revolving credit facility of up to $100 million with a scheduled termination date of October 28, 2017. Borrowings under this facility are secured by eligible retail accounts receivable.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes and does not consider all aspects of U.S. federal income taxation. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who are the beneficial owners of the notes and hold such notes as capital assets (generally property held for investment within the meaning of Section 1221 of the Code). This discussion does not address specific tax consequences that may be relevant to particular persons, including, for example, pass-through entities (e.g., partnerships) or persons who hold the notes through pass-through entities, individuals who are U.S. expatriates or entities covered by the U.S. anti-inversion rules, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, grantor trusts, subchapter S corporations, controlled foreign corporations, passive foreign investment companies, regulated investment companies, real estate investment trusts, personal holding companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, dealers in securities or foreign currency, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar and persons in special situations, such as those who hold notes as part of a straddle, hedge, conversion transaction, or other integrated investment or persons who own, directly, indirectly or constructively, five percent (5%) or more of the Company’s stock. In addition, this discussion is limited to persons purchasing the notes for cash in this offering and at their offering price. Because this discussion is directed solely to prospective purchasers in the initial offering, it does not address some issues that are relevant to subsequent purchasers of the notes, including, but not limited to, the treatment of market discount and bond premium for U.S. federal income tax purposes. Moreover, this discussion does not address U.S. federal alternative minimum tax consequences or the Medicare tax on net investment income, does not describe any tax consequences arising under U.S. federal gift and estate or other federal tax laws or under the tax laws of any state, local or foreign jurisdiction and does not address any consequences that may result pursuant to Treasury regulations promulgated under section 385 of the Code.

This discussion is based upon the Code, the Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to the statements made and conclusions reached in the following summary, and we cannot assure you that the IRS or a court will agree with our statements and conclusions. A different tax treatment from those discussed below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in the notes.

If an entity treated as a partnership for U.S. federal income tax purposes holds the notes, the U.S. tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding notes, we suggest that you consult your tax advisor.

PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN INDEPENDENT TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

U.S. federal income taxation of U.S. Holders. The following discussion is limited to the U.S. federal income tax consequences relevant to U.S. Holders. As used herein, a “U.S. Holder” is a beneficial owner that is, for U.S. federal income tax purposes: (i) a citizen or individual resident of the United States, (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more “United States persons,” within the meaning of the Code, have the authority to control all of its substantial decisions, or if the trust was in existence on August 20, 1996, and has properly elected under applicable Treasury regulations to continue to be treated as a United States person.

Certain U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined below) are discussed separately below.

Qualified reopening. The Company intends to treat the issuance of the notes as a “qualified reopening” of the Existing Senior Notes for U.S. federal income tax purposes. If the issuance of the notes is so treated, then the notes issued pursuant to this offering will be deemed to have the same issue date, the same issue price (96.328%) and the same adjusted issue price as the Existing Senior Notes even though, considered separately, the notes offered hereby might be considered to be issued at a premium or discount. In order for the issuance of the notes to constitute a “qualified reopening” of the Existing Senior Notes, various factual requirements must be satisfied. The Company believes that the notes satisfy all such factual requirements and therefore are properly characterized as issued in a qualified reopening. However, it is possible that the Company’s position may be challenged by a taxing authority and the notes may be treated as a separate issue from the Existing Senior Notes. The remainder of this discussion assumes that the issuance of the notes will be treated as a qualified reopening of the Existing Senior Notes.

Additional amounts. In certain circumstances (including upon an optional redemption, change of control offer or an Event of Default relating to a failure to file certain reports as set forth above under “Description of the Notes—Certain Covenants—Reports”), we may be obligated to pay amounts in excess of stated principal or interest on the notes. The obligation to make these payments may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” Under these regulations, however, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the Issue Date, such contingencies in the aggregate are considered “remote” or “incidental.” We believe that the likelihood that we will be obligated to make any excess payments as a result of these contingencies is remote. Therefore, we do not intend to treat the potential payment of these amounts as subjecting the notes to the contingent payment debt rules. Our determination is binding on a U.S. Holder unless such U.S. Holder discloses its contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, the tax consequences to a U.S. Holder could differ materially and adversely from those discussed herein. A successful challenge of this position by the IRS could require a U.S. Holder to accrue ordinary income at a rate that is higher than the stated interest rate and to treat any gain recognized on a sale or other taxable disposition of a note as ordinary income, rather than capital gain. In addition, if the notes were treated as contingent payment debt instruments, then the issuance of the notes would not constitute a qualified reopening, and the calculation of the OID accruals on the notes would be based, in part, upon the actual issue date and the actual issue price of the notes. The remainder of this disclosure assumes that the notes will not be treated as contingent payment debt instruments.

U.S. Holders of the notes should consult their own independent tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Pre-issuance accrued interest. A portion of the price paid for the notes offered hereby may be allocable to interest that accrued prior to the date such notes offered hereby are purchased (the “pre-issuance accrued interest”). In such circumstances, we intend to take the position that, on the first interest payment date, a portion of the interest received in an amount equal to the pre-issuance accrued interest will be treated as a return of the pre-issuance accrued interest and not as a payment of interest on the notes offered hereby. Amounts treated as a return of pre-issuance accrued interest should not be taxable when received but should reduce the U.S. Holder’s adjusted tax basis in the notes offered hereby by a corresponding amount (in the same manner as would a payment of principal). The remainder of this discussion assumes that the notes will be so treated, and all references to stated interest in the remainder of this discussion exclude references to pre-issuance accrued interest.

Stated interest. Stated interest (other than pre-issuance accrued interest) on a note generally will be includible in the income of a U.S. Holder as ordinary interest income at the time accrued or received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Original issue discount (“OID”). The Existing Senior Notes were issued at an issue price equal to 96.328% of their stated principal amount. The excess of the stated principal amount of the Existing Senior Notes over the issue price of the Existing Senior Notes constitutes OID for federal income tax purposes. Because the notes offered hereby will be treated as having the same issue date and issue price as the Existing Senior Notes, the notes also will be treated as having OID in the same amount as the Existing Senior Notes. Accordingly you will be required to accrue any remaining OID with respect to the Existing Senior Notes (which is equal to the excess of the stated principal amount of the notes over the “adjusted issue price” of the Existing Senior Notes (as defined below) as of the date of this offering) as described below, subject to an exception or offsetting adjustments as described below under “—Amortizable bond premium” and “—Acquisition premium.”

A U.S. Holder (whether a cash or accrual method taxpayer) generally will be required to include OID with respect to the notes in gross income (as ordinary income) as the OID accrues (on a constant yield to maturity basis), before the receipt of cash payments attributable to such OID. In general, the amount of OID includible in the gross income of a U.S. Holder will generally be equal to a ratable amount of OID with respect to the note for each day in an accrual period during the taxable year or portion of the taxable year on which a U.S. Holder held the note. An accrual period may be of any length and the accrual periods may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (i) the product of the note’s adjusted issue price at the beginning of such accrual period and its yield to maturity, determined on the basis of a compounding assumption that reflects the length of the accrual period over (ii) the sum of the stated interest payments on the notes allocable to the accrual period. The adjusted issue price of a note at the beginning of any accrual period generally equals the issue price of the note increased by the amount of all previously accrued OID.

Amortizable bond premium. If a U.S. Holder purchases a note for an amount (excluding any amount properly allocable to pre-issuance accrued interest) in excess of the sum of all amounts payable on the note (other than payments of stated interest), then the U.S. Holder will be considered to have purchased the note with “bond premium” in an amount equal to such excess. In such case, the U.S. Holder would not be required to include OID in gross income in respect of such note even though the Existing Senior Notes were issued with OID. In addition, if a U.S. Holder makes (or has made) a proper election under Section 171 of the Code, then such holder may amortize any bond premium over the term of such note as an offset to stated interest income on the note. Any such election to amortize bond premium will apply to all taxable debt instruments held or subsequently acquired by such U.S. Holder on or after the first day of the first taxable year to which the election applies and cannot be revoked without permission from the IRS. If a U.S. Holder makes an election to amortize bond premium, then the bond premium will be amortizable on a constant yield method over the term of the note, subject to certain limitations, and such holder’s tax basis in the note must be reduced by the amount of the aggregate amortization deductions allowable for the bond premium. To the extent the amount of amortizable bond premium attributable to the current accrual period exceeds the amount of interest income for the current accrual period, the ability to deduct such excess is limited to the amount by which the total interest inclusions on the note in prior accrual periods exceed the total amount of bond premium you deducted in prior accrual periods. If any of the excess bond premium is not deductible, that amount is carried forward to the next accrual period. If a U.S. Holder does not make such an election, the bond premium will be included in such U.S. Holder’s tax basis in the note and, therefore, such bond premium will be taken into account in computing the gain or loss recognized on such U.S. Holder’s disposition of the note.

Because under certain circumstances we may call the notes at a price in excess of their principal amount, the amount payable on the notes may not equal the stated principal amount for purposes of determining the amount of any amortizable bond premium and, as a result, you may be required to accrue OID on the new notes (subject to adjustments described under “—Acquisition premium” below) and any amortization of bond premium may be reduced or delayed. You should consult your own tax advisor regarding the availability of the amortization of any amortizable bond premium.

Acquisition premium. If a U.S. Holder purchases a note (excluding any amount properly allocable to pre-issuance accrued interest) for an amount in excess of its adjusted issue price as of the date of purchase but less than or equal to the sum of all amounts payable on the new note (other than payments of stated interest), such U.S. Holder will be considered to have acquired the note at an acquisition premium. Under the acquisition premium rules, the amount of OID that a U.S. Holder must include in gross income with respect to the note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

Sale, exchange or other taxable disposition of notes. Upon a sale, exchange or other taxable disposition of a note, U.S. Holders generally will recognize gain or loss equal to the difference between (i) the amount realized on such disposition (other than an amount attributable to accrued and unpaid interest, which will be taxable as ordinary income as described above under “—Stated interest”) and (ii) the U.S. Holder’s adjusted tax basis in such note. The amount realized will equal the sum of the amount of cash and the fair market value of any property received in exchange for the note, but will not include any amount attributable to accrued but unpaid interest not previously included in income. A U.S. Holder’s adjusted tax basis in a note generally will equal the initial purchase price paid for the note, increased by any OID previously included in income, and reduced by any amortizable bond premium or, if applicable, acquisition premium, a U.S. Holder has previously amortized. The gain or loss realized upon a taxable disposition will be capital gain or loss, and will be long-term capital gain or loss if at the time of the disposition the holding period in the note is longer than one year.

Prospective investors should consult their tax advisers regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates and have held their notes for more than one year) and losses (the deductibility of which is subject to limitations).

Backup withholding and information reporting. U.S. Holders generally will be subject to IRS information reporting and may be subject to backup withholding in connection with payments we make, including payments of interest (including any OID) on the notes and proceeds from the sale or other disposition of the notes. Certain U.S. Holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to backup withholding. Backup withholding will only be imposed where the non-corporate U.S. Holder: (1) fails to furnish its social security number or other taxpayer identification number, referred to as a “TIN,” (2) furnishes an incorrect TIN, (3) is notified by the IRS that he or she has failed properly to report payments of interest, or (4) under certain circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and has not been notified by the IRS that he or she is subject to backup withholding.

The backup withholding rate is currently 28%. Backup withholding is not an additional tax. The amount of any backup withholding made from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s federal income tax liability and may entitle such Holder to a refund, provided that the required information is timely furnished to the IRS.

Certain U.S. federal income tax consequences to Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to certain Non-U.S. Holders. A “Non-U.S. Holder” is a beneficial owner (other than a partnership or entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

Interest. Subject to the discussion of effectively connected income, backup withholding tax, and FATCA withholding, below, interest paid on a note (including any OID) to a Non-U.S. Holder will not be subject to U.S. federal withholding tax if such payments qualify as portfolio interest. The exemption applicable to such portfolio interest applies when:

(1)	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(2)	the Non-U.S. Holder is not a controlled foreign corporation that is actually or constructively related to us through stock ownership;

(3)	the Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

(4)	either (A) the Non-U.S. Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address (generally by completing IRS Form W-8BEN or W-8BEN-E (or relevant successor form)), (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-U.S. Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement, under penalties of perjury, that such holder is not a “United States person” and provides us or our paying agent with a copy of such statement or (C) the Non-U.S. Holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied.

Payments of interest (including any OID) made to a Non-U.S. Holder not satisfying the conditions described above will be subject to U.S. withholding tax at a rate of 30%, unless an income tax treaty applies to reduce or eliminate withholding and the Non-U.S. Holder provided us with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or relevant successor form) claiming the exemption or reduced rate of withholding.

Income that is effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the Non-U.S. Holder) will generally be subject to U.S. federal income tax on a net basis at the same rates applicable to United States persons and, if paid to a corporate Non-U.S. Holder, may also be subject to a 30% branch profits tax (or lower applicable treaty rate). If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, such payments will not be subject to U.S. withholding tax so long as the holder provided us or the paying agent with appropriate certification. In order to meet the certification requirement with respect to effectively connected U.S. trade or business income, the Non-U.S. Holder must generally provide us with a properly executed IRS Form W-8ECI (or any relevant successor form) stating that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

The certification requirements described above may require a Non-U.S. Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also obtain and provide a U.S. TIN. In addition, the certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically.

Sale, exchange or other taxable disposition of notes. Subject to the discussion of backup withholding and FATCA withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale or other taxable disposition of a note (other than any amount representing accrued but unpaid interest on the note, which is subject to the rules discussed above under “—Interest”) unless either (i) such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the Non-U.S. Holder) or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

These rules are complex and we suggest you consult your own tax advisor regarding their potential application to your situation.

Backup withholding and information reporting. Generally, we must report annually to the IRS and to each Non-U.S. Holder the amount of payments on a note, including payments of interest (including any OID), regardless of whether withholding was required or whether such payments were made in cash or other property, and any tax withheld with respect to such payments. Under the provisions of a specific income tax treaty or other applicable agreements, copies of these returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides.

Backup withholding will not apply to payments of principal and interest (including OID) on the notes by us to a Non-U.S. Holder if such holder complies with the certification procedures required to obtain exemption from withholding tax on interest as described above.

The receipt of proceeds from a sale or other disposition of the notes by a Non-U.S. Holder may also be subject to information reporting and backup withholding. In particular, the payment of such proceeds to or through the U.S. office of any broker or any office of a U.S. broker will be subject to information reporting and backup withholding unless a Non-U.S. Holder certifies as to its foreign status or otherwise establishes an exemption from information reporting and backup withholding. The payment of such proceeds to or through a foreign office of a foreign broker will not be subject to information reporting or backup withholding unless the foreign broker has certain types of relationships with the United States described in the Treasury regulations (e.g., the foreign broker is a “controlled foreign corporation,” more than 50% of such foreign broker’s gross income during a specified period is effectively connected income, or the foreign broker is a foreign partnership with a threshold amount of U.S. ownership or a foreign partnership engaged in a trade or business in the United States).

Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund with respect to or a credit against such Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders should consult their own tax advisors regarding application of information reporting and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from information reporting and backup withholding under current Treasury regulations. In this regard, the current Treasury regulations provide that a certification may not be relied on if we or our agent (or other payor) knows or has reason to know that the certification may be false.

FATCA withholding. Sections 1471-1474 of the Code (known as FATCA) impose certain due diligence and information reporting requirements, particularly with respect to accounts held through foreign financial institutions. A 30% U.S. federal withholding tax will apply to interest income from debt obligations of U.S. issuers, and, effective for payments made after December 31, 2018, a 30% U.S. withholding tax will apply on the gross proceeds from a disposition of such obligations, in each case, paid to a foreign financial institution (including in certain instances where such institution is acting as an intermediary), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. The 30% U.S. federal withholding tax will also apply to interest income from such obligations and on the gross proceeds from the disposition of such obligations paid to a non-financial foreign entity (including in certain instances where such entity is acting as an intermediary) unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes. The United States has entered into (and may enter into more) intergovernmental agreements (“IGAs”) with foreign governments relating to the implementation of, and information sharing under, FATCA and such IGAs may alter the FATCA reporting and withholding requirements.

Obligations outstanding on June 30, 2014 and, pursuant to Treasury regulations, obligations issued after June 30, 2014 that are part of a qualified reopening of a debt offering that was initially offered on or before

June 30, 2014, are generally exempt from the reporting and withholding requirements described in this paragraph. Absent any modification that causes the notes to be treated as having been reissued after June 30, 2014, the notes will not be subject to the above mentioned reporting and withholding requirements.

Application of this withholding tax does not depend on whether the payment otherwise would be exempt from U.S. federal withholding tax under an exemption described under “—Certain U.S. federal income tax consequences to Non-U.S. Holders.” In the event that this withholding tax shall be imposed on any payment of interest on, or gross proceeds from the disposition or redemption of, a note, we have no obligation to pay additional amounts as a consequence thereof or to redeem the notes before their stated maturity. Investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the notes.

UNDERWRITING

We are offering the notes through the underwriters named below. Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative for each of the underwriters named below. Under the terms and subject to the conditions contained in an underwriting agreement, between us and the underwriters, we have agreed to sell to the underwriters and each underwriter has agreed, severally and not jointly, to purchase from us, the principal amount of the notes listed opposite its name below.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Citigroup Global Markets Inc.

Total	$200,000,000

The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of the notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to certain dealers at the public offering price less a concession not in excess of     % of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of     % of the principal amount of notes on sales to certain other dealers. After the initial offering of the notes, the price to public and other selling terms may from time to time be varied by the underwriters.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of customary officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering.

Paid by Issuer
Per note
Total	$

The total expenses of this offering, including registration, filing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, are estimated to be approximately $1 million and are payable by us.

The notes are being issued as additional notes under the indenture and will be treated together with the Existing Senior Notes as a single series of debt securities under the indenture. We do not intend to apply for listing of the notes on any national securities exchange or for including the notes on any automated dealer quotation system. The underwriters make a market in the Existing Senior Notes and have advised us that, following the completion of this offering, they intend to continue to make a market in the notes as permitted by applicable law. However, we cannot make any assurances as to the liquidity of the trading market for the notes or that an active public market for the notes will be maintained, and the underwriters may cease any market-making activities at any time without notice in their sole discretion. If an active public trading market for the notes is not maintained, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial public offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

No Sale of Similar Securities

We have agreed with the underwriters that we will not offer, pledge, sell, contract to sell or otherwise dispose of, directly or indirectly, any debt securities issued or guaranteed by us or the Guarantor and having a tenor of more than one year without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 90 days after the date of this prospectus supplement.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are listed on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position may cause the price of the security to be higher than it might be in the absence of these purchases.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In particular, Merrill Lynch, Pierce, Fenner & Smith Incorporated is a joint lead arranger and joint book manager under the ABL Facility and a joint lead arranger and joint bookrunner under the NFC Credit Agreement; Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is administrative agent and a lender under the ABL Facility, syndication agent and a lender under the NFC Credit Agreement and a participant in the wholesale notes securitization facility of one of NFC’s subsidiaries; J.P. Morgan Securities LLC is a joint lead arranger and joint bookrunner under the Senior Secured Term Loan Credit Facility, a joint lead arranger and joint book manager under the ABL Facility and an advisor to the Company with respect to the VW T&B equity investment; JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is collateral agent and administrative agent under the Senior Secured Term Loan Credit Facility, a syndication agent and a lender under the ABL

Facility and administrative agent, joint lead arranger and joint bookrunner under the NFC Credit Agreement; Goldman Sachs Bank USA, an affiliate of Goldman, Sachs & Co., is a lender under the ABL facility; Goldman Sachs Lending Partners LLC, an affiliate of Goldman, Sachs & Co., is a joint lead arranger and joint bookrunner under the Senior Secured Term Loan Credit Facility and a lender under the NFC Credit Agreement; and Citigroup Global Markets Inc. is documentation agent and was a joint bookrunner under the NFC Credit Agreement. To the extent the underwriters or their affiliates have a lending relationship with us, certain of such underwriters or such affiliates, as the case may be, routinely hedge, and certain other of such underwriters or their affiliates may hedge or otherwise reduce, their credit exposure to us, consistent with their customary risk management policies. Typically, such underwriters or such affiliates, as the case may be, would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including, potentially, the notes. Any such credit default swaps or short positions could adversely affect future trading prices of the notes. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the accounts of their customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, including the notes, and may do so in the future. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Foreign Jurisdictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the notes offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The notes may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any notes in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area. In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of notes may be made to the public in that Relevant Member State other than:

A. to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B. to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

C. in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any notes or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any notes being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the notes acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any notes to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

The Company, the representative and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly, any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus, may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom. In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Canada. The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in the National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3.A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong. The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore. This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Non-CIS Securities may not be circulated or distributed, nor may the Non-CIS Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Non-CIS Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

A. a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

B. a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Non-CIS Securities pursuant to an offer made under Section 275 of the SFA except:

A. to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

B. where no consideration is or will be given for the transfer;

C. where the transfer is by operation of law;

D. as specified in Section 276(7) of the SFA; or

as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Japan. The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law). The notes have not been and will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland. The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of notes.

Dubai. This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. They must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and the accompanying prospectus nor taken steps to verify the information set forth therein and has no responsibility for the prospectus supplement and the accompanying prospectus. The notes to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement and the accompanying prospectus, you should consult an authorized financial advisor.

Australia. No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act.

Further, any equity shares issued on conversion of the notes must not be offered for sale in Australia in the period of 12 months after the date of issue of those equity shares except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes or equity shares must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. They do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS

Certain legal matters regarding the validity of the notes will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois (a partnership which includes professional corporations). The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Navistar International Corporation and subsidiaries as of October 31, 2016 and 2015, and for each of the years in the three-year period ended October 31, 2016 and management’s assessment of the effectiveness of internal control over financial reporting as of October 31, 2016, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement. This prospectus supplement incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K (including any exhibits included with such items)):

•	our Annual Report on Form 10-K for fiscal year ended October 31, 2016, as filed with the SEC on December 20, 2016;

•	the portions of our Proxy Statement, as filed with the SEC on December 21, 2016, that are incorporated by reference into our 2016 Annual Report; and

•	our Current Report on Form 8-K, as filed with the SEC on November 22, 2016.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit to such Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus supplement and prior to the completion of the offering under this prospectus supplement. The information contained in any such document will be considered part of this prospectus supplement from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request a copy of any of these documents at no cost (other than exhibits unless such exhibits are specifically incorporated by reference) by writing or telephoning us at the following address and telephone number: Navistar International Corporation, 2701 Navistar Drive, Lisle, Illinois 60532, Attention: Investor Relations; Telephone: (331) 332-2143.

SELECTED CONSOLIDATING FINANCIAL DATA

We have included elsewhere in this prospectus supplement supplemental financial operating data of our manufacturing operations with our financial services operations set forth on an after tax equity basis of accounting. We have included this supplemental financial and operating data to assist prospective investors in understanding our Core manufacturing business and in evaluating an investment in the notes. The manufacturing operations financial information represents non-GAAP financial measures. These non-GAAP financial measures should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP that have been included or incorporated by reference in this prospectus supplement. The following tables provide reconciliations of these non-GAAP financial measures to our equivalent GAAP financial measures for each of the periods presented in this prospectus supplement. We have reconciled these non-GAAP financial measures by adding the results of our financial services operations, making the necessary adjustments to eliminate certain inter-company transactions between our manufacturing operations and financial services operations and adjusting for reclassifications. Certain of our subsidiaries in our manufacturing operations have debt outstanding with our financial services operations.

	Fiscal year ended October 31, 2016
	Manufacturing operations	Financial services operations	Adjustments	Consolidated statement of operations
(in millions)
Sales of manufactured products	$7,976	$—	$—	$7,976
Financial revenues	—	235	(100)	135

Sales and revenue, net	7,976	235	(100)	8,111

Costs of products sold	6,812	—	—	6,812
Restructuring charges	10	—	—	10
Asset impairment charges	27	—	—	27
Selling, general and administrative expenses	723	81	(2)	802
Engineering and product development costs	247	—	—	247
Interest expense	256	80	(9)	327
Other expense (income), net	39	(26)	(89)	(76)

Total costs and expenses	8,114	135	(100)	8,149
Equity in income of non-consolidated affiliates	6	—	—	6

Income (loss) before equity income from financial services operations and income taxes	(132)	100	—	(32)
Equity income from financial services operations	67	—	(67)	—

Income (loss) from continuing operations before income taxes	(65)	100	(67)	(32)
Income tax benefit (expense)	—	(33)	—	(33)

Income (loss) from continuing operations	(65)	67	(67)	(65)
Income (loss from discontinued operations, net of tax	—	—	—	—

Net income (loss)	(65)	67	(67)	(65)
Less: Income attributable to non-controlling interests	32	—	—	32

Net income (loss) attributable to Navistar International Corporation	$(97)	$67	$(67)	$(97)

	Fiscal year ended October 31, 2015
	Manufacturing operations	Financial services operations	Adjustments	Consolidated statement of operations
(in millions)
Sales of manufactured products	$9,995	$—	$—	$9,995
Financial revenues	—	241	(96)	145

Sales and revenue, net	9,995	241	(96)	10,140

Costs of products sold	8,670	—	—	8,670
Restructuring charges	75	1	—	76
Asset impairment charges	30	—	—	30
Selling, general and administrative expenses	820	91	(3)	908
Engineering and product development costs	288	—	—	288
Interest expense	243	74	(10)	307
Other expense (income), net	76	(23)	(83)	(30)

Total costs and expenses	10,202	143	(96)	10,249
Equity in income of non-consolidated affiliates	6	—	—	6

Income (loss) before equity income from financial services operations and income taxes	(201)	98	—	(103)
Equity income from financial services operations	71	—	(71)	—

Income (loss) from continuing operations before income taxes	(130)	98	(71)	(103)
Income tax expense	(24)	(27)	—	(51)

Income (loss) from continuing operations	(154)	71	(71)	(154)
Income (loss) from discontinued operations, net of tax	3	—	—	3

Net income (loss)	(151)	71	(71)	(151)
Less: Income attributable to non-controlling interests	33	—	—	33

Net income (loss) attributable to Navistar International Corporation	$(184)	$71	$(71)	$(184)

	Fiscal year ended October 31, 2014
	Manufacturing operations	Financial services operations	Adjustments	Consolidated statement of operations
(in millions)
Sales of manufactured products	$10,653	$—	$—	$10,653
Financial revenues	—	232	(79)	153

Sales and revenue, net	10,653	232	(79)	10,806

Costs of products sold	9,534	—	—	9,534
Restructuring charges	41	1	—	42
Asset impairment charges	182	1	—	183
Selling, general and administrative expenses	888	95	(4)	979
Engineering and product development costs	331	—	—	331
Interest expense	245	71	(2)	314
Other expense (income), net	94	(33)	(73)	(12)

Total costs and expenses	11,315	135	(79)	11,371
Equity in income of non-consolidated affiliates	9	—	—	9

Income (loss) before equity income from financial services operations and income taxes	(653)	97	—	(556)
Equity income from financial services operations	63	—	(63)	—

Income (loss) from continuing operations before income taxes	(590)	97	(63)	(556)
Income tax benefit (expense)	8	(34)	—	(26)

Income (loss) from continuing operations	(582)	63	(63)	(582)
Income from discontinued operations, net of tax	3	—	—	3

Net income (loss)	(579)	63	(63)	(579)
Less: Income attributable to non-controlling interests	40	—	—	40

Net income (loss) attributable to Navistar International Corporation	$(619)	$63	$(63)	$(619)

	Fiscal year ended October 31, 2016
	Manufacturing operations	Financial services operations	Adjustments	Consolidated statement of cash flows
(in millions)
Other Financial Data:
Capital expenditures	$114	$2	$—	$116
Depreciation and amortization	175	50	—	225
Net cash provided by (used in) operating activities	56	431	(220)	267
Net cash provided by (used in) investing activities	3	(70)	—	(67)
Net cash provided by (used in) financing activities	(203)	(370)	220	(353)

	Fiscal year ended October 31, 2015
	Manufacturing operations	Financial services operations	Adjustments	Consolidated statement of cash flows
(in millions)
Other Financial Data:
Capital expenditures	$111	$4	$—	$115
Depreciation and amortization	231	50	—	281
Net cash provided by (used in) operating activities	98	73	(125)	46
Net cash provided by (used in) investing activities	346	(30)	—	316
Net cash provided by financing activities	63	(90)	125	98

	Fiscal year ended October 31, 2014
	Manufacturing operations	Financial services operations	Adjustments	Consolidated statement of cash flows
(in millions)
Other Financial Data:
Capital expenditures	$87	$1	$—	$88
Depreciation and amortization	287	45	—	332
Net cash used in operating activities	(319)	24	(41)	(336)
Net cash provided by (used in) investing activities	112	(187)	—	(75)
Net cash provided by (used in) financing activities	(59)	197	41	179

PROSPECTUS

$2,000,000,000

Navistar International Corporation

Debt Securities

Common Stock

Preferred Stock

Preference Stock

Depositary Shares

Warrants

Purchase Contracts

Units

Subscription Rights

We may offer and sell, from time to time, in one or more offerings, any combination of the following types of securities:

•	debt securities, in one or more series, which may be senior debt securities or subordinated debt securities and secured debt securities or unsecured debt securities, in each case consisting of notes or other evidences of indebtedness;

•	warrants to purchase debt securities;

•	shares of our common stock;

•	warrants to purchase common stock;

•	shares of our preferred stock;

•	warrants to purchase preferred stock;

•	shares of our preference stock;

•	depositary shares;

•	purchase contracts;

•	units;

•	subscription rights; or

•	any combination of these securities.

Our principal operating subsidiary, Navistar, Inc., may guarantee some or all of our debt securities. The securities will have an aggregate initial offering price of up to $2,000,000,000 or an equivalent amount in U.S. dollars if any securities are denominated in a currency other than U.S. dollars. The securities may be offered separately or together in any combination and as separate series.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. Before investing, you should carefully read this prospectus and any related prospectus supplement, including any document incorporated or deemed incorporated by reference into this prospectus or any prospectus supplement. The prospectus supplements may also add, update or change information contained in this prospectus.

Shares of our common stock are traded on the New York Stock Exchange, which we refer to as NYSE, under the symbol “NAV.” If we decide to list or seek a listing for any other securities, the related prospectus supplement will disclose the exchange or market on which the securities will be listed or where we have made an application for listing, as applicable.

Investing in our securities involves risks. You should refer to “Risk Factors” beginning on page 5 of this prospectus and the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission incorporated by reference in this prospectus and the applicable prospectus supplement and carefully consider that information before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 5, 2016.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information contained or incorporated by reference in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement (including any information incorporated by reference therein). You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

Unless the context indicates otherwise, as used in this prospectus: (i) “the Company,” “us,” “we,” “our” and “Navistar” refer to Navistar International Corporation and its consolidated subsidiaries, including its principal operating subsidiary, Navistar, Inc., and, to the extent applicable, their respective predecessors; (ii) “NIC” refers to Navistar International Corporation, exclusive of its subsidiaries; (iii) “NFC” refers to Navistar Financial Corporation, a wholly-owned finance subsidiary of Navistar, Inc.; (iv) “North America” refers to the United States, Canada and Mexico; (v) “our common stock” refers to the common stock, par value $0.10 per share, of NIC; and (vi) “this prospectus” refers to this prospectus and any applicable prospectus supplement.

Our fiscal year ends on October 31. Our fiscal years are identified in this prospectus according to the calendar year in which they end. For example, our fiscal year that ended on October 31, 2015 is referred to as “fiscal 2015.” All references to a particular year that is not preceded with the word “fiscal” refer to the calendar year.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance therewith file periodic reports, proxy statements and other information with the SEC. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement, including the exhibits thereto, and any prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K (including any exhibits included with such items)):

•	our Annual Report on Form 10-K for the fiscal year ended October 31, 2015 filed with the SEC on December 17, 2015, including the information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed with the SEC on December 22, 2015;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2016, April 30, 2016 and July 31, 2016 filed with the SEC on March 8, 2016, June 7, 2016 and September 8, 2016, respectively;

•	our Current Reports on Form 8-K filed with the SEC on November 4 and December 11, 2015 and February 12, February 29, April 22, June 2, September 6 and September 12, 2016; and

•	the description of our common stock, par value $0.10 per share, included in our Current Report on Form 8-K filed with the SEC on October 21, 2013.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K (including any exhibits included with such items), unless otherwise indicated therein) after the date of this prospectus and prior to the termination of the offerings under this prospectus. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Our Commission File Number is 001-9618.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website at http://www.navistar.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at the office of our Investor Relations, c/o Navistar International Corporation, 2701 Navistar Drive, Lisle, Illinois 60532, (331) 332-5000.

Except for the documents incorporated by reference as noted above, we do not intend to incorporate into this prospectus any of the information included on our website.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, statements regarding:

•	estimates we have made in preparing our financial statements;

•	the anticipated consummation and implementation of our recently announced strategic alliance with Volkswagen Truck & Bus;

•	our development of new products and technologies;

•	the anticipated sales, volume, demand and markets for our products and financial performance;

•	the anticipated performance and benefits of our products and technologies;

•	our ability to meet federal and state regulatory heavy-duty diesel emission standards applicable to certain of our engines as well as our ability to meet other federal, state and foreign regulatory requirements;

•	our business strategies and long-term goals and activities to accomplish such strategies and goals;

•	our ability to implement our new strategy focused on establishing a leading market position based on uptime advantage, a customer-centric culture, leading with connected vehicle offerings, providing customers with meaningful innovation and tailored solutions, and developing effective leaders at every level, and the results we expect to achieve from the implementation of our new strategy;

•	our expectations related to new product launches;

•	anticipated results from the realignment of our leadership and management structure;

•	anticipated benefits from acquisitions, strategic alliances, and joint ventures we complete;

•	our expectations and estimates relating to restructuring activities, including restructuring and integration charges and timing of cash payments related thereto, and operational flexibility, savings, and efficiencies from such restructurings;

•	our expectations relating to the possible effects of anticipated divestitures and closures of businesses;

•	our expectations relating to our cost-reduction actions and actions to reduce discretionary spending;

•	our expectations relating to our ability to service our long-term debt;

•	our expectations relating to our retail finance receivables and retail finance revenues;

•	our expectations and estimates relating to our used truck inventory;

•	our anticipated costs relating to the implementation of our emissions compliance strategy and other product modifications that may be required to meet other federal, state, and foreign regulatory requirements;

•	liabilities resulting from environmental, health and safety laws and regulations;

•	our anticipated capital expenditures;

•	our expectations relating to payments of taxes;

•	our expectations relating to warranty costs;

•	our expectations relating to interest expense;

•	our expectations relating to impairment of goodwill and other assets;

•	costs relating to litigation matters;

•	estimates relating to pension plan contributions and unfunded pension and postretirement benefits;

•	trends relating to commodity prices; and

•	anticipated trends, expectations, and outlook relating to matters affecting our financial condition or results of operations.

These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “intend,” “belief,” “estimate,” “plan,” “likely,” “will,” “should,” or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed in or indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. Forward-looking statements speak only as of the date they were made. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause or contribute to differences in our future financial results include those discussed in Item 1A, Risk Factors, included within (i) our Annual Report on Form 10-K for the year ended October 31, 2015, which was filed with the SEC on December 17, 2015, and (ii) our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2016, which was filed with the SEC on September 8, 2016, as well as those discussed elsewhere in this prospectus, any accompanying prospectus supplement or in any document incorporated by reference herein or therein.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of this prospectus and the documents incorporated by reference into this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.

OUR COMPANY

Overview

We are a manufacturer of International® brand commercial and military trucks, proprietary diesel engines, IC Bus™ (“IC”) brand school and commercial buses, as well as a provider of service parts for trucks and diesel engines. We also provide retail, wholesale, and lease financing for our trucks and parts.

We market our commercial products primarily through our extensive independent dealer network in North America, which offers a comprehensive range of services and other support functions to our end users. Our commercial trucks are distributed in virtually all key markets through our distribution and service network retail outlets, which is comprised, as of October 31, 2015, of 745 outlets in the U.S. and Canada and 91 outlets in Mexico. Parts are delivered to our customers either through one of our eleven regional parts distribution centers operated out of North America or through direct shipment from our suppliers. We provide certain financial services to our customers and dealers through NFC and our foreign finance operations.

We operate in four industry segments: Truck, Parts, Global Operations (collectively referred to as “manufacturing operations”), and Financial Services, which consists of NFC and our foreign finance operations (collectively referred to as “financial services operations”). Corporate contains those items that do not fit into our four segments.

A brief discussion of each of our industry segments is set forth below:

Truck Segment

The Truck segment manufactures and distributes Class 4 through 8 trucks, buses and military vehicles under the International and IC brands, along with production of proprietary engines, primarily in the North America markets that include the U.S., Canada, and Mexico. Our Truck segment also includes our truck export business under the International and IC brands as well as products that support the military truck product lines. The proprietary engines produced in North America are primarily used in our trucks and buses. The Truck segment is our largest operating segment based on total external sales and revenues.

Parts Segment

The Parts segment supports our brands of International commercial trucks, IC buses, proprietary engines, as well as our other product lines, by providing customers with proprietary products together with a wide selection of other standard truck, trailer, and engine service parts. In addition, our Parts segment includes our parts export business under the International and IC brands. We distribute service parts through the dealer network that supports our trucks and engines. The Parts segment is our second largest operating segment based on total external sales and revenues.

Global Operations Segment

The Global Operations segment includes businesses that derive their revenue from outside our core North America markets and primarily consists of the operations of our wholly-owned subsidiary, International Indústria de Motores da América do Sul Ltda. (“IIAA”) (formerly MWM International Industria De Motores Da America Do Sul Ltda. (“MWM”)). IIAA is a leader in the South American mid-range diesel engine market, manufacturing and distributing mid-range diesel engines and providing customers with additional engine offerings in the agriculture, marine, and light truck markets. Additionally, we also sell our engines to global original equipment manufacturers (“OEMs”) for various on-and-off-road applications. We offer contract manufacturing services under the MWM brand to OEMs for the assembly of their engines, particularly in South America. Additionally as part of its IIAA operations, the Global Operations segment has engine manufacturing operations in Argentina. The Global Operations segment is our third largest operating segment based on total external sales and revenues.

Financial Services Segment

The Financial Services segment provides and manages retail, wholesale, and lease financing of products sold by the Truck and Parts segments and their dealers. We also finance wholesale and retail accounts receivable. Substantially all revenues earned by the Financial Services segment are derived from supporting the sales of our vehicles and products. The Financial Services segment continues to meet the primary goal of providing and managing financing to our customers in U.S. and Mexico markets by arranging cost-effective funding sources, while working to mitigate credit losses and impaired vehicle asset values. NFC provides wholesale financing for 100% of new truck inventory sold to our dealers and distributors in the U.S. through the customary free interest period offered by Navistar, Inc. At both October 31, 2015 and 2014, NFC retained floor plan financing for approximately 84% of the dealers after the free interest period. This segment is also facilitating financing relationships in other countries to align with our global operations.

Corporate Information

Our common stock is publicly traded on the New York Stock Exchange under the symbol “NAV.” NIC is a holding company, and conducts its manufacturing operations principally through Navistar, Inc. and, to a lesser extent, through certain other wholly owned foreign and domestic subsidiaries. Our manufacturing operations are supported by our financial services subsidiaries, including NFC. NFC is a wholly owned subsidiary of Navistar, Inc.

NIC and Navistar, Inc. are corporations organized under the laws of the State of Delaware. Navistar, Inc. is the successor to the truck and engine business of International Harvester Company, which began business in 1907. The principal executive offices of NIC and Navistar, Inc. are located at 2701 Navistar Drive, Lisle, Illinois 60532, and their telephone number at this location is (331) 332-5000. NIC’s website is www.navistar.com. Our website and the information contained on that site, or connected to that site, are expressly not incorporated into and are not a part of this prospectus.

The marks “International®,” “MaxxForce®,” and “ProStar®” and our logo are registered United States trademarks of Navistar and the mark “IC Bus™” is a trademark of Navistar. All other trademarks and trade names appearing in this prospectus are the property of their respective owners.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other filings we make with the SEC. Our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of our securities offered by this prospectus for the repayment of indebtedness and/or for general corporate and working capital purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

	Nine Months Ended July 31, 2016	Fiscal Year Ended October 31,
		2015	2014	2013	2012	2011
Ratio of earnings to fixed charges	0.87	0.60	—	—	—	2.54
Earnings shortfall (in millions)	$(35)	$(131)	$(593)	$(1,031)	$(1,132)	—

Earnings (loss) represents our income (loss) before income tax benefit (expense) less net income attributable to non-controlling interests and plus dividends from non-consolidated affiliates, interest expense, debt amortization expense and the interest portion of rent expense. Fixed charges represent our capitalized interest, interest expense and debt amortization expense. For purposes of the foregoing, our income (loss) before income tax benefit (expense) excludes equity in income (loss) of non-consolidated affiliates and interest expense does not include interest expense on income tax contingencies. NIC’s management calculates the estimated interest component of rental expense as 33% of total rental expense.

Our ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated above are the same as our ratios of earnings to fixed charges set forth above because our outstanding series B preference stock and series D preference stock do not have a mandatory dividend. The series B preference stock does not have the right to receive any dividends or distributions. The series D preference stock is only entitled to receive dividends if and when declared by the board of directors in the amount of 120% of the dividend (on an as-converted basis), if any, declared on our common stock. We have not paid cash dividends on our common stock since 1980.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

The following description of the debt securities and terms of the indentures, as defined below, is a summary. It summarizes only those aspects of the debt securities and those portions of the indentures, which we believe will be most important to your decision to invest in our debt securities. You should keep in mind, however, that it is the indentures, and not this summary, which define your rights as a debtholder. There may be other provisions in the indentures which are also important to you. You should read the indentures for a full description of the terms of the debt. We will file the forms of indentures with the SEC as exhibits to our registration statement, of which this prospectus is a part. See “Where You Can Find More Information” above for information on how to obtain copies of them.

General

We may issue senior or subordinated debt securities, which will be direct, general obligations of NIC that may be secured or unsecured.

The senior debt securities will constitute part of our senior debt, will be issued under the senior debt indenture described below and will rank equally in payment with all of our other senior and unsubordinated debt, whether secured or unsecured.

The subordinated debt securities will constitute part of our subordinated debt, will be issued under the subordinated debt indenture described below and will be subordinate in right of payment to all of our “senior debt,” as defined in the indenture with respect to subordinated debt securities. The prospectus supplement for any series of subordinated debt securities or the information incorporated in this prospectus by reference will indicate the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter. Neither indenture limits our ability to incur additional senior debt, additional subordinated debt or other indebtedness.

When we refer to “debt securities” in this prospectus, we mean both the senior debt securities and the subordinated debt securities.

The debt securities may have the benefit of guarantees (each, a “guarantee”) by Navistar, Inc., our principal operating subsidiary (the “guarantor”), on a senior or subordinated basis. Unless otherwise expressly stated or the context otherwise requires, as used in this section, the term “guaranteed debt securities” means debt securities that, as described in the prospectus supplement relating thereto, are guaranteed by the guarantor pursuant to the applicable indenture.

The senior debt securities and subordinated debt securities will be governed by an indenture between us and one or more trustees selected by us. The indentures will be substantially identical, except for certain provisions including those relating to subordination, which are included only in the indenture related to subordinated debt securities. When we refer to the indenture or the trustee with respect to any debt securities, we mean the indenture under which those debt securities are issued and the trustee under that indenture.

Series of Debt Securities

We may issue multiple debt securities or series of debt securities under either indenture. This section summarizes terms of the securities that apply generally to all debt securities and series of debt securities. The provisions of each indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under that indenture, but also to “reopen” a previously issued series of debt securities and issue additional debt securities of that series. We will describe most of the financial and other specific terms of a particular series, whether it be a series of the senior debt securities or subordinated debt securities, in the prospectus supplement applicable for that series. Those terms may vary from the terms described here.

Amounts of Issuances

The indentures do not limit the amount of debt securities that may be issued under them. We may issue the debt securities from time to time in one or more series. We are not required to issue all of the debt securities of one series at the same time and, unless otherwise provided in the applicable indenture or prospectus supplement, we may reopen a series and issue additional debt securities of that series without the consent of the holders of the outstanding debt securities of that series.

Principal Amount, Stated Maturity and Maturity

Unless otherwise stated, the principal amount of a debt security means the principal amount payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount.

The term “stated maturity” with respect to any debt security means the day on which the principal amount of the debt security is scheduled to become due. The principal may become due sooner, by reason of redemption or acceleration after a default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Specific Terms of Debt Securities

The applicable prospectus supplement will describe the specific terms of the debt securities, which will include some or all of the following:

•	the title of the series and whether it is a senior debt security or a subordinated debt security;

•	any limit on the total principal amount of the debt securities of the same series;

•	the stated maturity;

•	the currency or currencies for principal and interest, if not U.S. dollars;

•	the price at which we originally issue the debt security, expressed as a percentage of the principal amount, and the original issue date;

•	whether the debt security is a fixed rate debt security, a floating rate debt security or an indexed debt security;

•	if the debt security is a fixed rate debt security, the yearly rate at which the debt security will bear interest, if any, and the interest payment dates;

•	if the debt security is a floating rate debt security, the interest rate basis; any applicable index currency or index maturity, spread or spread multiplier or initial base rate, maximum rate or minimum rate; the interest reset, determination, calculation and payment dates; the day count convention used to calculate interest payments for any period; the business day convention; and the calculation agent;

•	if the debt security is an indexed debt security, the principal amount, if any, we will pay at maturity, interest payment dates, the amount of interest, if any, we will pay on an interest payment date or the formula we will use to calculate these amounts, if any, and the terms on which the debt security will be exchangeable for or payable in cash, securities or other property;

•	if the debt security may be converted into or exercised or exchanged for common or preferred stock or other securities of the Company or debt or equity securities of one or more third parties, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion, exercise or exchange may be adjusted;

•	if the debt security is also an original issue discount debt security, the yield to maturity;

•	if applicable, the circumstances under which the debt security may be redeemed at our option or repaid at the holder’s option before the stated maturity, including any redemption commencement date, repayment date(s), redemption price(s) and redemption period(s);

•	the authorized denominations, if other than $1,000 and integral multiples of $1,000;

•	the depositary for the debt security, if other than The Depository Trust Company (“DTC”), and any circumstances under which the holder may request securities in non-global form, if we choose not to issue the debt security in book-entry form only;

•	if applicable, the circumstances under which we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and under which we can redeem the debt securities if we have to pay additional amounts;

•	whether the debt security will be guaranteed by the guarantor and, if so, to the extent the terms thereof differ from those described in this prospectus, a description of the terms of the guarantee;

•	the assets, if any, that will be pledged as security for the payment of the debt security;

•	the names and duties of any co-trustees, depositaries, authenticating agents, paying agents, transfer agents or registrars for the debt security, as applicable; and

•	any other terms of the debt security and any guarantees of the debt security, which could be different from those described in this prospectus.

Governing Law

The indentures and the debt securities (and any guarantees thereof) will be governed by New York law, without regard to conflicts of laws principles thereof.

Form of Debt Securities

We will issue each debt security only in registered form, without coupons, unless we specify otherwise in the applicable prospectus supplement. In addition, we will issue each debt security in global—i.e., book-entry—form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. References to “holders” in this section mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries.

Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to debt securities issued in global form and for which DTC acts as depositary.

Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold those interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities they purchase in definitive form. These laws may impair a holder’s ability to transfer beneficial interests in a global debt security.

We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC immediately will credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global debt security, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or has ceased to be a registered clearing agency and we do not appoint another institution to act as depositary within 90 days; or

•	we notify the trustee that we wish to terminate that global security.

Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $1,000 and multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action. Additionally, those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us as follows:

•	DTC is:

•	a limited-purpose trust company organized under the New York Banking Law,

•	a “banking organization” within the meaning of the New York Banking Law,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and

•	a “clearing agency” registered under Section 17A of the Exchange Act;

•	DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates;

•	DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations;

•	DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or “DTCC,” which is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies and DTCC is owned by the users of its regulated subsidiaries; and

•	access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The rules applicable to DTC and its participants are on file with the SEC.

Investors may hold interests in the debt securities outside the United States through the Euroclear System (“Euroclear”) or Clearstream Banking (“Clearstream”) if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. At the present time as of the date of this prospectus, JPMorgan Chase Bank, National Association will act as U.S. depositary for Euroclear, and Citibank, N.A. will act as U.S. depositary for Clearstream. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

The following is based on information furnished by Euroclear or Clearstream, as the case may be.

Euroclear has advised us that:

•	it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash;

•	Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries;

•	Euroclear is operated by Euroclear Bank S.A./ N.V., as operator of the Euroclear System (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”);

•	the Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include underwriters of debt securities offered by this prospectus;

•	indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly;

•	securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”);

•	the Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants; and

•	distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearstream has advised us that:

•	it is incorporated under the laws of Luxembourg as a professional depositary and holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates;

•	Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries;

•	as a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute;

•	Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include underwriters of debt securities offered by this prospectus;

•	indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly; and

•	distributions with respect to the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

We have provided the descriptions herein of the operations and procedures of Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of Euroclear and Clearstream and are subject to change by them from time to time. Neither we, any underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact Euroclear or Clearstream or their respective participants directly to discuss these matters.

Secondary market trading between Euroclear participants and Clearstream participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures. Euroclear participants and Clearstream participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the securities settled during such processing, will be reported to the relevant Euroclear participants or Clearstream participants on that business day. Cash received in Euroclear or Clearstream as a result of sales of securities by or through a Euroclear participant or a Clearstream participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Redemption or Repayment

If there are any provisions regarding redemption or repayment applicable to a debt security, we will describe them in your prospectus supplement.

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Mergers and Similar Transactions

We are generally permitted under the indenture for the relevant series to merge or consolidate with another corporation or other entity. We are also permitted under the indenture for the relevant series to sell all or substantially all of our assets to another corporation or other entity. With regard to any series of debt securities, however, we may not take any of these actions unless all the following conditions, among other things, are met.

•	If the successor entity in the transaction is not NIC, the successor entity must expressly assume our obligations under the debt securities of that series and the indenture with respect to that series. The successor entity may be organized and existing under the laws of the United States, any State thereof or the District of Columbia.

•	Immediately after the transaction, no default under the debt securities of that series has occurred and is continuing. For this purpose, “default under the debt securities of that series” means an event of default with respect to that series or any event that would be an event of default with respect to that series if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under “—Default, Remedies and Waiver of Default.”

If the conditions described above are satisfied with respect to the debt securities of any series, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell all or substantially all of our assets to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control of NIC but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.

If we sell all or substantially all of our assets, we will be released from all our liabilities and obligations under the debt securities of any series and the indenture with respect to that series.

Subordination Provisions

Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior debt, as defined in the subordinated debt indenture, including all debt securities we have issued and will issue under the senior debt indenture.

The subordinated debt indenture defines “senior debt” as:

•	our indebtedness under or in respect of our credit agreement, whether for principal, interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not the claim for such interest is allowed as a claim in such proceeding), capital lease obligations, deferred purchase price of property obligations, reimbursement obligations, fees, commissions, expenses, indemnities, dividends, hedging obligations or other amounts; and

•	any other indebtedness permitted under the terms of that indenture, unless the instrument under which such indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the subordinated debt securities.

Notwithstanding the foregoing, “senior debt” will not include: (i) equity interests; (ii) any liability for taxes; (iii) any trade payables; (iv) any indebtedness subordinated or junior to other indebtedness or other obligation; or (v) any indebtedness incurred in violation of the subordinated debt indenture.

We may modify the subordination provisions, including the definition of senior debt, with respect to one or more series of subordinated debt securities. Such modifications will be set forth in the applicable prospectus supplement.

The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior debt has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets;

•	(a) in the event and during the continuation of any default in the payment of principal, premium or interest on any senior debt beyond any applicable grace period or (b) in the event that any event of default with respect to any senior debt has occurred and is continuing, permitting the holders of that senior debt (or a trustee) to accelerate the maturity of that senior debt, whether or not the maturity is in fact accelerated (unless, in the case of (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b); or

•	in the event that any subordinated debt securities have been declared due and payable before their stated maturity.

If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior debt.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.

The subordinated debt indenture allows the holders of senior debt to obtain a court order requiring us and any holder of subordinated debt securities to comply with the subordination provisions.

Defeasance, Covenant Defeasance and Satisfaction and Discharge

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee funds or government securities, or if so provided in the applicable prospectus supplement, obligations other than government securities, sufficient to make payments on any series of debt securities on the dates those payments are due and payable and other specified conditions are satisfied, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of such series and all obligations of the guarantor, if any, of such debt securities will also be discharged with respect to the guarantee of such debt securities (“legal defeasance”); or

•	we will be discharged from any covenants we make in the applicable indenture for the benefit of such series and the related events of default will no longer apply to us (“covenant defeasance”).

If we defease any series of debt securities, the holders of such securities will not be entitled to the benefits of the indenture, except for our obligations to register the transfer or exchange of such securities, replace stolen, lost or mutilated securities or maintain paying agencies and hold moneys for payment in trust. In case of covenant defeasance, our obligation to pay principal, premium and interest on the applicable series of debt securities will also survive.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the applicable series of debt securities to recognize gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

Upon the effectiveness of defeasance with respect to any series of guaranteed debt securities, the guarantor of the debt securities of such series shall be automatically and unconditionally released and discharged from all of its obligations under its guarantee of the debt securities of such series and all of its other obligations under the applicable indenture in respect of the debt securities of that series, without any action by the Company, the guarantor or the trustee and without the consent of the holders of any debt securities.

In addition, we may satisfy and discharge all our obligations under the indenture with respect to debt securities of any series, other than our obligation to register the transfer of and exchange debt securities of that series, provided that we either:

•	deliver all outstanding debt securities of that series to the trustee for cancellation; or

•	all such debt securities not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and in the case of this bullet point, we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity or applicable redemption date.

Default, Remedies and Waiver of Default

Unless otherwise specified in the applicable prospectus supplement, when we refer to an event of default with respect to any series of debt securities, we mean any of the following:

•	we do not pay the principal or any premium on any debt security of that series when due at its stated maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

•	we do not pay interest on any debt security of that series within 30 days after the due date;

•	we fail to comply with our obligations under the merger covenant;

•	we fail to comply for 60 days after notice with the other agreements contained in the indenture, which notice must be sent by the trustee or the holders of at least 25% in principal amount of the relevant series of debt securities;

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to us occur; or

•	if the applicable prospectus supplement states that any additional event of default applies to the series, that event of default occurs.

We may change, eliminate, or add to the events of default with respect to any particular series or any particular debt security or debt securities within a series, as indicated in the applicable prospectus supplement.

If you are the holder of a subordinated debt security, all the remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under “—Subordination Provisions.”

Except as otherwise specified in the applicable prospectus supplement, if an event of default has occurred with respect to any series of debt securities and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of all debt securities of that series then outstanding may declare the entire principal amount of the debt securities of that series to be due immediately. Except as otherwise specified in the applicable prospectus supplement, if the event of default occurs because of events in bankruptcy, insolvency or reorganization relating to the Company, the entire principal amount of the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder.

Each of the situations described above may result in an acceleration of the stated maturity of the affected series of debt securities. Except as otherwise specified in the applicable prospectus supplement, if the stated maturity of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities of that series may cancel the acceleration for the entire series.

If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the relevant indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the relevant indenture at the request of any holders unless the holders offer the trustee protection satisfactory to it from loss, liability or expense. These majority holders may also direct the trustee in performing any other action under the relevant indenture with respect to the debt securities of that series.

Except as otherwise specified in the applicable prospectus supplement, before a holder may take steps to enforce its rights or protect its interests relating to any debt security, all of the following must occur:

•	the holder must give the trustee written notice that an event of default has occurred with respect to the debt securities of the series, and the event of default must not have been cured or waived;

•	the holders of at least 25% in principal amount of all debt securities of the series must request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

•	during those 60 days, the holders of a majority in principal amount of the debt securities of the series must not have given the trustee directions that are inconsistent with such request.

Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Waiver of Default. Except as otherwise specified in the applicable prospectus supplement, the holders of a majority in principal amount of the debt securities of any series may by notice to the trustee waive an existing default and its consequences for all debt securities of that series except (i) a default in the payment of the principal of or interest on a debt security (ii) a default arising from the failure to redeem or purchase any debt security when required pursuant to the indenture or (iii) a default in respect of a provision that under the indenture cannot be amended without the consent of each securityholder affected. If a waiver occurs, the default is deemed cured, but no such waiver shall extend to any subsequent or other default or impair any consequent right.

Annual Information about Defaults to the Trustee. We will furnish each trustee every year a certificate indicating whether the signers thereof know of any default that occurred in the previous year.

Modifications and Waivers

Changes Requiring Each Holder’s Approval. Except as otherwise specified in the applicable prospectus supplement, we, along with the guarantor, if applicable, and the trustee, may amend the indentures or the debt securities with the written consent of the holders of at least a majority in principal amount of the debt securities then outstanding. However, without the consent of each securityholder affected thereby, an amendment or waiver may not, except as otherwise specified in the applicable prospectus supplement:

•	reduce the amount of debt securities whose holders must consent to an amendment;

•	reduce the rate of, or extend the time for payment of, the interest on any debt security;

•	reduce the principal of or change the stated maturity on any debt security;

•	reduce the amount payable upon redemption of any debt security or change the time at which any debt security may be redeemed as described in the applicable indenture;

•	permit redemption of a debt security if not previously permitted;

•	change the currency of any payment on a debt security;

•	impair the right of any holder of a debt security to receive payment of principal of and interest on such holder’s debt security on or after the due dates thereof or to institute suit for the enforcement of any payment on or with respect to such holder’s debt security;

•	change the amendment provisions which require each holder’s consent or in the waiver provisions;

•	change the ranking or priority of any debt security that would adversely affect the securityholders; or

•	change or release, other than in accordance with the indenture, any subsidiary guaranty that would adversely affect the securityholders.

Changes Not Requiring Approval. We, along with the guarantor, if applicable, and the trustee, may amend the indentures or the debt securities without notice to or consent of any securityholder:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption by a successor corporation of the obligations of the Company or the guarantor under the indenture;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities (provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Code);

•	to add guarantees with respect to the debt securities, including any subsidiary guaranties, or to secure the debt securities;

•	to add to the covenants of the Company or the guarantor for the benefit of the holders of the debt securities or to surrender any right or power conferred upon the Company or the guarantor;

•	to make any change that does not adversely affect the rights of any holder of the debt securities;

•	to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939, as amended; or

•	to make any amendment to the provisions of the indenture relating to the transfer and legending of debt securities; provided, however, that (a) compliance with the indenture as so amended would not result in debt securities being transferred in violation of the Securities Act of 1933, as amended (the “Securities Act”) or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer debt securities.

Modification of Subordination Provisions. We may not amend the indenture related to subordinated debt securities to alter the subordination of any outstanding subordinated debt securities without the written consent of each holder of senior debt then outstanding who would be adversely affected (or the group or representative thereof authorized or required to consent thereto pursuant to the instrument creating or evidencing, or pursuant to which there is outstanding, such senior debt). In addition, we may not modify the subordination provisions of the indenture related to subordinated debt securities in a manner that would adversely affect the subordinated debt securities of any one or more series then outstanding in any material respect, without the consent of the holders of a majority in aggregate principal amount of all affected series then outstanding, voting together as one class (and also of any affected series that by its terms is entitled to vote separately as a series, as described below).

Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or any debt securities or request a waiver.

Changes Requiring Majority Approval. Any other change to a particular indenture and the debt securities issued under that indenture would require the following approval:

•	if the change affects only particular debt securities within a series issued under the applicable indenture, it must be approved by the holders of a majority in principal amount of such particular debt securities; or

•	if the change affects debt securities of more than one series issued under the applicable indenture, it must be approved by the holders of a majority in principal amount of all debt securities of all such series affected by the change, with all such affected debt securities voting together as one class for this purpose and such affected debt securities of any series potentially comprising fewer than all debt securities of such series, in each case, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series. This means that modification of terms with respect to certain securities of a series could be effectuated without obtaining the consent of the holders of a majority in principal amount of other securities of such series that are not affected by such modification.

Special Rules for Action by Holders

Only holders of outstanding debt securities of the applicable series will be eligible to take any action under the applicable indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction with respect to debt securities of that series. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. Any debt securities owned by us or any of our affiliates or surrendered for cancellation or for payment or redemption of which money has been set aside in trust are not deemed to be outstanding. Any required approval or waiver must be given by written consent.

In some situations, we may follow special rules in calculating the principal amount of debt securities that are to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity.

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under either indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee sets a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities.

Form, Exchange and Transfer

If any debt securities cease to be issued in registered global form, they will be issued only in fully registered form, without interest coupons and, unless we indicate otherwise in the applicable prospectus supplement, in denominations of $1,000 and integral multiples of $1,000.

Holders may exchange their debt securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. Holders may not exchange debt securities for securities of a different series or having different terms, unless permitted by the terms of that series and described in the applicable prospectus supplement.

Holders may exchange or transfer their debt securities at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated debt securities at that office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring and replacing debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities.

If we have designated additional transfer agents for a debt security, they will be named in the applicable prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities of any series are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

If a debt security is issued as a global debt security, only DTC or other depositary will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security.

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the applicable prospectus supplement.

Payments

We will pay interest, principal and other amounts payable with respect to the debt securities of any series to the holders of record of those debt securities as of the record dates and otherwise in the manner specified below or in the prospectus supplement for that series.

We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.

We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds—i.e., funds that become available on the day after the check is cashed.

Alternatively, if a non-global debt security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Guarantees

The debt securities of any series may be guaranteed by the guarantor. However, the applicable indenture governing the debt securities will not require that the guarantor guarantee any series of debt securities. As a result, a series of debt securities may or may not have any guarantor.

If NIC issues a series of guaranteed debt securities, a description of some of the terms of guarantees of those debt securities will be set forth in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the guarantor of the debt securities of such series will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest, if any, on each debt security of such series, all in accordance with the terms of such debt securities and the applicable indenture.

Notwithstanding the foregoing, unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will contain provisions to the effect that the obligations of the guarantor under its guarantees and such indenture shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of the guarantor, result in the obligations of the guarantor under such guarantee and such indenture not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, there can be no assurance that, notwithstanding such limitation, a court would not determine that a guarantee constituted a fraudulent conveyance or fraudulent transfer under applicable law. If that were to occur, the court could void the guarantor’s obligations under that guarantee, subordinate that guarantee to other debt and other liabilities of the guarantor or take other action detrimental to holders of the debt securities of the applicable series, including directing the holders to return any payments received from the guarantor.

Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will (i) provide that, upon the sale or disposition (by merger or otherwise) of the guarantor, (x) if the transferee is not an affiliate of NIC, the guarantor will automatically be released from all obligations under its guarantee of such debt securities or (y) otherwise, the transferee (if other than NIC) will assume the guarantor’s obligations under its guarantee of such debt securities and (ii) permit us to cause the guarantee of such debt securities to be released at any time if we satisfy such conditions, if any, as are specified in the prospectus supplement for such debt securities.

The applicable prospectus supplement relating to any series of guaranteed debt securities will specify other terms of the applicable guarantees.

If the applicable prospectus supplement relating to a series of our senior debt securities provides that those senior debt securities will have the benefit of a guarantee by the guarantor, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the unsubordinated and unsecured obligation of the guarantor and will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of the guarantor.

Any guarantee of any debt securities will be effectively subordinated to all existing and future secured indebtedness of the guarantor, including any secured guarantees of other Company debt, to the extent of the value of the collateral securing that indebtedness. Consequently, in the event of a bankruptcy, or similar proceeding with respect to the guarantor that has provided a guarantee of any debt securities, the holders of the guarantor’s secured indebtedness will be entitled to proceed directly against the collateral that secures that secured indebtedness and such collateral will not be available for satisfaction of any amount owed by the guarantor under its unsecured indebtedness, including its guarantees of any debt securities, until that secured debt is satisfied in full. Unless otherwise provided in the applicable prospectus supplement, the indenture will not limit the ability of the guarantor to incur secured indebtedness.

If the applicable prospectus supplement relating to a series of our subordinated debt securities provides that those subordinated debt securities will have the benefit of a guarantee by the guarantor, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the subordinated and unsecured obligation of the guarantor and, in addition to being effectively subordinated to secured debt of the guarantor, will be subordinated in right of payment to all of the guarantor’s existing and future senior indebtedness, including any guarantee of the senior debt securities, to the same extent and in the same manner as the subordinated debt securities are subordinated to our senior debt. See “—Subordination Provisions” above.

Paying Agents

We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. We will specify in the applicable prospectus supplement for each debt security the initial location of each paying agent for that debt security. We must notify the trustee of changes in the paying agents.

Notices

Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Our Relationship With the Trustee

The prospectus supplement for any debt security will describe any material relationships we may have with the trustee with respect to that debt security.

The same financial institution may initially serve as the trustee for our senior debt securities and subordinated debt securities. Consequently, if an actual or potential event of default occurs with respect to any of these securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939, as amended. In that case, the trustee may be required to resign under one or more of the indentures, and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

DESCRIPTION OF OUR CAPITAL STOCK

The following is a general description of the terms and provisions of our capital stock and is based upon our amended and restated certificate of incorporation (“certificate of incorporation”), our amended and restated bylaws (“bylaws”), and applicable provisions of law, in each case as currently in effect on the date of this prospectus. The following description is only a summary of the material provisions of our capital stock, the certificate of incorporation and bylaws and does not purport to be complete and is qualified in its entirety by reference to the provisions of the certificate of incorporation and bylaws. Our certificate of incorporation and bylaws have been filed as exhibits to the registration statement of which this prospectus is a part and are incorporated by reference into this prospectus. See “Where You Can Find More Information.” We urge you to read the certificate of incorporation and bylaws because those documents, not this description, define your rights as holders of our common equity.

Overview

Our authorized capital stock consists of 260 million shares, of which 220 million shares are designated as common stock, with a par value of $0.10 per share, 30 million shares are designated as preferred stock, with a par value of $1.00 per share and 10 million shares are designated as preference stock, with a par value of $1.00 per share.

Common Stock

The authorized common stock consists of 220 million shares, of which 81,618,151 shares were issued and outstanding and 5,206,057 shares were held in treasury at September 5, 2016.

As of September 5, 2016, we had reserved for issuance: (i) approximately 7.0 million shares of our common stock under our various stock option plans, stock discount purchase plans and other award plans for officers, employees and directors, of which options to purchase approximately 4.4 million shares were outstanding; and (ii) 21,932 shares issuable upon the conversion of our series D preference stock.

Dividend Rights and Restrictions. Holders of common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefor, provided that, so long as any shares of preferred stock and preference stock are outstanding, no dividends (other than dividends payable in common stock) or other distributions (including purchases) may be made with respect to the common stock unless full cumulative dividends, if any, on the shares of preferred stock and preference stock have been paid. Under the DGCL, dividends may only be paid out of surplus or out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year, and no dividend may be paid on common stock at any time during which the capital of outstanding preferred stock or preference stock exceeds our net assets.

Voting Rights. Holders of shares of our common stock are entitled to one vote for each share for the election of directors and on any question arising at any shareowners meeting. The United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”), as holder of the series B preference stock, is entitled to elect one member to our board of directors. See “—Preferred Stock and Preference Stock.”

Liquidation Rights. In the event of the voluntary or involuntary dissolution, liquidation or winding up of us, holders of common stock are entitled to receive after satisfaction in full of the prior rights of creditors (including holders of our indebtedness) and holders of preferred stock and preference stock, all of our remaining assets available for distribution.

Miscellaneous. The holders of common stock are not entitled to preemptive, redemption or subscription rights. Computershare Investor Services is the transfer agent and the registrar for the common stock.

Listing. Our common stock is traded on the New York Stock Exchange under the symbol “NAV.”

Preferred Stock and Preference Stock

We are authorized to issue preferred stock and preference stock, which may be issued from time to time in one or more series upon authorization by our board of directors. The board of directors, without further approval of the shareowners, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock and preference stock. The issuance of preferred stock and preference stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to gain control of us, discourage bids for the common stock at a premium or otherwise adversely affect the market price of the common stock. We have no present plans to issue any additional series of preferred stock or preference stock.

Two series of preference stock are currently outstanding. Three million shares of convertible junior preference stock, series D are authorized, of which 70,182 shares were outstanding as of September 5, 2016. At that date, one share of nonconvertible junior preference stock, series B was authorized and outstanding and was held by the UAW.

Series D Preference Stock. Holders of shares of series D preference stock are entitled to receive accrued dividends, if any, if and when declared by the board of directors, in the amount of 120 percent of the dividend (on an as-converted basis) declared on common stock, other than a dividend payable solely in shares of common stock. Holders of series D preference stock have the right at their option to convert shares of the series D preference stock into shares of common stock at any time at a conversion rate of 0.3125 of a share of common stock for each share of series D preference stock, subject to adjustment in certain events. The series D preference stock is redeemable at any time, in whole or in part, at our option upon at least 30 days’ advance written notice at the price of $25 per share plus accrued dividends. Generally, holders of series D preference stock do not have any voting powers, except as provided by law and except that holders of at least two-thirds of the number of shares outstanding must approve any adverse amendment, alteration or repeal of the preferences, special rights or powers of series D preference stock. Before any distribution to holders of common stock or of any other of our stock ranking junior upon liquidation to the series D preference stock upon any liquidation, dissolution or winding up of us, holders of the series D preference stock are entitled to receive $25 per share plus accrued dividends.

Series B Preference Stock. In connection with a 1993 restructuring of our post-retirement health care and life insurance benefits pursuant to a settlement agreement, the UAW was issued the series B preference stock. As the holder of the series B preference stock, the UAW is entitled to elect one member of our board of directors until such time as we have fully funded our liability under the health care and life insurance benefits program (subject to such right revesting if such funding later falls below 85% of the fully funded amount). The series B preference stock is not transferable by the UAW, does not have any voting rights other than as described above or as required by law, does not have the right to receive dividends or distributions and is redeemable for a nominal price at such time as the UAW has not been entitled to elect a director for five consecutive years.

Certain Certificate of Incorporation and By-laws Provisions; Certain Provisions of Delaware Law

General. Certain provisions of our certificate of incorporation and by-laws could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors. We are also subject to Section 203 of the DGCL. As described above under “—Preferred Stock and Preference Stock,” the ability of the board of directors to issue so-called “flexible” preferred stock may also have an anti-takeover effect.

Board Vacancies. A majority of the remaining directors elected by the holders of common stock then in office (and not shareowners), though less than a quorum, is empowered to fill any vacancy on the board of directors. Notwithstanding the foregoing, the certificate of incorporation provides that whenever the holders of any one or more classes or series of preferred stock or preference stock issued by us have a preference over the common stock as to dividends or upon liquidation have the right, voting separately by class or series, to elect directors (such as the holder of the series B preference stock), the number, election, term of office, filling of vacancies, terms of removal and other features of such directorships are governed by the terms relating to such rights.

Special Meetings of Shareowners; Action by Written Consent. The certificate of incorporation provides that no action may be taken by shareowners except at an annual or special meeting of shareowners, and prohibits action by written consent in lieu of a meeting. Our by-laws provide that special meetings of shareowners may be called only by the chairman of the board and the chief executive officer or by the board of directors. This provision will make it more difficult for shareowners to take action opposed by the board of directors.

Advance Notice Procedures Our by-laws include an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on both the date of the required written notice and the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring such business before the meeting.

Certain Provisions of Delaware Law. We are governed by the provisions of Section 203 of the DGCL. In general, the law prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. “Business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation’s voting stock.

DESCRIPTION OF DEPOSITARY SHARES

The following description of the depositary shares and the terms of the deposit agreement is a summary. It summarizes only those aspects of the depositary shares and those portions of the deposit agreement that we believe will be most important to your decision to invest in our depositary shares. You should keep in mind, however, that it is the deposit agreement, and not this summary, which defines your rights as a holder of depositary shares. There may be other provisions in the deposit agreement that are also important to you. You should read the deposit agreement for a full description of the terms of the depositary shares.

The particular terms of the depositary shares offered by any prospectus supplement and the extent to which the general provisions described below may apply to such depositary shares will be outlined in the applicable prospectus supplement.

General

We may choose to offer from time to time fractional interests in our debt securities and shares of our common stock, preferred stock or preference stock. If we do so, we will issue fractional interests in our debt securities, common stock, preferred stock or preference stock, as the case may be, in the form of depositary shares. Each depositary share would represent a fractional interest in a security of a particular series of debt securities, a fraction of a share of common stock, a fraction of a share of a particular series of preferred stock or a fraction of a share of a particular series of preference stock, as the case may be, and would be evidenced by a depositary receipt.

We will deposit the debt securities, and shares of common stock, preferred stock and preference stock represented by depositary shares under a deposit agreement between us and a depositary which we will name in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share you will be entitled, in proportion to the applicable fraction of a debt security or share of common stock, preferred stock or preference stock represented by the depositary share, to all the rights and preferences of the debt security, common stock, preferred stock or preference stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

Interest, Dividends and Other Distributions

The depositary will distribute all payments of interest, cash dividends or other cash distributions received in respect of the debt securities, common stock, preferred stock or preference stock, as the case may be, in proportion to the numbers of the depositary shares owned by the applicable holders on the relevant record date. The depositary will distribute only an amount, however, that can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the record holders of depositary shares entitled to it, unless the depositary determines that it is not feasible to make the distribution. If this happens, the depositary may, with our approval, sell the property and distribute the net sale proceeds to the holders. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights that we offer to holders of the preferred stock will be made available to the holders of depositary shares.

Redemption of Depositary Shares

If we redeem a debt security, common stock or a series of preferred stock or preference stock represented by depositary shares, the depositary shares will be redeemed from the redemption proceeds received by the depositary. The depositary will mail notice of redemption not less than 30, and not more than 60, days before the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary’s books. The redemption price for each depositary share will be equal to the applicable fraction of the redemption price for each debt security or share of common stock, preferred stock or preference stock, as the case may be, payable in relation to the redeemed series of debt securities, common stock, preferred stock or preference stock. Whenever we redeem debt securities or shares of common stock, preferred stock or preference stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing, as the case may be, fractional interests in the debt securities or shares of common stock, preferred stock or preference stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the cash, securities or other property payable upon the redemption and any cash, securities or other property to which the holders of the redeemed depositary shares were entitled upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

The amount distributed in any of the foregoing cases will be reduced by any amount required to be withheld by us or the depositary on account of any taxes.

Exercise of Rights under the Indentures or Voting the Common Stock, Preferred Stock or Preference Stock

Upon receipt of notice of any meeting at which you are entitled to vote, or of any request for instructions or directions from you as holder of fractional interests in debt securities, common stock, preferred stock or preference stock, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder’s depositary shares or how to vote the amount of the common stock, preferred stock or preference stock represented by that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the debt securities, common stock, preferred stock or preference stock, as the case may be. The depositary will endeavor, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the amount of the common stock, preferred stock or preference stock, as the case may be, represented by the depositary shares in accordance with those instructions. We will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from giving instructions or directions with respect to your fractional interests in the debt securities or voting shares of the common stock, preferred stock or preference stock, as the case may be, if it does not receive specific instructions from you.

Amendment and Termination of the Deposit Agreement

We may enter into an agreement with the depositary at any time to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, the holders of a majority of the depositary shares must approve any amendment which materially and adversely alters the rights of the existing holders of depositary shares. We or the depositary may terminate the deposit agreement only if (a) all outstanding depositary shares issued under the agreement have been redeemed or (b) a final distribution in connection with any liquidation, dissolution or winding up has been made to the holders of the depositary shares.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to resign, and we may at any time remove the depositary. Any resignation or removal will take effect when a successor depositary has been appointed and has accepted the appointment. Such appointment must occur within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required or otherwise determine to furnish to holders of debt securities, common stock, preferred stock or preference stock, as the case may be.

We and the depositary will not be liable under the deposit agreement to you other than for our gross negligence, willful misconduct or bad faith. Neither we nor the depositary will be liable if we or the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our and the depositary’s obligations under the deposit agreement will be limited to performance in good faith of our respective duties under the agreement. We and the depositary will not be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities, common stock, preferred stock or preference stock, as the case may be, unless a satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or shares of common stock, preferred stock or preference stock, as the case may be, for deposit, you or other persons believed to be competent and on documents which we and the depositary believe to be genuine.

DESCRIPTION OF WARRANTS

The following description of the warrants and terms of the warrant agreement is a summary. It summarizes only those aspects of the warrants and those portions of the warrant agreement which we believe will be most important to your decision to invest in our warrants. You should keep in mind, however, that it is the warrant agreement and the warrant certificate relating to the warrants, and not this summary, which defines your rights as a warrantholder. There may be other provisions in the warrant agreement and the warrant certificate relating to the warrants which are also important to you. You should read these documents for a full description of the terms of the warrants.

General

We may issue warrants to purchase debt or equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include, but are not limited to, the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the terms of any mandatory or optional redemption provisions relating to the warrants;

•	the terms of any right we have to accelerate the exercise of the warrants upon the occurrence of certain events;

•	if the warrants will be sold with any other securities, the date, if any, on and after which those warrants and any other securities will be transferable;

•	the identity of the warrant agent;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants which may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the prospectus supplement relating to the warrants, unless otherwise specified in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the prospectus supplement relating to the warrants. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the debt or equity securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue from time to time purchase contracts, including contracts obligating holders to purchase from us and obligating us to sell to the holders, debt securities, shares of common stock, preferred stock or preference stock, or other securities that may be sold under this prospectus at a future date or dates, as the case may be. The consideration payable upon settlement of the purchase contracts, as well as the principal amount of debt securities or number of shares of common stock, preferred stock, preference stock or other securities deliverable upon settlement, may be fixed at the time the purchase contracts are issued or may be determined by a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including U.S. treasury securities, in each case, securing the holders’ obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and such payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner and, in certain circumstances, we may deliver newly issued prepaid purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original purchase contract.

The applicable prospectus supplement will describe the terms of any purchase contracts or purchase units and, if applicable, prepaid securities. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts or purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued.

DESCRIPTION OF UNITS

We may issue from time to time units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

DESCRIPTION OF SUBSCRIPTION RIGHTS

This section describes the general terms of the subscription rights to purchase common stock or other securities that we may offer to stockholders using this prospectus. The following description is only a summary and does not purport to be complete. You must look at the applicable forms of subscription agent agreement and subscription certificate for a full understanding of all terms of any series of subscription rights. The forms of the subscription agent agreement and the subscription certificate will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Subscription rights may be issued independently or together with any other security and may or may not be transferable. As part of the rights offering, we may enter into a standby underwriting or other arrangement under which the underwriters or any other person would purchase any securities that are not purchased in such rights offering. If we issue subscription rights, they may be governed by a separate subscription agent agreement that we will sign with a bank or trust company, as rights agent, that will be named in the applicable prospectus supplement. The rights agent will act solely as our agent and will not assume any obligation to any holders of rights certificates or beneficial owners of rights.

In general, a right entitles the holder to purchase for cash a specific number of shares of common stock or other securities at a specified exercise price. The rights are normally issued to stockholders as of a specific record date, may be exercised only for a limited period of time and become void following the expiration of such period. If we determine to issue subscription rights, we will accompany this prospectus with a prospectus supplement that will describe, among other things:

•	the record date for stockholders entitled to receive the rights;

•	the number of shares of common stock or other securities that may be purchased upon exercise of each right;

•	the exercise price of the rights;

•	whether the rights are transferable;

•	the period during which the rights may be exercised and when they will expire;

•	the steps required to exercise the rights;

•	the price, if any, for the subscription rights;

•	the number of subscription rights issued;

•	the terms of the shares of common stock or shares of preferred stock or depositary shares;

•	the extent to which the subscription rights are transferable;

•	if applicable, the material terms of any standby underwriting or other arrangement entered into by us in connection with the offering of subscription rights;

•	the other terms of the subscription rights, including the terms, procedures and limitations relating to the exercise of the subscription rights;

•	whether the rights include “oversubscription rights” so that the holder may purchase more securities if other holders do not purchase their full allotments;

•	whether we intend to sell the shares of common stock or other securities that are not purchased in the rights offering to an underwriter or other purchaser under a contractual “standby” commitment or other arrangement; and

•	any applicable United States federal income tax considerations.

If fewer than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell any series of debt securities, common stock, preferred stock, preference stock, depository shares, warrants, purchase contracts and units being offered directly to one or more purchasers, through agents, to or through underwriters or dealers, or through a combination of any such methods of sale. The distribution of the securities may be effected from time to time in one or more transactions at fixed prices, which may be changed, at market prices prevailing at the time of sale, in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, at prices related to prevailing market prices or at negotiated prices. We may offer and sell securities from time to time to certain of our pension plans. The prospectus supplement will set forth the terms of the offering, including the names of any underwriters, dealers or agents, the purchase price of such securities and the proceeds to us from such sale, any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price and any discounts or concessions allowed or paid to dealers or any securities exchange on which such securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Any discounts, concessions or commissions received by underwriters or agents and any profits on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters to purchase the offered securities will be subject to certain conditions precedent, and such underwriters will be obligated to purchase all such securities, if any are purchased. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may also sell securities upon the exercise of rights that may be distributed to security holders.

Under certain circumstances, we may repurchase offered securities and reoffer them to the public as set forth above. We may also arrange for repurchase and resale of such offered securities by dealers.

We may also offer and sell securities, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms referred to as remarketing firms, acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters under the Securities Act in connection with the securities they remarket.

We may authorize underwriters, dealers or other persons acting as agents for them to solicit offers by certain institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we must approve such institutions. The obligations of any purchaser under any such contract will be subject to the conditions that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

In connection with the offering of securities, we may grant to the underwriters an option to purchase additional securities to cover over-allotments at the initial public offering price, with an additional underwriting commission, as may be set forth in the accompanying prospectus supplement. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

The securities may be a new issue of securities that have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Such securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of trading markets for any securities.

We may indemnify agents, underwriters, dealers and remarketing firms against certain liabilities, including liabilities under the Securities Act, or our agents, underwriters, dealers and remarketing firms may be entitled to contribution with respect to payments that such parties may be required to make in respect thereof. Our agents, underwriters, dealers and remarketing firms, or their affiliates, may be customers of, engage in transactions with or perform other services for us, in the ordinary course of business.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

LEGAL MATTERS

Kirkland & Ellis LLP (a partnership that includes professional corporations), Chicago, Illinois will issue an opinion about certain legal matters with respect to the securities offered hereby. Any underwriters or agents will be advised about other issues relating to any offering by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Navistar International Corporation and subsidiaries as of October 31, 2015 and 2014, and for each of the years in the three-year period ended October 31, 2015 and management’s assessment of the effectiveness of internal control over financial reporting as of October 31, 2015, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of October 31, 2015 expressed an opinion that Navistar International Corporation had not maintained effective internal control over financial reporting as of October 31, 2015, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states: A material weakness related to the lack of controls designed to validate the proper classification of warranty claims data, including type of warranty coverage and product/component, which is used to determine the warranty accrual and expense, has been identified and included in management’s assessment.

$200,000,000

Navistar International Corporation

8.25% Senior Notes due 2021

PROSPECTUS    SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch

Goldman, Sachs & Co.

J.P. Morgan

Co-Manager

Citigroup

                , 2017